 As filed with the Securities and Exchange Commission on January 14, 2000 File
                               No. 333-89593
This Registration Statement is a post-effective amendment to File No. 333-17635
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                   FORM SB-2

                             (Amendment No. 2)
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                           VIRTUAL COMMUNITIES, INC.
                 (Name of small business issuer in its charter)
                                --------------

           Delaware                            7371                 95-4491750
    (State or jurisdiction         (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)   Classification Code Number)  Identification No.)

      589 Eighth Avenue, 7th Floor              Avi Moskowitz, President
        New York, New York 10018              589 Eighth Avenue, 7th Floor
             (212) 931-8600                     New York, New York 10018
                                                     (212) 931-8600
    (Address and telephone number of
      principal executive offices        (Name, address and telephone number of
    and principal place of business)               agent for service)
                                --------------
                                   Copies to:
                              Gary N. Jacobs, Esq.
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                      2121 Avenue of the Stars, Suite 1800
                             Los Angeles, CA 90067
                                 (310) 553-3000

   Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                      Amount             Proposed        Proposed
                                                        of               maximum          maximum        Amount of
             Title of each class of              securities to be     offering price     aggregate      registration
          securities to be registered               registered         per share(1)  offering price(1)     fee(2)
--------------------------------------------------------------------------------------------------------------------
Common stock...................................   1,794,335 shares(3)   $3.172(4)     $ 5,691,630.62(4)      $0
Units consisting of one share of common stock
 and one class B warrant(5)....................         500,000            6.50           3,250,000           0
Common stock(6)................................     500,000 shares         8.75           4,375,000           0
Units consisting of one share of common stock,
 one class A warrant and one class B
 warrant(7)....................................         120,000            6.00            720,000            0
Units consisting of one share of common stock
 and one class B warrant(8)....................         120,000            6.50            780,000            0
Common stock(9)................................     240,000 shares         8.75           2,100,000           0
TOTAL..........................................                                       $16,916,630.62         $0
====================================================================================================================
                                                                                      (See footnotes following page)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(2) Pursuant to Rule 457(a), the registrant has previously paid a registration fee of $5,953 based on a bona fide estimate of the maximum offering price in connection with the filing of its registration statement on Form SB-2, filed with the Commission on October 22, 1999, of which this registration statement is a pre-effective amendment. The number of securities offered has not been increased by this pre-effective amendment.

(3) The number of shares of the registrant's common stock to be registered in connection with the exercise of outstanding warrants of Virtual Communities, Inc., the registrant's predecessor company, has been determined based upon (a) the sum of outstanding warrants to purchase 1,558,936 shares of the predecessor company's common stock, and (b) the exchange ratio of 1.151 shares of the registrant's common stock for each share of the predecessor company's common stock underlying the warrants.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Pursuant to Rule 457(g), with respect to the shares of registrant's common stock being issued upon exercise of the warrants, the maximum offering price per share is $3.172, the average of the bid and asked price of a share of the registrant's common stock reported on the NASDAQ SmallCap Market on December 29, 1999, and the maximum aggregate offering price is the product of $3.172 and 1,794,335, the maximum number of shares of common stock expected to be issued upon exercise of the warrants.

(5) Issuable upon exercise of 500,000 certain outstanding class A warrants.

(6) Issuable upon exercise of the class B warrants underlying the 500,000 class A warrants.

(7) Issuable upon exercise of the unit purchase options.

(8) Issuable upon exercise of the class A warrants underlying the unit purchase options.

(9) Issuable upon exercise of the class B warrants underlying the unit purchase options.

                                EXPLANATORY NOTE

   This Registration Statement covers the registration of the following securities of Virtual Communities, Inc., a Delaware corporation:

  . up to 1,794,335 shares of common stock issuable upon exercised certain outstanding warrants of the registrant's predecessor company assumed by the registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 2, 1999, as amended. Pursuant to the merger agreement, the registrant's predecessor company Virtual Communities, Inc. merged with and into a wholly owned subsidiary of the registrant, and the holders of outstanding warrants of the predecessor company are entitled to exercise those warrants after the effective time of the merger for that number of shares of the registrant's common stock that such holders would have received in the merger if the shares of the predecessor company's common stock underlying their warrants were held by them at the effective time of the merger. At the effective time of the merger, there were outstanding warrants to purchase 1,558,936 shares of the predecessor company's common stock, and the exchange ratio in the merger was 1.151 shares of the registrant's stock for each outstanding share of the predecessor company's common stock. Accordingly, the registrant has assumed the obligation to issue up to 1,794,335 shares of its common stock on exercise of the outstanding warrants of the predecessor company.

  . 500,000 redeemable class B warrants issuable upon exercise of certain outstanding redeemable class A warrants, and 1,000,000 shares of common stock issuable upon the exercise of such class A and class B warrants. These class A and class B warrants are the "Selling Securityholder Warrants" and "Selling Securityholder Class B Warrants" referred to in the company's Registration Statement on Form SB-2 (File No. 333-17635), filed with the SEC on February 11, 1997. The company has determined to register the issuance of these class B warrants and shares of common stock in lieu of maintaining the effectiveness of that Registration Statement with respect to such warrants and shares.

  . 120,000 units issuable upon exercise of certain outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable Class B warrant, 120,000 class B warrants issuable upon the exercise of the class A warrants, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants.

   Pursuant to Rule 429 under the Securities Act, this registration statement is also a post-effective amendment to the registrant's registration statement on Form SB-2 (File No. 333-17635), with respect to 1,380,000 units consisting of one share of common stock and one redeemable class B warrant, and 2,760,000 shares of common stock underlying the class B warrants registered thereby.

PROSPECTUS

                           VIRTUAL COMMUNITIES, INC.
                  (formerly HEURISTIC DEVELOPMENT GROUP, INC.)

                        1,794,335 shares of common stock

                    500,000 redeemable class B warrants and
             500,000 shares of common stock issuable upon exercise
                 of outstanding redeemable class A warrants and
 500,000 shares of common stock issuable upon exercise of the class B warrants

            120,000 units consisting 120,000 shares of common stock,
                    120,000 redeemable class A warrants and
                      120,000 redeemable class B warrants
  and 120,000 class B warrants issuable upon exercise of the class A warrants, and 360,000 shares of common stock issuable upon exercise
                      of the class A and class B warrants

                               ----------------

         Investment in these securities involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.

                               ----------------

   Our common stock, our outstanding class A warrants and our outstanding class B warrants trade on the Nasdaq SmallCap Market under the symbols VCIX, VCIXW and VCIXZ, respectively. Our outstanding units offered in our 1997 initial public offering trade on the Nasdaq SmallCap Market under the symbol VCIXU.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   Pursuant to Exemption Application 91/99 filed by Heuristic Development Group, Inc., the Israeli Securities Authority decided, on May 30, 1999, in accordance with their authority under Section 41 of the Israel Securities Law, 5728-1968, to exempt Heuristic Development Group, Inc. from publishing a prospectus approved by the Authority, with respect to the offering of securities of Heuristic Development Group, Inc.

             The date of this prospectus is January 13, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary..................................................................    1
Risk Factors.............................................................    4
The Offering.............................................................   18
Use of Proceeds..........................................................   20
Dividend Policy..........................................................   20
The Company..............................................................   21
Directors and Executive Officers.........................................   43
Share Ownership of Management and Certain Stockholders...................   50
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   52
Financial Statements.....................................................   61
Pro Forma Financial Statements...........................................   62
Notes to Pro Forma Financial Statements..................................   66
Related Party Transactions...............................................   68
Description of Securities................................................   70
Indemnification and Insurance............................................   72
Legal Matters............................................................   72
Experts..................................................................   72
Where You Can Find More Information......................................   73
APPENDIX A--Heuristic Development Group Financial Statements for the year ending December 31, 1998 and for the period from July 20, 1994 through
 December 31, 1998 ......................................................  A-1
APPENDIX B--Heuristic Development Group Financial Statements for the
 period ending September 30, 1999 and for the period from July 20, 1994 through September 30, 1999 .............................................  B-1
APPENDIX C--Virtual Communities, Inc. Consolidated Financial Statements
 for the year ending December 31, 1998...................................  C-1
APPENDIX D--Virtual Communities, Inc. Condensed Interim Consolidated
 Financial Statements for the period ending September 30, 1999...........  D-1

                                    SUMMARY

   This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which we refer. Together, these documents will give you a more complete description of the transactions we are proposing.

Virtual Communities, Inc.

   Our company is the product of a merger consummated October 29, 1999, in which Virtual Communities, Inc. merged with and into a wholly owned subsidiary of Heuristic Development Group, Inc., our predecessor company.

   Prior to the merger, under the name Heuristic Development Group, we were a development stage company originally organized to research, develop, design and market fitness-related products. Due to disappointing acceptance of our primary product, the IntelliFit System, we decided to pursue a strategy of acquisition of an existing company--culminating in the merger with Virtual Communities, Inc.

   Virtual Communities, Inc., was organized in 1996 to develop, acquire and operate online communities on the Web that aggregate and publish various news, media and entertainment content targeted to specific ethnic groups. After the merger, we changed our name to Virtual Communities, Inc., to reflect that our primary business is now the development and acquisition of online communities and related services.

   We currently operate five online communities: Virtual Jerusalem, Virtual Holyland, Virtual Ireland, Virtual Italy and Virtual India. We also recently began offering online community design and development services to Web site publishers including content publishing software and interactive components to attract and retain visitors to a community.

   Our principal executive offices are located at 589 8th Avenue, 7th Floor, New York, NY 10018, telephone (212) 931-8600. Information contained on our Web site does not constitute a part of this prospectus.

The Offering

   This prospectus relates to our offering of the following securities:

  . 1,794,335 shares of our common stock to be issued to holders of outstanding warrants issued by the former Virtual Communities, Inc. upon exercise of those warrants.

  . 500,000 redeemable class B warrants issuable upon exercise of outstanding redeemable class A warrants, and 1,000,000 shares of our common stock issuable upon exercise of those class A and class B warrants. We issued these class A warrants in 1997 in connection with our initial public offering.

  . 120,000 units issuable upon exercise of outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable class B warrant, together with an aggregate of 360,000 shares or our common stock issuable on exercise of the class A and class B warrants included in these units.

   See "THE OFFERING" and "DESCRIPTION OF SECURITIES."

                                ----------------

   We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. The information contained in this prospectus speaks only as of our date unless the information specifically indicates that another date applies.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table shows the financial results actually achieved by each of Heuristic Development Group, Inc. and Virtual Communities, Inc. (the "historical" figures), as well as the results as if the companies had been combined for the period shown (the "pro forma combined" figures) under the following circumstances: (1) that no Virtual Communities, Inc. shareholder dissents from the merger and (2) that the maximum of 7% of Virtual Communities, Inc. shareholders dissent from the merger. You should not assume that we would have achieved the combined pro forma results if Heuristic Development Group, Inc. and Virtual Communities, Inc. had actually been combined during the periods shown.

   The nine months' historical figures for 1999 for both companies are unaudited, but we each believe that our figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for that period. You should not assume that the results for a portion of 1999 will be repeated in later periods.

        Selected Historical and Pro Forma Data as of September 30, 1999
                          (U.S. Dollars in thousands)

                          Heuristic    Virtual      Pro Forma      Pro Forma
                         Development Communities,   Equivalent     Equivalent
                         Group, Inc.     Inc.     (No dissenting (7% dissenting
                         Historical   Historical     shares)        shares)
                         ----------- ------------ -------------- --------------
Total assets............    2,737        1,146         3,398          2,298
Cash and cash
 equivalents............    2,377          102         2,244          1,144
Total liabilities.......      102        2,608         2,460          2,460
Shareholders equity.....    2,635       (1,462)          938           (162)
Net loss................     (572)      (2,978)       (3,035)        (3,035)

Comparative per share information

   The following table sets forth unaudited data concerning the net loss, dividends and book value per share for Heuristic Development Group, Inc. and Virtual Communities, Inc. on a pro forma basis after giving effect to the merger.

                            No dissenting shares         7% dissenting shares
                         ---------------------------- ----------------------------
                          Nine Months                  Nine Months
                             Ended        Year Ended      Ended        Year Ended
                         September 30,   December 31, September 30,   December 31,
                             1999            1998         1999            1998
                         -------------   ------------ -------------   ------------
Net loss per weighted
 average common share
 (basic and diluted)....       (0.22)          (0.17)       (0.23)          (0.19)
Weighted average common
 shares outstanding.....  14,075,382      14,201,440   13,202,249      13,328,307
Dividends declared per
 share..................         --              --           --              --
Book value per share at
 end of period(l),(2)...        0.07(3)          N/A         0.01(4)          N/A

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.

(2) The information is not presented for the year ended December 31, 1998, as a pro forma balance sheet was not prepared as of this date.

(3) Gives effect to the issuance of approximately 12,473,326 shares of Heuristic Development Group, Inc. common stock to the Virtual Communities, Inc. shareholders in connection with the merger assuming no Virtual Communities, Inc. shareholder dissents to the merger.

(4) Gives effect to the issuance of approximately 11,600,193 shares of Heuristic Development Group, Inc. common stock to the Virtual Communities, Inc. shareholders in connection with the merger assuming 7% of Virtual Communities, Inc. shareholders dissent to the merger.

   The following tables set forth data concerning the historical net income
(loss), dividends and book value per share for Heuristic Development Group, Inc. and Virtual Communities, Inc..

Heuristic Development Group, Inc. historical per share data

                                    Nine Months Ended        Year Ended
                                      September 30,         December 31,
                                   --------------------  --------------------
                                     1999       1998       1998       1997
                                   ---------  ---------  ---------  ---------
Net loss per weighted average
 common share (basic and
 diluted).........................     (0.36)     (0.49)     (0.59)     (0.91)
Weighted average common shares
 outstanding...................... 1,602,056  1,749,234  1,728,114  1,581,160
Dividends declared per share......       --         --         --         --
Book value per share at end of
 period(l)........................      1.64       2.00       1.83        2.5

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.

Virtual Communities, Inc. historical per share data

                                    Nine Months Ended        Year Ended
                                      September 30,         December 31,
                                   --------------------  --------------------
                                     1999       1998       1998       1997
                                   ---------  ---------  ---------  ---------
Net loss per weighted average
 common share (basic and diluted)      (0.35)     (0.17)     (0.19)     (0.35)
Weighted average common shares
 outstanding...................... 8,523,409  5,469,441  7,372,636  3,190,824
Dividends declared per share......       --         --         --         --
Book value per share at end of
 period(1)........................     (0.17)     (0.17)     (0.09)     (0.22)

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our stock could decline, and you may lose all or part of your investment.

                  We face risks associated with our operations

We have a limited operating history and cannot predict the viability of our online communities and Web site design and development business.

   Virtual Communities, Inc., the company with whom we recently merged and whose Web-based business is now our primary business, was founded in August 1996, merged with us in October 1999 and has a limited operating history. You should consider the risks and difficulties frequently encountered by companies like us, an early stage company involved in acquiring, operating and developing online communities and Web site design and development. These risks include:

  . the level of use and consumer acceptance of the online community model, and thus our ability to attract users and registrants;

  .  our failure to continue to develop, operate or acquire future Web sites;

  . our inability to attract or retain Web site design and development clients;

  . our inability to integrate our own technology and know-how with licensed technology in both the development and maintenance of our own Web sites and our clients' Web sites; and

  . our failure to anticipate and adapt to a developing demographic market or the Internet industry.

We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

   For the year ended December 31, 1998 and the nine months ended September 30, 1999, Virtual Communities, Inc. generated revenues of $819,000 and $613,000, respectively, and had an accumulated deficit of $5,904,000 as of September 30, 1999. To date, neither Virtual Communities nor Heuristic Development Group, Inc., our predecessor companies, have been profitable on either a quarterly or an annual basis, and we expect to incur net losses in the future. We expect our operating expenses to increase significantly, especially in the areas of sales and marketing, the development of future communities, and the expansion of our Web site design and development business, and, as a result, we will need to increase our revenue substantially to become profitable. If our revenue does not grow as expected or increases in our expenses are not in line with our forecasts, we will continue to incur net losses.

Our operating results depend on advertising revenues that could be affected by cancellation of key contracts and decreases in Web site traffic.

   Historically, we derived a material portion of our revenue from the sale of advertisements on our Web sites. For the year ended December 31, 1998 and the nine months ended September 30, 1999, advertising revenue represented 62% and 49% of our total revenue, respectively. A majority of our revenue will come from advertising contracts that are usually six to twelve months in length and are often cancelable upon three months notice. That means our quarterly revenue is a function of the contracts we will attract and/or retain within the quarter and our ability to adjust spending in light of any revenue shortfalls. To date, the advertising revenue from our Web sites comes from a small group of customers whose composition periodically changes. For example, during the year ended December 31, 1998 and the nine months ended September 30, 1999, the five largest advertisers accounted for approximately 51% and 21% of the total advertising revenue, respectively. As a result, the cancellation of even a small number of these advertising contracts could affect our operating results.

   Advertising revenue is also linked to the level of traffic on our Web sites, so if traffic is less than the level expected by our advertising customers, our advertising revenue could be adversely affected. Under most advertising contracts, we guarantee our advertisers a minimum number of impressions on our Web sites. Reduced traffic on these Web sites would cause us to fall short in meeting this minimum requirement and, as a result, we may be required to extend the length of time that an advertiser may advertise on our Web sites without a concurrent increase in advertising revenue. This kind of extension would reduce the availability of space for other advertisers, which would lead to a reduction in advertising revenue.

   It is uncertain whether Web advertising will continue to grow at a rate that will support our revenue projections. The Internet as a marketing and advertising medium has not been available for a sufficient period of time to gauge our effectiveness as compared with traditional media. Many of our advertisers have only limited experience with the Web as a sales and advertising medium. In general, advertisers have not yet devoted a significant portion of their advertising budgets to Web based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1997, a report by Jupiter Communications states that advertising on the Web represented less than 0.5% of overall advertising revenue in the United States according to industry sources.

   If our advertising revenues fall below the expectations of securities analysts and investors, the market price of our shares will likely decline.

If our capital is insufficient to promote our business and we cannot obtain needed financing, we will not be able to promote our Web sites, exploit acquisition opportunities and remain competitive.

   Since our current revenues are insufficient to pay for our current operating expenses, following the merger, we will depend on additional investments to fund our existing and future operations as well as to execute our acquisition and business plans, launch additional Web sites and expand our marketing and sales efforts. We think that our available cash is sufficient to support our current operations through February 15, 2000, and therefore we need to raise additional funds to maintain and develop our position in the marketplace. We estimate that it costs approximately $250,000 to launch a new online community and $200,000, $400,000 and $550,000 to support an online community during our first, second and third years of operations, respectively. Approximately half of these amounts are used for marketing purposes. It may be difficult or impossible for us to obtain financing on favorable terms. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of our current stockholders. Also, if we issue new securities they may have rights senior to the rights of our common stock. If we cannot obtain needed financing, we will be unable to execute our business plans and may be forced to liquidate our assets or file for bankruptcy.

Our independent auditors have expressed doubt over our ability to continue as a going concern.

   The report of independent public accountants on our December 31, 1998 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a net capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are substantially dependent on one online community for our revenues.

   While we currently operate five online communities (virtualjerusalem.com, virtualholyland.com, virtualireland.com, virtualitaly.com and virtualindia.com), approximately 99% of our revenues are generated directly or indirectly from virtualjerusalem.com. Although we plan to market and develop our other online communities and launch or acquire additional communities, we cannot assure you that we will successfully complete these plans, or if we complete these plans, that these communities will generate significant revenues. Our inability to complete these plans or generate substantial revenue from other sources would have a material adverse effect on our ability to generate revenue.

   Our business model also relies on our plan to develop a community building business for third parties and our ability to provide content management systems and interactive elements for prospective clients. We have sold only one such system to date. Our inability to market and sell our community building services could adversely affect our ability to increase revenues.

Changes in the political and economic stability of the State of Israel could adversely affect our operations.

   One of our subsidiary companies, Virtual Communities Israel Ltd., which is integral to our success, is located in the State of Israel. In addition, a significant number of our content partners and some of our advertisers are based in Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Any military or terrorist action or threat or other significant hostilities involving Israel, the interruption or curtailment of trade between Israel and our present trading partners or a significant downturn in the economy or financial conditions in Israel could have a material adverse effect on our ability to operate our business. Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Recently, the Israeli economy experienced recessionary trends, including growing unemployment and a general decline in economic activity. If such trends continue in 1999, they may have a material adverse effect on our business, financial condition and results of operations.

   In addition, since the establishment of the State of Israel in 1948, significant hostilities exist, varying in degree and intensity, between Israel and some Arab countries. Although Israel entered into various agreements with some Arab countries and the Palestine Liberation Organization, and various declarations were signed to resolve some of the economic and political problems in the Middle East, we cannot predict if a full resolution of these problems will be achieved, or the form of any resolution. Furthermore, all non-exempt male adult permanent residents of Israel under the age of 50, including certain of our employees, are obligated to perform military reserve duty and are subject to being called into active duty under emergency circumstances. While we operated despite these conditions in the past, we cannot predict the likelihood of emergency circumstances occurring in the future or the impact of these conditions on our operations in the future.

Our plans to create or acquire additional Web communities with international community content are subject to risks that could adversely affect our ability to operate our business and expand internationally.

   Our plans to create or acquire additional Web communities with international community content, and our plans to form strategic and joint venture relationships in other parts of the world, will increase our exposure to other risks and problems inherent in international operations, including:

  . the impact of recessions in economies outside the United States and Israel;

  . greater difficulty in accounts receivable collections;

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing, maintaining effective communications and managing foreign operations due to distance, language and cultural barriers or otherwise;

  . reduced protection for intellectual property rights;

  . political and economic instability;

  . the introduction of the Euro; and

  . fluctuations in currency exchange rates.

   Some or all of the above factors could have a material adverse effect on our ability to expand our business into international markets. In addition, even if our future plans are successful, we cannot be certain that our investment in establishing operations in other countries will produce the desired levels of revenue.

Any failure of our network infrastructure could adversely effect our operations.

   Our success depends upon the capacity, reliability and security of our networking hardware and software infrastructure. We have developed a hardware and software system that is designed for reliability, however, on isolated occasions in the past the system has been subject to isolated failures due to human error or software failure. The system integrates Web site management, network monitoring, quality assurance, transaction processing and fulfillment services. In addition, our system, which includes all of our Web sites and our servers in Israel and the United States and Israel, emphasizes extensive automation and the back-up of our Web sites using various technologies and a high degree of redundancy. The system is designed to minimize single points of failure.

   Our system, when completed in December 1999, will have 500 gigabytes of disk space, which should support over 70 million Web page views per month. We are continuing to expand and adapt our system infrastructure to keep pace with the increase in the number of users and registrants who use the free Internet services we provide. Demands on our infrastructure that exceed our current forecasts could result in technical operating difficulties with our Web sites. Any system failure that interferes with the access to our Web sites, and the use by our users and registrants of the free Internet services that we provide, could diminish the level of traffic on our Web sites. Continuing or repeated system failures could impair our reputation and brand name and reduce our e-commerce referral and advertising revenue. At present, we do not know that we will be able to scale our systems to handle a larger amount of traffic at higher transmission speeds. Further, any expansion of our network infrastructure will require substantial financial, operational and management resources, all of which could affect the results of our operations by diverting these resources from other areas of our business that we may seek to develop.

User access to, and the functionality of, our online communities are highly dependent on third parties and are vulnerable to disruptions beyond our control.

   We use our own network servers that are housed at Frontier Global Services, Inc.'s facilities in Herndon, Virginia and New York City, and at our facility in Israel. Our Web sites are connected to the Internet by Frontier Global Center in the United States and by Netvision Ltd. in Israel via multiple DS-3, OC-3, and 128Kbs links on a continuous basis. Global Center is responsible for ensuring that all of our servers have power and connectivity to the Internet. We manage and monitor our servers and network remotely from our facility in Israel and, in addition, Global Center monitors our Web sites on a continuous basis.

   Although the agreements we have with Global Center and Netvision provide us with remedies for service interruptions, we cannot assure you that we will have uninterrupted access to the Internet for our Web sites, or that our users and registrants will be able to access our Web sites.

   We are currently in discussions with Frontier Global regarding certain amounts charged by them for services provided to us. We believe that we will be able to resolve such differences in a mutually satisfactory manner, and, in any event, such differences are not material to our results of operations. However, in the event we are unable to resolve such differences, we could experience a disruption in the services provided to us by Frontier Global.

   A disruption for any reason in the Internet access provided to us by Global Center or Netvision, any interruption in the service that Global Center or Netvision receives from other providers, or any failure of Global Center or Netvision to handle higher volumes of Internet users to our Web sites could have a material adverse effect on our business, results of operations and financial condition by reducing the level of traffic on our Web sites.

   Despite precautions taken by us and by Global Center and Netvision, our system is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage.

   Our system is also vulnerable to disruptions from human error, computer viruses and attempts by hackers to penetrate our network security. Hackers have succeeded in penetrating our network security in the past, and we expect these attempts to continue from time to time. Breaches of our network security could also disrupt the operation of our Web sites and jeopardize the security of confidential information stored in our servers. We have recently started implementing "Firewall" network security in our Israel facility and at Global Center's United States facilities. "Firewall" is an industry standard product, manufactured by CheckPoint and installed for us by industry experts, that is designed to prevent unauthorized entry into network security systems.

Although we believe that Firewall will prevent unauthorized entry to our network security in most instances, we cannot assure you that computer viruses and hackers will not penetrate our systems in the future.

   Any of the events listed above could cause us interference, delays, or service interruptions and adversely affect our business and results of operations. Our success is dependent upon, among other things, our ability to deliver uninterrupted Web site service to the users and registrants of our Web sites. As a result, we must protect our computer equipment and the information stored in our servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events.

   Web site services and other services based on software and computer systems often encounter development and completion delays and the underlying software may contain undetected errors or failures. In the case of Web sites, these problems are heightened when the volume of traffic on a site increases. Such delays and errors and other electronic or telecommunications failures are generally beyond our control. In addition, we cannot assure you that errors will not be found in the software underlying our content management systems or other software that we license for use on our online communities or a Web site developed by us for a third party. These errors might include bugs in the code of standard "off the shelf" software product releases, and may result in delays in the completion or launch of one of our own communities or a community or Web site or other project that we develop on behalf of others. Other similar factors include the timing of the commercial release of particular services or products and the market acceptance thereof, unanticipated costs to cure any defect if it is subject to cure, the need to refund money paid to us or to pay for damages caused by the delay or defect.

We depend on our content partners and suppliers to attract users and registrants to our Web sites.

   Our future success depends largely on our ability to attract and maintain a large base of users and registrants because the larger our base the more likely commercial enterprises are willing to advertise and sell their products and services on our Web sites. Moreover, certain advertisers pay us based upon the number of times a registrant views a particular advertisement. The volume of users who view our Web sites and the size of our registrant base depends largely on the ability of our current and future content partners, who supply content to our Web sites and our ability to reach agreements with web service providers of interactive elements which we also use, to attract and retain users and registrants. While no single content partner is material to our operations, we may not be able to maintain or expand our base of content partners. If we are unable to obtain content from content partners, we would be unable to create significant content to attract and maintain our users and registrants and would likely lose significant advertising and other revenue.

We rely on other companies to provide Internet services for our visitors, registrants and Community Management Solutions clients.

   We rely on the following companies for the Internet services they provide to our registrants:

       Company                                 Service
       -------                                 -------
       CommTouch Software Ltd.                  E-mail and personal Web pages
       Accuweather, Inc.                        Weather
       NetGravity, Inc.                         Advertising management
       Talk City, Inc.                          Chat
       The Gilad Group--Computer Systems        Programming and development
        Integration, Ltd.
       Homestead, Inc.                          Personal Homepages
       Fairmarket, Inc.                         Auction services
       Reuters Limited                          News services and photographs
       Intershop Communications, Inc.           E-commerce software
       Screaming Media-Net, Inc.                Content Provider

   If our relationship with any of these companies were to terminate without sufficient advance notice, and we were unable to establish relationships with comparable service providers, our ability to provide Internet services to our registrants, and to operate our own Web sites and to provide such services to our Community Management Solutions clients, would be adversely affected.

The loss of Avi Moskowitz or other key personnel, or the inability to attract and retain additional, qualified personnel in both the United States and Israel, could adversely affect our ability to manage and grow our businesses.

   Our success depends to a significant degree upon the continued contributions of our executive management team, most of whom have worked together only for a short time. We do not carry key man life insurance on the lives of any of our employees except for Avi Moskowitz, our Chairman of the Board, Chief Executive Officer and President. Our success will also depend upon the continued service of our management team as well as technical, marketing and sales personnel, graphic artists and editorial staff. Although we have entered into employment contracts with all the members of our management team, including Mr. Moskowitz, all of our employees may voluntarily terminate their employment at any time.

   Our success also depends upon our ability to attract, hire and retain additional highly qualified management, technical, sales and marketing and customer support personnel both in the United States and Israel. Locating personnel with the combination of skills and attributes required to carry out our strategy is often a lengthy process and competition for qualified employees in the Internet industry, both in the United States and Israel, is intense. The loss of key personnel, or the inability to attract, hire and retain additional, qualified personnel, could have a material adverse effect on our ability to manage and grow our businesses.

Our operations could be adversely affected if our investments in our online communities do not generate a corresponding increase in net revenue.

   As the number of Web sites grows, brand and site recognition will play an increasingly important role. Establishing, developing and promoting our online communities in the face of pressures from our competitors will be critical to developing our registered user base, content and strategic partners and commercial relationships. We will be required to continue to devote substantial financial and other resources to maintaining the unique content of our online communities through:

  . Web advertising and marketing;

  . traditional media advertising campaigns in print, radio and billboards;
    and

  . providing a high quality online community experience.

   The results of our operations could be adversely affected if our investment of financial and other resources in developing and promoting our online communities does not generate a corresponding increase in net revenue, or if the expense of promoting our communities becomes excessive. Changes in the quality and type of services we offer and our character as perceived by our registered users could make our communities less attractive to our users, registrants, advertisers, content and strategic partners, all of which would have a material adverse effect on our ability to increase our registered user base and to generate revenue.

Part of our business depends on the growing demand for Web site design and development services.

   Because we are in the business of providing Web site design and development services, our future success depends, in part, on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmissions. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demand will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of our infrastructure.

   The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, and without these developments, there will be limited, if any, demand for our Web site design and development services.

Because competition in the online community business is intense, and many of our competitors have greater resources than us, our ability to maintain or improve our position in this market could be harmed.

   The market for community content aggregators on the Internet is new and rapidly evolving. Competition for registrants, consumers, users and advertisers is intense and is expected to increase over time. Barriers to entry are relatively low. Other companies that are primarily focused on creating online communities and with whom we compete are:

  . competitors to virtualjerusalem.com include: Jewish Communities On-Line
    (located at America Online), JCN (www.jcnl8.com; general commercial Jewish Web sites), Shamash (www.shamash.org; a non-profit Jewish communal network), Jewish Family & Life (www.jewishfamily.com; a general site devoted to Jewish topics published by JCN), and the Jerusalem Post (www.jpost.co.il; the online edition of the newspaper);

  . competitors to virtualholyland.com include: crosswalk.com (published by Didax, Inc.), Jesus2000.com, the Christian Broadcasting Network (www.wcbn.com), and other Web sites published by ministries and evangelists worldwide;

  . competitors to virtualireland.com include: The Irish Times
    (www.ireland.com), Local Ireland (www.local.ie; a quasi-governmental Web site financed in part by Telecom Eireann), Ask Ireland
    (www.askireland.com); published by the government of Ireland), Touchtel's tourist information site (www.goireland.com), paddynet.com, irishabroad.com and celtic.com;

  . competitors to virtualitaly.com include: DolceVita (www.dolcevita.com, a fashion and travel site), Made in Italy (www.made-in-italy.com, a travel and e-commerce site), and Virtual Italia (www.virtualitalia.com, a general Italian interest site); and

  . competitors to virtualindia.com include: Rediff on the Net
    (www.rediff.com, an India-oriented online service), India-Today (www.india-today.com, a news and cultural site) and 123india.com (www.123india.com, a news information and software site).

   We also face competition and competes for users and traffic with Web directories, search engines, shareware archives, other content Web sites, online service providers, and traditional media companies such as ABC, America Online, CBS, CNET, Excite, Infoseek, Lycos, NBC, Microsoft, Time Warner and Yahoo!. Increased competition from these and other sources could require us to respond to competitive pressures by establishing pricing, marketing and other programs, or seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain.

   Substantially all of our current advertising customers and content partners also have established collaborative relationships with some of our competitors or other Web sites. Our advertising customers might also conclude that other Internet businesses, such as search engines, commercial online services and Web sites that offer professional editorial content, are more effective sites for advertising. Moreover, we may be unable to maintain the traffic on our Web sites or sustain or increase the size of our registered user base, which would make our Web sites less attractive than those of our competitors. Any of these factors could adversely affect our ability to maintain or improve our competitive position.

We face increasing competition and competitors with longer operating histories for our Web site/community design and development services.

   We recently started offering third parties, other than our content partners, Web site design and development services that focus on creating online communities and Web site content management. The market for these services is relatively new, intensely competitive and subject to rapid technological change. We expect competition not only to persist, but also to increase. Increased competition may result in price reductions, reduced margins and loss of market share. Our competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of our potential clients. These competitors include Vignette Ltd., Interwoven, Inc. and Futuretense, Inc.

   The barriers to entry for Web site design and development and programming and development of content management systems are also relatively low, although higher than less specialized areas of Web site design and development. As a result, we expect to face additional competition from new market entrants in these businesses in the future. Since the market for these services is rapidly evolving, our competitors may be better positioned to service clients. We compete on the basis of a number of factors, including the breadth and quality of the services offered, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond our control, therefore, existing or future competitors may develop or offer services that provide significant advantages over the services offered by us.

   Many of our competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater resources. In addition to current competitors, it is likely that additional competitors will enter our markets in the future, and that many of these competitors will have substantially greater resources than us. We cannot assure you that we will be able to compete successfully in any of our current markets.

We could be liable for legal proceedings that would injure our business reputation or result in substantial damages against us.

   Our failure or inability to meet a client's expectations in the performance of Web site design and development services could injure either our or the client's business reputation or result in a claim for substantial damages regardless of our responsibility for such failure. In addition, the services we provide to our clients may include access to confidential or proprietary client information or the sublicense of software or other proprietary systems. Although we have implemented policies to prevent such client information or licenses from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. We do not currently have errors and omissions insurance.

If we cannot integrate future acquisitions into our existing operations, then we may be unable to manage our operations and expand our business.

   We have been approached from time to time to consider and evaluate potential business combinations, both involving our acquisition of other companies and potential investments in us or other business combinations. We may engage in discussions relating to similar transactions in the future. Although we expect to grow, in part, through business combinations, it is uncertain whether we will decide to enter into any transaction. If we do enter into a transaction, we cannot be certain what the terms of the transaction or our timing will be.

   Acquiring complementary businesses, products and technologies is an integral part of our business strategy. Some of the risks attendant to this acquisition strategy are:

  . difficulties and expenses of integrating the operations and personnel of acquired companies into our operations while preserving the goodwill of the acquired entity;

  . the additional financial resources that may be needed to fund the operations of acquired companies;

  . the potential disruption of our business;

  . Our management's ability to maximize our financial and strategic position by incorporating acquired technology or businesses;

  . the difficulty of maintaining uniform standards, controls, procedures and policies;

  . the potential loss of key employees of acquired companies;

  . the impairment of relationships with employees, content partners, advertisers and customers as a result of changes in management; and

  . increasing competition with other entities for desirable acquisition targets.

   Any of the above risks could prevent us from realizing significant benefits from our acquisitions

If our important strategic relationships are discontinued for any reason, our ability to generate revenue from advertising and e-commerce referrals and our ability to increase sales of our community building business would be adversely effected.

   Although our strategic relationships with our content partners and Internet services providers are a key factor in our overall business strategy, our strategic partners may not view their relationships with us as significant to their own business. There is a risk that parties with whom we have strategic alliance agreements may not perform their obligations as agreed. Our arrangements with strategic partners generally do not establish minimum performance requirements but instead rely on the voluntary efforts of our partners. In addition, most of our agreements with strategic partners may be terminated by either party with little notice. If important strategic relationships are discontinued for any reason, our ability to generate revenue from advertising and e-commerce referral revenues may be adversely affected.

                 We face risks typical of the Internet industry

Privacy concerns, government regulation and legal uncertainties could adversely affect activity on the Internet, including our Web sites.

   Laws and regulations that apply directly to communications or commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted our own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws that govern intellectual property, privacy, libel and taxation apply to the Internet. The development of laws governing these areas may decrease the growth in the use of the Internet, including our Web sites, or give rise to claims by our clients for whom we develop or design Web sites or other third parties. In addition, the growth and development of the e-commerce market may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of these laws or regulations could adversely affect our ability to generate e-commerce referral revenue.

   The Federal Communications Commission is currently reviewing our regulatory positions on data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes could have an adverse effect on our business and results of operations.

Imposition of new taxes or fees by the United States Federal government, state governments or foreign governments on Internet transactions or on the use of the Internet as a means of communication could adversely effect our advertising or e-commerce revenue.

   Imposition of sales or other taxes on sales of merchandise purchased by users of our Web sites from our strategic partners' Web sites by states or countries where these goods are shipped could have a material adverse effect on the amount of referral fees we receive from these sales. Imposition of new taxes or fees by the Federal government of the United States or by foreign governments on Internet transactions or on the use of the Internet as a means of communication could also adversely effect our advertising or e-commerce revenue.

We could be liable for online content not covered by our insurance.

   The nature and breadth of information disseminated on our Web sites could expose us to liability in various areas, including claims relating to:

  . the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

  . copyright or trademark infringement and wrongful action due to the actions of third parties;

  . use of third party content made available through our Web sites via links to our content partners or other Web sites or through content and material posted by members in chat rooms and on bulletin boards;

  . damages arising from the use or misuse of the free e-mail services that we offer; and

  . product information and reviews that we offer.

   In the past, these types of claims have been made, sometimes successfully, against online service providers and other print publications. Claims of these kinds against us would result in us incurring substantial costs and would also be a drain on our financial and other resources. If there were a sufficient number or several severe claims of this nature, we would need to implement measures to reduce our exposure and potential liability. In addition to being a drain on our resources, this may also require taking measures that could make our Web sites or services less attractive to our registrants and users. This in turn could reduce traffic on our Web sites, negatively impact the size of our registered user base, and reduce our advertising and e-commerce revenues. We carry general liability insurance in the aggregate amount of $2 million and umbrella coverage in an aggregate amount of $2 million. This coverage may be insufficient to cover expenses and losses arising in connection with any claims against us. To the extent our insurance coverage does not cover liability or expenses we incur, our financial and other resources could be strained.

Our inability to protect our intellectual property rights could adversely affect our ability to operate our businesses.

   We consider our names, logos and designs as proprietary and try to protect them under existing United States and international laws relating to protection of intellectual property. We also developed internal procedures to control access and dissemination of proprietary information. Despite our precautions, third parties may succeed in misappropriating our intellectual property or independently developing similar intellectual property. Protecting our intellectual property against infringement could result in substantial legal and other costs and could divert our limited management resources and attention from our business plans.

   Some of the technology incorporated in our Web sites, and offered to our content partners and clients of our Web site design and development services, is based on technology licensed from third parties. As we continue to introduce new services, we may need to license additional technology. If we are unable to timely license needed technology on commercially reasonable terms, we could experience delays and reductions in the quality of our services, all of which could adversely affect our business and results of operations, our reputation and the value of our proprietary information could also be adversely affected by actions of third parties to whom we license our proprietary information and intellectual property. If someone asserts a claim relating to proprietary information against us, we may seek licenses to this intellectual property. We may not, however, be able to obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could prevent or limit our ability to develop our Web sites.

Our inability to incorporate content management software from a third party into our own Web sites and those of our clients could adversely effect our ability to develop content on our own Web sites and to expand our Web site design and development business.

   In July 1999, we acquired a license to content management software for use by us in maintaining content on our own online communities. We also offer this software in the operation of the Web sites of our content partners and community-building clients. We cannot assure you that we will be able to successfully integrate this software into our own Web sites and the Web sites of our clients. If we are unable to integrate the software into our own, and our clients' Web sites, our ability to develop content on our own Web sites and to expand our Web site design and development business could be adversely affected.

A Year 2000 failure of our hardware or software systems or other systems used in conjunction with our systems could result in impairment of our service, reputation and operating results.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on our Web sites or engage in other business activities.

   Our applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We are unable to predict to what extent our business may be affected if our systems or the systems that operate in conjunction with our systems experience a material Year 2000 failure. We are also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and registrants, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

   One of the most likely worst-case scenarios for us due to a Year 2000 failure is that access to our Web sites through the Internet would be limited or impossible due to a telecommunications problem beyond our control. In such a scenario, we would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst-case scenario for us is the failure of a server to function properly due to a Year 2000 issue. We believe that such a failure could be remedied within 24 hours by our staff or the staff of our service providers.

                  We are subject to risks related to our stock

Our stock price may be highly volatile, which could result in substantial losses to investors.

   The trading price of our common stock is likely to be highly volatile due to a variety of factors, including:

  . actual or anticipated variations in quarterly operating results and changes in financial estimates by securities analysts;

  . announcements of technological innovations;

  . new products or services offered by us or our competitors;

  . conditions or trends in the advertising or e-commerce market;

  . our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments (or the absence of the same);

  . additions or departures of key personnel; and

  . sales of common stock or the exercise of our outstanding options, warrants or unit purchase options.

   In addition, the Nasdaq SmallCap Market, where many publicly held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated or disproportionate to the operating performance of these companies. These broad market and Internet industry factors may materially adversely affect the market price of our common stock, warrants, and units regardless of our actual operating performance.

Your investment in our stock may become illiquid and you may lose your entire investment.

   Under the Nasdaq Stock Market Marketplace Rules, Nasdaq requires Nasdaq SmallCap Market issuers to comply with applicable requirements for continued listing on the Nasdaq SmallCap Market. Following the completion of our recent merger with Heuristic Development Group, Nasdaq initially denied, but subsequently approved, the listing or our stock and warrants provided that we successfully raise additional capital to fund our operations by January 31, 2000. There is no assurance that we will raise such funds or that, even if we do so, we will continue to meet the continued listing requirements in the future.

   If our common stock is not quoted on the Nasdaq SmallCap Market or listed on another exchange, trading in our common stock would be covered by the Exchange Act's "penny stock" rules if our common stock is deemed a penny stock (as defined below). Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share.

   If our securities were to become subject to the regulations applicable to penny stocks, the market liquidity for these securities would be severely affected, limiting the ability of broker-dealers to sell these securities and your ability to sell our common stock in the public market.

Approximately 9,301,073 million, or 64.2%, of our total outstanding shares are restricted from immediate, but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is profitable.

   We have outstanding approximately 14,475,382 shares of common stock, based on shares outstanding as of December 15, 1999 and assuming (which assumptions shall apply to the entire discussion under this risk factor):

   1. no exercise of any of the outstanding options to purchase approximately 3,175,273 shares of Virtual Communities, Inc. common stock, the outstanding warrants to purchase approximately 2,438,955 shares of

Virtual Communities, Inc. common stock (not including warrants issued to Jesup & Lamont in connection with our recent merger), or the outstanding class A or class B warrants or unit purchase options to purchase approximately 5,620,000 shares of our common stock or outstanding warrants to purchase 160,000 shares of our common stock issued in connection with our recent private placement of common stock; and

   2. no conversion of a $150,000 loan made to us which is convertible into approximately 297,672 shares of Virtual Communities, Inc. common stock.

   Of the 14,475,382 outstanding shares, approximately 4,736,310 shares, or 32.7%, are freely tradable without restriction under the Securities Act.

   Of the remaining 9,301,073 shares outstanding, these shares will become available for resale in the public market as described below.

   Approximately 8,991,453 of these shares are subject to tiered lock-up agreements that our shareholders signed in connection with our merger with Heuristic Development. These lock-up agreements generally prohibit the sale of these shares as follows:

   Number of months after October 29, 1999        What is permitted under lock-up agreement
   ---------------------------------------        -----------------------------------------
   up to 3 months..........                  No sales.
   3-6 months..............                  Sale of up to 25% of shares held at merger closing
   6-9 months..............                  Sale of up to 50% of shares held at merger closing
   after 9 months..........                  Sale of up to 100% of shares held at merger closing.

   In addition, the remaining 309,620 restricted shares of our common stock are subject to lock-up agreements that generally prohibit the sale of these shares for six months following October 29, 1999, the completion date of the merger. Notwithstanding the foregoing, we have the discretion to release any party to the lock-up agreements from the restrictions imposed on them under compelling circumstances.

   Upon the expiration or release in whole or in part of the restrictions imposed by the lock-up agreements described above, the persons party to those agreements will be able to sell their shares subject to the restrictions imposed by the federal securities laws.

   As restrictions on resale end, the market price could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

   In addition, the majority of the holders of warrants exercisable into approximately 1,794,335 shares of our common stock are subject to the tiered lock-up agreements described above. In addition, we plan to register our options that are exercisable into approximately 3,134,254 shares of our common stock issued under our stock option plans. This registration will permit these option holders to freely trade our common stock that they receive upon exercise of their options, subject to any lock-up agreements they have signed and the restrictions imposed by the federal securities laws. Of these options, employees and directors holding 2,158,125 of these options signed lock-up agreements that generally prohibit the sale of the underlying shares for six months following the completion date of the merger.

   In September 1999, Heuristic Development Group filed a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable pursuant to outstanding options and all shares of common stock reserved for issuance under our 1996 Stock Option Plan. This registration statement became effective immediately upon filing, and shares covered by this registration statement therefore are eligible for sale in the public markets, subject to options becoming exercisable, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of December 15, 1999 there were outstanding options to purchase up to 137,000 shares of common stock that will be eligible for sale in the public market subject to becoming exercisable and the expiration of the lockup agreements.

Anti-takeover provisions in our charter could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

   Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock without the need for stockholder approval. The Board may also determine the economic and voting rights of this preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock at a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock.

The forward-looking statements made in this prospectus might prove inaccurate, resulting in a material difference between such statements and our actual results.

   Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements following the merger to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "thinks," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

                                  THE OFFERING

   This prospectus relates to our offering of the following securities:

 Shares to be issued to holders of warrants issued by Virtual Communities, Inc. prior to the merger.

   We are registering 1,794,335 shares of our common stock issuable upon the exercise of warrants of Virtual Communities, Inc., issued before our recent merger with that company. In connection with the merger, holders of outstanding warrants to purchase shares of pre-merger Virtual Communities, Inc., are entitled to exercise those warrants for that number of shares of our common stock that such holders would have received in the merger if the shares of Virtual Communities, Inc. common stock underlying their warrants were held by them at the effective time of the merger.

   At the time of the merger, there were outstanding warrants to purchase 225,113 shares of Virtual Communities, Inc. common stock at exercise prices ranging from $0.8052 to $2.10 per share. These warrants were issued to the placement agent in connection with a placement of Series A and B convertible preferred stock of pre-merger Virtual Communities, Inc. in early 1999. There were also outstanding warrants to purchase 1,333,823 shares of common stock , at exercise prices ranging from $0.30 to $2.10, issued to directors, shareholders, employees and vendors in consideration for loans granted to Virtual Communities, Inc., waivers and deferrals of compensation, guarantees of bank lines of credit and services rendered to Virtual Communities, Inc. Accordingly, the 1,794,335 shares of our common stock that we will issue to holders of the former Virtual Communities, Inc. warrants was determined by multiplying 1,558,936 (the number of shares of pre-merger common stock issuable on exercise of such warrants) times 1.151, the conversion ratio determined in accordance with the merger agreement.

   All of these warrants are currently exercisable according to their terms.

 Shares and warrants to be issued to holders of outstanding class A warrants

   In connection with our initial public offering of units in February 1997, a group of investors received 500,000 redeemable class A warrants in exchange for warrants that those investors had received in December 1996 as part of a bridge financing transaction. We are registering the securities underlying such class A warrants in the registration statement of which this prospectus is a part.

   Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until February 11, 2002. The class A and class B warrants are subject to redemption by us at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

 Units to be issued to holders of unit purchase options

   We are also registering 120,000 units issuable upon exercise of outstanding unit purchase options granted to the underwriter and finder in connection with our initial public offering in February 1997, 120,000 class B warrants issuable upon the exercise of the class A warrants included in such units, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants included in such units. Each unit purchase option entitles the holder to purchase one share of common stock, one redeemable class A warrant and one redeemable class B warrant at an exercise price of $6.00 at any time until February 10, 2002. See "Description of Securities--Unit Purchase Option."

   This prospectus is also included in a post-effective amendment to our registration statement on Form SB-2 (File No. 333-17635), filed with the SEC in connection with our initial public offering of 1,380,000 units consisting of common stock, redeemable class A warrants and redeemable class B warrants.

   Depending on a number of factors, which include the price of our common stock, general market conditions, capital raising activities by us, and our need for additional funds, we may in the near future decide to change the terms of the class A and class B warrants by lowering one or both of their exercise prices in order to encourage our warrant holders to exercise their warrants so that we can raise additional funds from such exercises. To the extent that we lower the exercise price of the warrants, we will receive less funds that we would at the current exercise prices. There is no assurance that even if we do lower the exercise price, our warrant holders will exercise their warrants.

                                USE OF PROCEEDS

   Assuming all of the warrants formerly issued by pre-merger Virtual Communities, Inc. are exercised, we would receive approximately $1,355,714 in proceeds, minus expenses.

   Upon exercise of the currently outstanding warrants issued in connection with our initial public offering, and warrants issuable upon exercise of such warrants, we would receive gross proceeds as follows (in each case minus expenses):

  . assuming all of the outstanding class A warrants are exercised, we would receive $12,220,000 in proceeds;

  . assuming all of the outstanding class B warrants are exercised, we would receive an additional $12,075,000 in proceeds; and

  . assuming all of the class B warrants issuable upon exercise of the outstanding class A warrants are exercised, we would receive an additional $16,450,000 in proceeds.

   In addition, we would receive the following gross proceeds, minus expenses, upon exercise of the unit purchase options and the warrants underlying the unit purchase options:

  . assuming exercise of all of the outstanding unit purchase options, $720,000;

  . assuming exercise of all of the class A warrants issuable upon exercise of the unit purchase options, $780,000;

  . assuming exercise of all of the class B warrants issuable upon exercise of the unit purchase options, $1,050,000; and

  . assuming exercise of all of the class B warrants issuable upon exercise of the class A warrants underlying the unit purchase options, an additional $1,050,000.

   We plan to use the proceeds from the exercise of the warrants for general corporate purposes, including acquisitions of web properties, equipment, software and licenses, marketing and advertising of our communities and Community Management Solution business, and general working capital.

   We will not receive any proceeds from the sale of shares by warrant holders.

                                DIVIDEND POLICY

   Neither Heuristic Development Group, Inc. nor Virtual Communities, Inc. have ever paid any dividends, and we do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will be dependent on our future results of operations, financial conditions, capital expenditures, working capital requirements and other relevant factors.

                                  THE COMPANY

Business Overview

   On October 29, 1999, Virtual Communities, Inc., a Delaware corporation, merged with and into HDG Acquisition Sub, Inc., our wholly owned subsidiary. In connection with the merger, we changed our name to Virtual Communities, Inc., and began trading our securities (former symbol: IFIT) on the NASDAQ SmallCap Market under the symbol "VCIX" to reflect that our new principal business is the business of the pre-merger Virtual Communities, which is now our wholly owned subsidiary.

   Prior to the merger, we were a development stage company originally organized to research, develop, design and market fitness-related products. Our primary product was the IntelliFit System, a proprietary computerized system that generates personalized exercise prescriptions and tracks and records fitness programs. Due to disappointing acceptance of the IntelliFit System, our management decided to pursue a strategy of investment in or acquisition of an existing company, culminating in the merger with Virtual Communities, Inc.

   The former Virtual Communities, Inc. was incorporated in August 1996 as Virtual Jerusalem Ltd., Inc. It was founded to develop, acquire and operate online communities on the Web targeted to members of demographic groups with interests in their historical ethnic backgrounds and who want to share information with other members with like interests. In June 1997, Virtual Communities acquired substantially all of the assets and outstanding shares of Virtual Jerusalem Ltd., an Israeli corporation formed by the founders of Virtual Communities that developed and published an Internet Web site called Virtual Jerusalem. Now that Virtual Communities has merged with our wholly owned subsidiary, our primary business is that of Virtual Communities.

   Accordingly, when we discuss "our" business activities for time periods prior to the merger in this and other sections of the prospectus, we are referring to the business of Virtual Communities, Inc. prior to the merger unless we expressly state otherwise.

   We currently operate five online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com), Virtual Ireland (www.virtualireland.com), Virtual Italy (www.virtualitaly.com). and Virtual India (www.virtualindia.com). Rather than create our own content, our Web sites aggregate comprehensive news and a variety of interactive and community-building elements selected from existing online entities (called "content partners") with which we enter into relationships. We wrap the content we obtain from these content partners with additional features and services to create a cohesive Web environment targeted to a specific demographic profile. In consideration for the use of such content, we provide our content partners with a variety of benefits, including links to their Web sites, a portion of advertising revenues and interactive Web services.

   As a result of our experience in developing our five online communities and the creation of over one hundred Web sites for our content partners, we began offering our Web site design and development services to unrelated third party Web site publishers. Although we had historically provided these services only to our content partners in exchange for access to content, offering these custom services to third parties for a fee represents a new business for us. These services, which we offer to our content partners and other third parties in the form of "modules," include content management technologies and numerous interactive elements described in more detail below. We have entered into one agreement with a third party to date for the provision of these services, and are currently negotiating with three other parties to provide these services on a fee basis and have received interest from several other entities for similar services. (See "Web Site Design and Development".)

Market for Common Equity and Related Stockholder Matters

   Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "VCIX." Prior to our recent merger on October 29, 1999, our stock traded under the trading symbol "IFIT." As of December 15,

1999, we had approximately 630 stockholders of record. The following table sets forth the high and low bid quotations for our stock, as well as the closing bid quotation, as reported on the Nasdaq SmallCap Market for the periods indicated.

                                                              High   Low  Close
                                                             ------ ----- ------
   1999
   1st Quarter.............................................. $1.625 $0.75 $1.469
   2nd Quarter..............................................  5.125  1.50  3.188
   3rd Quarter..............................................   4.50  2.56  4.375
   4th Quarter..............................................  4.312  3.00   3.25

   1998
   1st Quarter..............................................   2.25  .875   .875
   2nd Quarter..............................................   .875   .50   .688
   3rd Quarter..............................................  1.125   .50   .688
   4th Quarter..............................................   1.50  .981   1.00

   1997
   1st Quarter..............................................   4.50  3.50   3.50
   2nd Quarter..............................................  3.625  2.75  3.625
   3rd Quarter..............................................  3.625 2.625   2.75
   4th Quarter..............................................   2.75 1.875  1.875

Industry Background

 Growth of the Internet

   The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 97 million worldwide in 1998 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PCs") installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful channel for conducting commerce, marketing and advertising.

 The growth of online communities and other free Internet services

   Traditional use of the Web has consisted largely of one-way communications in which users self select and view different Web sites containing professionally created content on topics of general interest such as news, sports and weather. However, there is a growing demand for online community sites where users can publish content and engage in community activities including home page building, and interactive discussion or "chat" forums. In addition, many users are interested in gaining access to other free services for entertainment, such as interactive games or video, or for their utility to the end user, such as e-mail. Online communities provide a medium for such access and interaction. These communities generate significant volumes of traffic, as visitors tend to return to those sites where they have established an online presence or have become familiar with the services. According to statistics published by Media Metrix, online community sites have recently been one of the fastest growing sectors of the Web.

 E-commerce and advertising

   The growing acceptance of the Web represents a significant opportunity for businesses to conduct electronic commerce ("e-commerce") over the Internet. The Internet allows companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel. The Internet is an increasingly significant global medium for e-commerce. According to IDC, transactions on the Internet are expected to increase from approximately $32 billion in 1998 to approximately $426 billion in 2002, with the number of users that are buyers of products and services rising from 26% to 40% in the same period.

   Increases in consumer purchases on the Internet are expected to be a significant factor in the growth of e-commerce. Online shopping is a shopping experience that offers convenience to the shopper. An online consumer's ability to quickly comparison shop is greatly enhanced by the ability to quickly access multiple retailers via the Internet. Products commonly sold on the Internet include items such as software, books, music CDs, videocassettes, and airline tickets. More recently, businesses have begun selling specialty retail products, service items and large ticket household consumer goods, as Internet usage and familiarity has increased.

   According to Forrester Research, total online retail sales in the U.S. are expected to increase from $7.8 billion in 1998 to $76.3 billion in 2002, representing a compound annual growth rate of 76.9%. Forrester Research also projects that the number of U.S. households that shop online will increase from
8.7 million in 1998 to 30.3 million in 2002.

   Growth in the Web has also created an important new advertising channel. Tools not available in traditional advertising media, such as real-time measurement of "click-throughs" on advertising banners, further increase the attractiveness of Web advertising by giving advertisers instant feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $3.0 billion in 1999 to approximately $7.7 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally created content sites for the sale and marketing of their products and services online. Online community sites, however, provide more detailed demographic data and self-selected groups of consumers with an affinity for particular products. Advertisers can thus more easily deliver targeted messages in a cost-effective manner on online community sites.

Our Strategy

 Development and publishing of our own communities

   Our communities strategy is to create or acquire Web site communities targeted to affinity groups that provide "Best of the Web" content, interactive elements, e-commerce and comprehensive portals to existing Internet sites related to that community. Initially Our management thought that this strategy would most appeal to demographic groups who are passionate about issues relating to their community are focused on their historical backgrounds and homelands, identify with other members of their community and are interested in the success of their communities. Our management now recognizes that this strategy can be applied equally as well to Web sites for a specific business discipline, religion, country or ethnicity.

   We select our target groups around which to build or acquire communities based on their overall size, Internet use and socioeconomic level. These elements help ensure that the group will be attractive to potential online advertisers, sponsors and e-commerce vendors. Our management thinks that there is a substantial opportunity to generate revenue from e-commerce and advertising that is focused on target groups with these characteristics.

   Our strategy entails aggregating content appearing on disparate Web sites on the Internet into well-defined online communities targeted to these specific demographic groups. Our management thinks that successful Web site communities must have the following characteristics:

  . a large target market with at least 2 million Internet users;

  . appeal to potential e-commerce partners, sponsors and advertisers;

  . interest in major events that will draw the attention of the community
    (for example, the Millennium for the Christian community); and

  . a sufficient number of related content Web sites that will provide us with aggregating potential from which to cull a critical mass of content.

   In selecting a large target market, our management thinks that the members of that demographic group must have the following characteristics:

  . a strong interest and passion for a topic, including a continued interest in news, features and related services; and

  . high Internet usage as determined by Internet advertisers (e.g., upper middle class, and well-educated).

   Based on these characteristics, we are currently identifying professional and expatriate groups in the United States and elsewhere for whom to develop or acquire online communities. Such virtual expatriate communities may be targeted to members of the Indian, Asian, African and Spanish communities residing in the United States and other English speaking countries. The contemplated Web sites will deliver news and information from such expatriates' former homelands, offer features on their current lifestyles and customs and provide an opportunity to interact with other community members. Content for such Web communities would be derived from local and foreign media content partners with which we would enter into agreements.

   Our management thinks that our strategy of developing and acquiring online communities will position us as an attractive portal or portal link for major Internet companies such as America Online, Yahoo/Geocities or Excite/@Home. Such entities may be interested in our online communities because of their substantial aggregated content or their ability to deliver strong demographic audiences well suited for targeted advertising and e-commerce. Other potential links include magazine publishers and other media entities interested in targeting niche communities on the Web.

 Design and development of online communities for others

   Our management believes that as competition for Internet viewers increases, Web site publishers will need to add increasing amounts of content, services and interactive elements to their Web sites to attract and maintain viewers. Increased competition also may require Internet sites to offer a wider array of services that enable our users to interact with other users, such as chat rooms, message boards, games, free e-mail services and personal home pages. Our management believes that adding such services will result in Web sites that are complex and difficult to manage. Managing these Web sites will likely require sophisticated software and Web maintenance technologies, including content management systems, Web site registration elements, statistical reporting services and advertising management and placement software.

   Based on our projection of the increased complexity of Web publishers' sites, we believe that a growing number of such publishers will prefer a "one stop shop" solution for their Web sites' needs that offers a comprehensive package of enabling and enhancing tools, including redevelopment and maintenance options, content management systems and a flexible choice of interactive elements. We believe that companies offering such services will provide Web publishers with the ability to avoid the relatively high cost associated with entering into numerous individual license and service agreements with multiple parties to obtain such services.

Our Revenue Sources

   Our revenues increased from $402,000 in 1997 to $819,000 in 1998, an increase of over 104%, we recorded revenue of approximately $613,000 for the first nine months of 1999. While advertising revenues contributed approximately $512,000 to revenue for 1998 (or 63% of this revenue), and 49% of first three quarters of 1999 revenues, we anticipate that the majority of our revenues after 1999 will be derived from our

Web site design and development services. We project that our Web site design and development services revenues will grow from approximately $275,000 in 1999 (27% of anticipated total revenues) to approximately $5.8 million in 2000 (65% of anticipated total revenues) and approximately $30 million in 2001 (72% of anticipated total revenues). In addition, we project that our advertising revenues will grow from approximately $0.5 million in 1999 (45% of anticipated total revenues) to approximately $2.6 million in 2000 (29% of total revenues) and approximately $8.8 million in 2001 (21% of anticipated total revenues). Below is a more detailed description of our three projected revenue streams.

 Web site design and development

   In implementing our strategy as discussed above, we developed five online communities of our own and have designed and developed Web sites for many of our content partners in exchange for their content. In addition, to leverage the know-how and technologies we obtained in this process, we are offering Web site design and development services to third party Web publishers on a fee basis. We offer these services on a flexible or "modular" basis, allowing Web site publishers to select individual modules for their specific needs. To provide these modules to Web site publishers, we have sublicensed modules that we previously licensed from Internet service providers with which we have formed prior relationships, or altered programs that we created for our own online communities. We also intend to license additional modules from entities with whom we are currently in negotiation or from entities that produce attractive new technologies. In order to deliver our services to our content partners and potential third party clients using these licensed technologies, one of our subsidiaries, Virtual Communities Israel, Ltd., maintains a staff of Web site designers and programmers who create, update and maintain Web sites. In exchange for services rendered to our content partners, we receive content. In exchange for services rendered to third parties, we plan to charge a one time flat fee of approximately $500,000 depending upon factors such as the number of modules to be provided, our level of participation in a particular Web site's advertising and e-commerce revenues and our access to such site's user registration data. Half of such fee is payable in securities of the third party.

   In August 1999, we, through a wholly owned subsidiary established in August 1999 named VCI Community Solutions, Inc., entered into a web design and development agreement with Tromaville.com, Inc., a subsidiary of Troma, Inc., a New York company ("Tromaville"), for the provision of design, development and maintenance services for a Web site to be produced by us on behalf of Tromaville. Pursuant to the agreement, we granted to Tromaville a limited, non-exclusive, worldwide, perpetual royalty-free, nontransferable license to use our Community Management Solution, which has been installed on the Tromaville site. We also provided a variety of Community Management Solution elements to Tromaville including registered user, sweepstakes, greeting card, email a friend, games, polls, and statistic modules. We will also provide services for the Tromaville site including, but not limited to free email for registered users, email list server, advertising management system, e-commerce solution, on-line classifieds system, chat services, and user created home pages. The term of the agreement is for one year and is automatically renewed for two additional one-year terms unless either party elects to terminate the agreement. In addition to a web design and development fee, we receive a yearly maintenance service fee commencing with the second year of the term and a percentage of advertising and e-commerce revenues derived from the Tromaville site. In the event Tromaville elects to terminate the agreement, we will be entitled to a buy-out amount based on a formula that takes into consideration revenues then derived from the Tromaville site and the number of registered users of such site.

 Advertising

   Our management thinks that our Web communities have an advertising advantage over general Web sites in that their target audiences are clearly defined, well educated and have excess disposable income. These characteristics are the type of demographic profile that advertisers traditionally seek. We currently have agreements with a number of advertisers, including: Continental Airlines, Econophone, Advanced Telecom Systems and Vitamin Shoppe.

   Current average advertising prices on the Virtual Jerusalem Web site are approximately $10 to $25 cost-per-thousand page views ("CPM"), depending upon the length of the advertisement. To date, our typical advertisement agreement provides for a three to six month term, with total advertising revenue per agreement of $1,500 to $5,000 per month.

   We recently shifted our advertising focus by trying to gather sponsor advertisers who would sponsor a whole page or channel. These sponsors would enter into a yearlong commitment, rather than the short-term advertisement contracts currently provided by us. Our management thinks that these sponsors should be attracted to these sponsorship offerings since they do not have to share our advertising space with other advertisers. In addition, this format provides increased click-through rates while providing more brand building opportunities for the sponsor. Several of our most recent advertisers entered into six to twelve month sponsor agreements with us.

 E-commerce

   To generate e-commerce revenue, we enter into agreements with vendors that offer online sales capabilities, and establish links from our Web sites to the vendor's Web sites. We have several of these agreements in place for the sale of products on the Virtual Jerusalem Web site and the Virtual HolyLand Web site and plan to enter into additional relationships for each of our existing and future Web sites. We receive commissions, calculated as a percentage of the total transaction amount, from our e-commerce partners every time a Web site user purchases an e-commerce partners' product or service through one of our Web sites. We receive commissions ranging from 20% to 30% from our local or specialized e-commerce partners, such as Mesorah/Art-Scroll, Dvir Software and Encyclopedia Judaica, and 5% to 25% from larger online vendors, such as Amazon.com, e-toys.com, reel.com and ArtSelect.com. We anticipate that each Web site community's e-commerce opportunities will derive from both global vendors, such as Amazon.com, as well as local vendors that are particularly focused on individual communities, such as Encyclopedia Judaica on the Virtual Jerusalem Web site.

   E-commerce vendors are attracted to our Web site communities since each community targets a well-defined, passionate demographic group. At the same time, our users know the desired e-commerce vendors will be attracted to their community due to our unique content and forum. We intend to create stronger e-commerce relationships with our members by gathering information about registered users' personal buying habits and "purchase events," such as birthdays, anniversaries and holidays, and targeting those users with direct e-mails sent in advance of the purchase events.

   We recently entered into a license agreement with Intershop Communications, Inc. whereby we will create online shopping centers in our communities and offer our content partners and Community Management Solution customers the ability to create their own stores using software developed by Intershop. (See "Licenses, Service Agreements and Trademarks.")

Our Marketing Efforts

   We market our Web sites by:

  . engaging in comprehensive advertising campaigns, including print advertisements, radio spots and online advertising, designed to introduce each of our Web sites to our targeted audience in the United States;


  . disseminating press releases to announce the launch of our new Web sites, additional features and the addition of new content partners; and

  . contracting with our content partners to publicize their affiliation with our Web sites to their constituent organizations and members, and encouraging these partners to link their Web sites to our Web sites (e.g., the International Christian Embassy in Jerusalem created a link to Virtual HolyLand).

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   In the future, we intend to supplement the activities of our outside agencies by indexing our Web sites on the Internet's major search engines and by further encouraging our content partners to publicize our Web sites in their print and online publications through the use of stories and advertisements prepared by us.

 Specific marketing efforts for Virtual Jerusalem

   Previously, marketing activities for the Virtual Jerusalem Web site were limited to our representation at large gatherings of Jewish organizations (e.g., the General Assembly of Jewish Federations in North America), popular Jewish events (e.g., parades in the United States) and the placement of print advertisements in Virtual Jerusalem's content partners' print publications. In March 1999, we launched a multi-month significant keyword campaign for the Virtual Jerusalem Web site on Yahoo! and began a major print campaign that includes the placement of full-page advertisements in most major Jewish weekly and monthly publications across the United States. The print campaign, called "This Week on VJ," highlights Virtual Jerusalem's Holidays sites, new and existing content partners and interactive elements on Virtual Jerusalem, e-commerce specials and sweepstakes and promotions designed to encourage Virtual Jerusalem user registration.

 Specific marketing efforts for Virtual HolyLand

   The marketing campaign for Virtual HolyLand includes online, print and radio advertisements with an emphasis on introducing this Web site to the Evangelical community during the fourth quarter of 1999 and the first quarter of 2000. We are also seeking to promote Virtual HolyLand by retaining Pat Boone, a well-known Christian entertainer to serve as official spokesperson for Virtual HolyLand. Pursuant to a six month Agreement with Mr. Boone entered into in August 1999, Mr. Boone promotes the site at trade shows and on his nationally syndicated radio program in consideration for a monthly fee.

 Specific marketing efforts for Virtual Ireland

   The marketing campaign for Virtual Ireland includes online, print and television advertisements in an effort to introduce this Web site to the Irish community in the U.S. during the third and fourth quarters of 1999. We also sponsor sweepstakes on the Virtual Ireland site for free trips to Ireland in order to encourage registration on the site.

 Specific marketing efforts for Virtual Italy and Virtual India

   The marketing campaigns for Virtual Italy and India, to be rolled out in the first quarter of 2000, respectively, will include newspaper and other print and online advertisements, promotions and grass roots efforts with organizations in the Italian American and India communities, respectively.

 Web site design and development

   Although we have not yet engaged in any formal marketing activities to offer our Web site design and development services to Web site publishers who are not content partners, we intend to do so in the near future. In December 1999, we signed a letter of intent with Vanco Ltd., a network services company based in the U.K. ("Vanco") to market, distribute and provide technical support for our Content Management Solution community building technology in Europe and the U.K. Pursuant to a proposed distribution agreement which we intend on entering into with Vanco, we will grant exclusivity to Vanco to market and sell our Content Management Solution technology in Europe and the U.K. for a one year period provided Vanco sells at least two systems during the first 150 days of the proposed agreement and eight such systems during the first year of the proposed agreement, and further provided, that Vanco offers certain after sale technical support on our behalf to our customers in Europe and the U.K. Pursuant to the proposed agreement, Vanco would be prohibited from selling any other turnkey community solution. The parties may also enter into a joint venture within one year of the signing of the proposed agreement for the purpose of jointly distributing and providing support services for our products and systems. The proposed agreement is subject to prior due diligence by

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both parties and is meant to be signed in January 2000, although the parties may mutually elect to extend the period for execution of the proposed agreement.

Competition

   As described below, we have a variety of competitors for each of our Web sites and for each of the markets in which our businesses operate.

   In addition, we acknowledge that there are many other Internet companies, such as theglobe.com, Geocities and Xoom.com, that attract significant numbers of registered users to their "community" Web sites that may compete for our potential users, registrants, content partners, advertisers, e-commerce vendors and sponsors. However, our management thinks that most of these Web sites focus primarily on providing free personal web pages to their users and do not offer the same level of a targeted demographics and information that our Web sites offer. Moreover, our management thinks that Web sites like ivillage.com target communities that are so broad (e.g., women) that focused e-commerce and advertising may become difficult.

 Competitors to Virtual Jerusalem

   We have numerous competitors in the Jewish and Israeli Web markets, including, but not limited to: Jewish Communities On-Line (on America OnLine); JAN (wwwjcnl8.com; general commercial Jewish Web sites); Shamash (www.shamash.org; a non-profit Jewish communal network); Shema Yisrael (www.shemayisrael.co.il; a non-profit Ultra Orthodox site); and the Jerusalem Post (jpost.co.il; the on-line edition of the newspaper). In addition, this Web site competes against other Web sites that simply offer a shopping Channel focused on the Jewish market. Although our management acknowledges that each of such entities compete with Virtual Jerusalem in particular markets, our management believes that none of these competitors cater to as broad a market and that none have reached the critical mass of content and feature services of Virtual Jerusalem.

 Competitors to Virtual HolyLand

   In the Evangelical Christian market, our primary competitors are crosswalk.com (published by Didax, Inc.), Jesus2000.com, cbn.com (published by the Christian Broadcasting Network) and other Web sites published by ministries and evangelists.

 Competitors to Virtual Ireland

   Our competition for Virtual Ireland include The Irish Times Web site (www.ireland.com), Local Ireland (www.local.ie; a governmental Web site financed in part by Telecom Eireann), Ask Ireland (sponsored by the Irish government) and Touchtel's tourist information site (www.goireland.com). Other competitive Web sites include paddynet.com, irishabroad.com and celtic.com containing local news and free e-mail services.

 Competitors to Virtual Italy

   Our competition for Virtual Italy includes DolceVita (www.dolcevita.com; a fashion and travel site), Made in Italy (www.made-in-italy.com; a travel and e-commerce site) and Virtual Italia (www.virtualitalia.com; a general Italian interest site).

 Competitors to Virtual India

   Competitors to virtualindia.com include: Rediff on the Net (www.rediff.com, an India-oriented online service), India-Today (www.india-today.com, a news and cultural site) and 123india.com (www.123india.com, a news information and software site).

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 Competitors to our Web site design and development services

   We face competition from a number of sources, including potential clients that perform Web site development services in-house or contract with others for such services. These sources include Web site service boutique firms, including Vignette Ltd., a British company, FutureTense, Inc., a Massachusetts company, Interwoven, a U.S. company, on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms, all of which are entering the Web site design and development market in varying degrees. Many of our competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than we have.

 Potential future competitors

   In addition to current competitors, given the low barriers to entry, it is likely that additional competitors will enter our markets in the future, and that many of such competitors will have substantially greater financial, management, technological, sales, marketing and other resources than we have. We cannot assure you that in the future we will be able to compete successfully in any of our current markets, and our inability to do so would have a material adverse impact on our business, financial condition and operating results.

We Currently Operate Five Web Sites

   We currently operate five Web sites: Virtual Jerusalem, Virtual HolyLand, Virtual Ireland, Virtual Italy and Virtual India. A brief description of each is provided below.

 Virtual Jerusalem

   Virtual Jerusalem, located on the Web at www.virtualjerusalem.com, aggregates a variety of Jewish and Israel related content from the Web as well as offering interactive features and services. This Web site includes a portal, called the Maven Index, to over 10,000 Jewish related Web sites. Popular elements include the Kotel Kam (an Internet zoom camera which transmits live pictures of the Western Wall), "Send a Prayer to the Western Wall" (permitting members to post a message online that is downloaded by us and placed in the Western Wall) and "Time Travel Through Jerusalem" (which features multi-media tours by historical figures). Virtual Jerusalem also contains a series of Jewish Holiday Web pages with games, quizzes and a variety of educational content. The Web site also offers members a range of community features and services including forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts and classified advertisements.

   Virtual Jerusalem also contains several channels ("Channels"), each of which features topical content that is updated daily. These Channels, and their descriptions, include:

  . News contains content from Israel and Jewish newswire services, leading
    Israel and United States based local newspapers and radio stations;

  . Travel features Israel travel information from major Israel tourist information providers, interactive tours of Jerusalem, information on immigration to Israel, study programs and an online Hebrew language course;

  . Torah is a repository of educational and religious material, including online courses in Judaism, interactive elements for children and adults, weekly bible lessons and resource materials;

  . Living contains sections on health and parenting, food, books, films, Jews in sports, music, dance, humor, art, drama and self-improvement;

  . Shop features sites that market and sell books, Judaica, multimedia products, food, music, art and other products;


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

  . History contains historical content related to Israel, the Holocaust and Diaspora Jewry through interactive features such as a timeline and virtual exhibits; and

  . VJTeens contains links to many of the pages currently contained on Virtual Jerusalem that are suitable for young adults, including a homework helper feature, pen pals, bulletin boards and build your own Web pages.

 Virtual Jerusalem's target market, registered user base, user demographics and traffic statistics

   According to the 1998 American Jewish Yearbook (published by the American Jewish Committee), the Jewish population in the United States is approximately 6 million, as compared to a world Jewish population of 13 million. According to Jupiter Communications, approximately 38% of Americans currently use the Internet. Assuming the same Internet usage by the Jewish population as the general population, the current number of Jewish Internet users based in the United States is approximately 2.3 million. Our management thinks that based on the relatively high socioeconomic profile of this population relative to the general population as a whole, the number of Jewish Internet users based in the United States could be as much as 50% more than this figure, or up to approximately 3.4 million people. Since our introduction, our management believes that Virtual Jerusalem has attracted over 350,000 unique users, of which approximately 160,000 have registered as of December 15, 1999. According to our tracking of the number of registrants to Virtual Jerusalem, this Web site is currently adding approximately 10,000 new registered users each month. Our management thinks that with increased promotion and marketing of Virtual Jerusalem, the number of registered users will increase to 170,000 and 430,000 by the end of 1999 and 2000, respectively.

   According to the 1997 Annual Survey of American Jewish Opinion (conducted for the American Jewish Committee by Market Facts, Inc.), 55% of American Jews claimed that being Jewish is very important in their lives and 34% percent of American Jews claimed it was "fairly" important. According to this same survey, American Jews rated being part of the Jewish people as the quality most important for personal Jewish identity, and the celebration of Jewish holidays as the activity most important for personal Jewish identity. Virtual Jerusalem focuses on both these elements by offering comprehensive news and features relating to the Jewish community and Israel and a comprehensive selection of Jewish holiday "megasites" containing a host of interactive elements and activities geared to all ages.

   Virtual Jerusalem's registered user base provides us with a profile of demographic information. We record and maintain real time statistics of our registered users. Although these statistics are self-reported by the registrants, and subject to errors in reporting, imperfect survey samples, data gathering, tabulation and statistical analysis, these statistics reveal the following demographic information about the Web site's registrants:

  .  the average annual salary is $57,000;

  . 45% are employed full-time, 13% are students, 5% are self-employed and 4% are retired;

  . the average age is 39, with 67% between the ages of 20 and 60, and 10% are between the ages of 10 and 19;

  .  60% are male;

  .  67% are from North America, 6% are from Israel and 3% from the United
     Kingdom;

  . 15% of the North American registrants are from New York, 7.1 % are from California, 5% are from New Jersey, and 5% are from Florida; and

  .  22% are non-Jewish.

   Our management thinks that the advertisers, sponsors, content partners and e-commerce partners that we solicit for revenues, content and features favor these demographics.

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

   According to Nielson/IPro's monthly reports, Virtual Jerusalem's number of visits per month, average length per visit and monthly page views, are as follows:

  . Total visits were 436,017 in December 1997, 909,764 in December 1998 and 972,449 in October 1999;

  . Average length per visit (in minutes) was 6:13 in December 1997, 9:11 in December 1998; and 8:41 in October 1999; and

  . Monthly page views were approximately 1.6 million in December 1997, approximately 5.2 million in December 1998 and approximately 4.2 million in October 1999.

 Virtual HolyLand

   Virtual HolyLand, located on the Web at www.virtualholyland.com, was launched on Christmas Day 1998 and aggregates content from a variety of Christian Web sites on the Internet. Virtual HolyLand offers visitors a wide range of community features and services including chat rooms and forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts, classified advertisements, virtual tours of Christian places of interest and a planned online shopping experience. The Web site also offers Channels featuring up-to-the-minute news from Israel, Millennium-related activities, prayer, travel information and interactive elements, These Channels, and their descriptions, include:

  . Israel Now offers the latest news from Israel's leading news providers and Israel English language radio;

  . ZionTraveler assists tourists planning a trip to Israel, provides a database of more than 2,000 Israeli tourist sites and provides a special comprehensive Millennium section covering events occurring in Israel during the year 2000;

  . Prayer features an inspirational site including interactive access to several of Jerusalem's and Israel's most awe-inspiring holy sites and churches, recordings of church services, texts of some of the world's most famous prayers and a miracles section with true stories of recovery and healing;

  . CyberPilgram includes a collection of interactive features that deliver the Holy Land through the computer including online pilgrimages using 360-degree pictures and Internet zoom cameras, video and sound, personal tours through the Holy City, the opportunity to plant a tree in a special Millennium Forest near Nazareth or the Sea of Galilee and the ability to send greeting cards;

  . Land of Promise allows visitors to explore the history of the Holy Land in an exciting and interactive way including a 2,000 year time line and "news" from the time of the Bible;

  . Kids Club is geared toward children and teenagers with features and activities including Bible Questions and Bible News, exploration of sites in the Holy Land, opinion polls, greeting cards and other family-safe entertainment material; and

  . Online Shopping Mall will feature a secure environment in which shoppers can purchase religious products from Israel, including artifacts, keepsakes, publications, tapes or videos. We intend to partner with established online merchants for the sale of these products.

   Virtual HolyLand has agreements with several major content partners, including Bridges for Peace, International Christian Embassy and Friends of Israel Gospel Ministry. Responses to our requests for additional content from Christian-related Web sites have been favorable.

 Virtual HolyLand's target market and user demographics

   According to the National Survey of Religion and Politics, the number of evangelicals in the United States, as determined by assessing denominational affiliation, including membership in evangelical

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churches and ministries, totals approximately one quarter of the United States population, or approximately 70 million people. Virtual HolyLand is targeted at these estimated 70 million potential users.

   Evangelicals believe in a diversity of religious movements. According to estimates of the National Survey of Religion and Politics ("NSRP"), approximately 35% of the population of the United States identify themselves as evangelical Christians. Baptists, Methodists, Assembly of God followers, and Pentecostal followers are included in these estimates. According to the NSRP, three quarters of evangelicals in the United States do not identify with a specific religious movement and may relate to specific personalities or ministries such as the Reverends Billy Graham, Oral Roberts, Pat Robertson, John Haggert, Jack Halyford, Kenneth Hagan, Jimmy Swaggert and Chuck Smith.

   In demographic terms, evangelicals closely resemble the population of the United States at large with regards to gender and age, and trail the average population only modestly in education and income. SOMA Communications, Inc., a Christian broadcast market research firm, estimates that over 70% of Christians in the United States who use the Internet have annual incomes in excess of $75,000, and Christianity Today, a publisher of Christian periodicals, estimates that American Christians are 25% more likely to own a computer and 15% more likely to own a modem than the general population of the United States. Although their demographics indicate higher levels of religious commitment, their profile largely resembles that of the rest of the population of the United States. Based on estimates of the current Internet usage in the United States of 38% of the population, our management estimates that there are approximately 27 million potential users of Virtual HolyLand from this target community alone. Our goal is to register 95,000 and 410,000 users on Virtual HolyLand by the end of 1999 and 2000, respectively. As of December 15, 1999, in excess of 16,000 persons registered on the Virtual HolyLand site.

 Virtual Ireland

   Virtual Ireland, located on the Web at www.virtualireland.com, was launched on Saint Patrick's Day 1999 and aggregates content from a variety of Irish Web sites on the Internet. Virtual Ireland offers members a range of interactive elements, community features and services including bulletin boards, free e-mail, global weather forecasts, pen pals, video and audio files, a shopping center and greeting cards. The Web Site also offers or will offer seven Channels including:

  . News featuring content from online news providers in Ireland, the United
    Kingdom and the United States, updated headlines, opinion pieces and analysis, live radio broadcasts from Dublin, features from the more whimsical side of life in "Irish Gems," an interactive poll and site-wide bulletin boards;

  . The Craic contains the very best of Irish arts with a music section featuring folk, classical and traditional Irish music, reviews and literary features, humor and an arts section full of the best in Irish visual art, film, dance, theater and photography;

  . To Ireland! will feature interactive activities including tours, online images, hotels, restaurants and heritage sites, topical information on current events posted daily, a guestbook with tips and hints from other visitors and Irish study programs;

  . Living contains lifestyle features, Irish recipes, the best Irish eateries in the United States, personals, emigration, parenting and self help;

  . Sports features fall news and results services covering amateur and professional league sports, including Gaelic football, hurling, soccer and rugby; and

  . TimeTravel will explore Irish history in an interactive manner.

   To date, we have entered into agreements with seventeen content partners for Virtual Ireland. These partners include Appletree Press--Ireland's Eye (one of Ireland's largest book publishers), Swift Communications (publishers of one of the leading Irish search engines on the Web), IAIS (Irish American

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Information Service), The Irish Emigrant (an Irish newspaper), Irishfood.com (a
Web site featuring foods from Ireland), Irishradio.com, Regional Media Bureau of Ireland (a publisher of 27 local Irish newspapers), The Irish World Online, Gathering of the Irish (irishclans.com), Boston Irish Pub and Restaurant Guide, CELT (Corpus of Electronic Texts) and The Wild Geese Today + Erin's Far Flung Exiles.

   Virtual Ireland's target market, registered user base, user demographics and traffic statistics

   There is an estimated world Irish Diaspora of approximately 70 million people. In the United States, according to the United States Census Report for 1998, 39 million people consider themselves to be of Irish descent. This report also estimates that Irish families comprise approximately 9% of the total population of the United States, but account for approximately 12% of households with a net worth of more than $1 million. Our management thinks that the strong ties of Irish descents to their heritage represent a significant potential demographic market. We are currently running numerous print, radio and television media directed towards this large American Irish population. As of December 15, 1999, over 42,000 users have registered on Virtual Ireland since our launch in March 1999. We recently hired an editor for the Virtual Ireland site who is currently hiring additional editorial staff for this site. In the future, we plan to develop a marketing team specifically devoted to the Irish community.

 Virtual Italy

   Virtual Italy, located on the Web at www.virtualitaly.com, was launched on Columbus Day in October 1999 and offers a variety of content and interactive elements targeted to the Italian American community in particular. In addition to daily news and weather, Virtual Italy offers free email addresses and personal homepages, greeting cards, chat rooms and bulletin boards, guestbooks, quizzes and games.

   The site includes the following channels:

   News offers the latest news and pictures from Reuters and other sources related to Italy and the Italian American community;

   Travel assists travelers planning a trip to Italy, highlights specific tourist sites and explores Italian communities around the United States;

   Interact features the interactive elements and activities on the Virtual Italy Site from free personal homepages to free email addresses on My Virtual Italy to a host of elements that assist visitors in communicating with each other, like guestrooms, polls, chat rooms and bulletin boards. Virtual Italy also offers sweepstakes for free trips to Italy.

   Resources, currently in development, will offer selections from the variety of elements on the site, such as visitors' recipes and restaurant reviews in the Italian Kitchen, "Top Site" search capabilities for locating "Best of the Italian Web" sites, maps and calendars.

   We are in the process of hiring an editorial team to administer the Virtual Italy site and enter into additional content partner agreements for the use of content on the site.

 Virtual Italy's target market, registered user base and user demographics and traffic statistics

   There are an estimated 15 million persons in the United States who identify themselves as Italian Americans according to the Population Division of the 1990 U.S. Census Bureau. However, the Census Bureau estimates that as many as one in ten Americans are descended from Italian families and that Italian Americans are the fifth largest ethnic group in the U.S. with our population concentrated in the Northeast, California, Florida and Illinois. The average Italian American is a city dweller, college educated and had an average annual income of $33,000. Due to the recent launch of the Virtual Italy site in October 1999, we have not collected statistics on the site. We launched Virtual Italy with an ad campaign on Yahoo! and a public relations effort and intends to roll out a comprehensive marketing campaign for the site during the first quarter of 2000 which will

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include newspaper and other print and online advertisements, promotions and grass roots efforts with organizations in the Italian American community. Approximately 2,000 persons have registered on Virtual Italy since our launch in October 1999.

 Virtual India

   Virtual India, located on the Web at www.virtualindia.com was launched during the Diwali Festival in November 1999 and places the latest news from the India world alongside interactive elements that allow community members to interact in a family safe environment. Virtual India is targeted to the Indian American community. Virtual India offers free email addresses and personal homepages, greeting cards, chat rooms and bulletin boards, global weather reports, pen pal searches and games.

   The site includes the following channels:

   News publishes and updates the latest news and pictures from the Indian world. The News channel allows site visitors to react to events as they unfold with frequently changing readers' polls.

   Travel explores the possibilities for vacations in India through features articles and facilitators travel planning.

   Win! Offers site visitors contests and competitions with prizes including free airline tickets to India.

   Interact enables site visitors to connect with each other in a variety of ways including, free personal homepages, meeting in chat rooms, engaging in discussions using bulletin boards and using free email addresses.

   We are in the process of hiring an editorial team to administer the Virtual India site and enter into additional content partner agreements for use of content on the site.

 Virtual India's target market, registered user base and user demographics and traffic statistics

   There are an estimated half million persons in the United States who identify themselves as Asian Indian Americans according to the Population Division of the 1990 U.S. Census Bureau. Though Indian population is growing with a 111 percent increase between 1980 and 1990, Asian Indians tend to live in and around major metropolitan areas. Asian Indians made up 1.2 percent of New York City's population in 1990. In 1990, 30 percent of Asian Indians were employed in professional specialty occupations, compared with 13 percent of all U.S. employees. The median annual income for Asian Indian households is $44,700. Due to the recent launch of Virtual India in November 1999, it has not yet been possible for us to collect meaningful statistics from the site. We are currently in the process of hiring extra staff for the site and intend to launch a strategic marketing campaign during the first quarter of 2000.

Content Partners

   A key component of our aggregation business strategy is our relations with our content partners. we leverage existing online content by developing "supersites" that serve as anchors for our content partners. Our management thinks that these content partners recognize the benefits of being anchored to a "supersite" which include some or all of the following:

  . exposure of their Web content to additional readership beyond that which their Web site alone attracts;

  . increased traffic on their Web sites generated by the links from our Web sites to their sites;

  . the opportunity to earn revenues from shared advertising on co-branded
    Web pages;

  . the receipt of Internet services from us through an interactive panel which may be laced on their sites called iPanel is which includes links to chat services, weather guest books, online forums and e-mail lists that would otherwise require expensive and multiple licenses and technology; and

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

   We "wrap" the content we obtain from these content partners with an array of our own additional features and interactive services to create a cohesive Web environment targeted to a specific demographic profile. In July 1999 we acquired a license (see "Technology Acquisitions") that will allow our content partners to quickly and easily place excerpts from their own Web sites on our Web sites. This will facilitate the continual update of our Web communities with minimal maintenance or supervision by our editorial staff.

Our Efforts to Accumulate Registered Users

   We encourage user registration on our Web sites in several ways. Several interactive elements on our Web sites, such as our user-controlled web camera on Virtual Jerusalem and Virtual Holyland require registration in order for users to access such features. We also encourage visitors to register by offering sweepstakes for valuable prizes, including weekly trips to Israel (on the Virtual Jerusalem and Virtual HolyLand Web sites) and trips to Ireland (on the Virtual Ireland Web site). Entry to the sweepstakes requires registration.

Future Communities and Projects

   We plan to develop or acquire additional Web sites in 1999 and 2000 that target ethnic groups with attractive demographics. Such online expatriate communities may include members of the Asian, African and Spanish expatriate communities residing in the United States and other English speaking countries. Our plans for the themes of our future Web sites may also include topics unrelated to ethnic subjects, including accounting, medical, legal and other professional target audiences as well as Web sites appealing to teenagers.

   In developing our own Web sites, our management seeks opportunities where they can aggregate a sufficient number of content partners to create an online community that will attract enough members of the sites' target audience to appeal to advertisers and generate advertising and e-commerce revenue. Our plans support this objective by:

  . providing and developing efficient methods for our content partners to publish varied content on our Web sites;

  . adding additional services and features to the Web site for the purpose of creating an anchor "supersite" that will attract additional members and generate e-commerce and advertising revenue;

  . offering numerous benefits to our content partners; and

  . developing attractive interactive elements for our users.

   In acquiring additional Web sites, our management seeks opportunities where an existing site on the Internet offers substantial content and services to a defined, specific readership.

   In September 1999, we launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from Virtual Jerusalem's content partners and others with whom we intend on entering into content relationships for use of their audio content on the Internet.

The Modules

   Our management believes that based on our existing licenses, future licenses that we obtain from Internet service providers, equipment we have acquired and Virtual Communities Israel, Ltd.'s programming staff, we will be able to offer an array of interactive modules to Web site publishers through our Community Management Solution. We already use many of these modules successfully on our own online communities. The modules which we either currently license, or are trying to secure licenses for, include:

  . Site Search and Polling Engines;

  . Sweepstakes Modules;

  . Greeting Cards;

  . Weather Services;

  . E-mail an Article to a Friend;

  . Free User E-mail Services;

  . Registered User Databases;

  . E-mail List Servers;

  . Advertising Management Systems;

  . Bulletin Boards / Forums;

  . Comprehensive Statistics and Traffic Measurement Modules;

  . Site Indexing;

  . E-Commerce Solutions;

  . Chat Services;

  . Online Classifieds Advertising;

  . Free User Created Home Pages;

  . Games Modules;

  . Calendars; and

  . Auctions.

   (See "Proprietary Technology, Trademarks and Licenses" for a description of licenses presently owned by us.)

   To create a Web site for a Web site publisher, we first create a design template for the publisher's Web site. Content appropriate to the publisher's Web site is then plugged' into the design template. A design template could potentially include multimedia (video or audio), graphics or text components, as required. Headlines, search boxes or Web links to other content stories can be included on each Web page. Additional modules, including poll questions, quizzes, greeting cards, chat and other interactive features may also be added. By integrating data and design, we provide Web site publishers with complete control over the presentation of their content on the Internet.

   To complete our Web design and development services, our technical and support services include system administration, programming integration of all components of a Web site, project management and hosting of Web sites on our servers. Our servers are monitored continuously for connectivity and power by Global Center pursuant to an agreement with us. In addition, we maintain Firewall protection and other security services such as secure servers for financial transactions.

Community Content Server

   In addition to the above, we offer Web site publishers another module called the Community Content Server (see "Technology Acquisitions"). The Community Content Server provides Web site publishers with the tools required for creating and maintaining a continually generated Internet Web site. The Community Content Server consists of a suite of products designed to solve the complex problems of creating and maintaining Web site publishing by aiding in the following:

  . management of data flow from text form to published Web site form through to data archiving;

  . editing data at each stage of the publishing process;

  . creating attractive and sophisticated designs in HTML language;

  . publishing a Web site as required (up to several times a day); and

  . technical administration.

   The Community Content Server can be used to build, edit and manage Web sites of all sizes and requires little technical experience to permit flexible development of Web sites. The Community Content Server manages the publication of large quantities of data from PCs to Internet sites. The application program for the Community Content Server is written in open source code Perl language software and uses industry standard databases. To help ensure the longevity of the Community Content Server as a publishing tool, the Community Content Server was developed with an open industry standard development platform and development tools to reduce development risks. Moreover, Perl language software engineers are available in Israel and the U.S. for development and support in coordination with us.

 How the Community Content Server Works

   The Community Content Server prompts a user for data on a "User Entry Screen" which is a data entry screen on a database. This screen allows for the simultaneous entry, modification and deletion of data while immediately and automatically updating the associated Web pages of a Web site. By utilizing the Community Content Server, Web site publishers can directly interact with the database screens via the Internet. Once data reaches the Web site by means of a standard database, the Community Content Server allows for the further editing of the published data by enabling the user to select the articles, stories, graphics, or other components to be published on the Internet. The remainder of the data may be kept or archived to be used at a later date. The selected information is then transferred from the database and published "live" on the Internet by simply selecting the "publish" key. The publishing process can take place as many times as required, making it convenient to publish information that changes daily or even hourly, such as breaking news.

   The Community Content Server also allows for the easy removal of content published on the Internet. Content may be saved for future use, by moving it to a viewable and searchable archive or by simply removing it from the database altogether.

   Our database would support all of our existing modules and the Community Content Server, and would also support the entering, modifying, searching, deleting, placement time and archival of any content that a Web site publisher wants to publish. The Community Content Server is designed to make it relatively easy and efficient for Web site publishers to alter their content contributions and dynamically update their Web sites as often as they wish while providing a powerful search and archiving tool that does not require programming or production resources.

   The Community Content Server is also designed to allow the loading of existing text files and graphics, in any format, to a database Web site, via an Internet browser. This freely available Web interface allows for this function to be done from one's office, home or abroad with password security protection.

   In July 1999, we entered into a software license agreement with Cortext Ltd., an Israeli company that develops content management software. Pursuant to the agreement, Cortext licensed to us, on a worldwide, royalty free, non-exclusive, transferable, perpetual and sublicenseable basis, Web publishing tool kit software developed by Cortext. We may use the software for our online communities and for web sites maintained by our content partners. The agreement also allows us to resell and distribute the software to third parties under certain conditions. The agreement also calls for Cortext to provide support services for the software and upgrades to the same if and when developed by Cortext. In addition, Cortext shall provide development services for the software to us for a period of six months from the completion of milestones set forth in the license agreement. We use such software as part of our Community Content Server.

Licenses, Service Agreements and Trademarks

 Community Content Server

   For a detailed description of the Community Content Server, see "Community Content Server," and "Technology Acquisitions."

 Weather Services

   We have a license agreement with Accuweather, Inc., a Pennsylvania company that provides online weather services. The agreement as amended requires that Accuweather make available to us selected weather forecasts, satellite images and other weather services for our three existing online communities, including forecasts for cities of specific interest to each community and general weather information for over 450 cities around the world. The term of the agreement is for 18 months starting December 22, 1998, and Accuweather may terminate the agreement on 30 days written notice in the event of a breach of the agreement by us. We pay Accuweather a monthly fee for such services, but are entitled to 25% of any revenues received by Accuweather from users of our Web sites who independently subscribe for additional Accuweather services.

 E-mail List Services

   We have a license agreement with Revnet Systems, Inc., an Alabama company that provides software for e-mail list processing applications. The agreement is a license for a product developed by Revnet called "Unity Mail Server" that enables the licensee to establish and manage information distribution lists or groups while allowing participation by third party subscribers. The license provides for unrestricted subscriber capacity for a period of one year starting December 31, 1998, and includes free upgrades and technical support.

 Free E-mail Services

   We have a custom e-mail service agreement with CommTouch Software Software, Inc., a California company that provides Web-based e-mail products and services. The agreement requires CommTouch Software to provide us with a customized e-mail service, including upgrades hosted on CommTouch Software servers. These services are available for our Web sites and other Web sites residing on our servers. These services allow us to provide users of our online communities with free e-mail addresses and allow us to advertise on the e-mail messages mailed by our users. Per the agreement, CommTouch Software is required to customize the e-mail services to each of our own Web sites and provide continuous customer support service. The agreement also obligates us to place Web links on the custom e-mails back to CommTouch Software's service pages, to actively promote CommTouch Software's service on our Web sites and in other media in order to attract end users to the service, to use commercially reasonable efforts to market and sell advertisements for the custom e-mail service, and to pay CommTouch Software a quarterly fee according to revenue sharing arrangements. The term of the agreement is for one year starting June 30, 1999.

 Free Home Pages

   In August 1999, we entered into an agreement with Homestead Technologies, Inc., a California company that develops co-branded sites where Internet users may create free personal homepages. Pursuant to the agreement, Homestead and we will create sites co-branded using technology developed by Homestead. Homestead will provide us with all necessary hardware, software, and bandwidth necessary for the co-branded sites. We are obligated to promote such site on our communities and email newsletters to our registered database and maintain links to the co-branded sites from our communities. In consideration for us providing Homestead with access to our registered user base and collective statistical data on users of the cobranded sites, Homestead creates the co-branded sites and pays us a portion of revenues from advertisements placed on the user homepages. We may also place banners on the co-branded site pages and retain a percentage of revenues collected from the same. The parties also agree to create an integrated registration process for the free home page service.

 Auction Services

   In July 1999, we entered into an agreement with FairMarket, Inc., a Massachusetts company that develops and operates Internet auction sites. Pursuant to the agreement, Fairmarket provides us with the use of a co-branded branded turnkey online auction service known as the FairMarket Auction Place and support services. The auction service shall be available from each of our communities and Fairmarket may distribute product and related pricing information for products located on our auction service throughout Fairmarket's network of auction sites. We are entitled to determine the transaction fees for users of the auction service including listing and merchandising fees. In addition to a set-up fee for each community, we pay a monthly hosting fee to Fairmarket for each of our communities using the auction service and a percentage of transaction and bidder bounty fees. We are entitled to retain all advertising revenues received from ads placed on the auction service page. FairMarket also provides us with continuous support and software upgrades. The agreement is for a period of one year with automatic renewal for additional one-year terms unless terminated by either party on 30 days written notice.

 News Services

   In September 1999, we entered into an agreement with Reuters Limited, a U.K. company, for the supply of Reuters' online media services for distribution on our communities. The agreement calls for Reuters to supply our world news services, including a number of daily print and audio stories and photographs and a license for software designed to receive, classify and manage the news stories, photos and graphics transmitted from Reuters to us. We pay a monthly service fee for these news services. The agreement is for a period of two years.

 Customized Content

   In December 1999, we entered into an agreement with ScreamingMedia.Net, Inc. a Delaware corporation for customized content for use on VCI's Virtual Ireland, Virtual Italy and Virtual India communities. The agreement calls for ScreamingMedia to supply us with news and information from a wide range of content providers via ScreamingMedia's content engine technology that employs custom filters created for each of its clients. In addition to a set-up fee, we pay ScreamingMedia a monthly fee for the service. The term of the agreement is one year, with automatic renewal for additional one-year periods unless terminated by either party on 90 days written notice.

 E-Commerce

   In September 1999, we entered into an agreement with Intershop Communications, Inc., a San Francisco, California based developer of e-commerce software and applications. Pursuant to the agreement, Intershop granted us a license to software that allows us to design and build on-line stores from existing templates and create on-line "malls" for each of our communities and Community Management Solution customers. The software also allows us to create online stores for our content partners, or, alternatively, provide them with the ability to build their own e-commerce solution. Pursuant to the agreement, Intershop provides us with continuous support services and software upgrades. We pay Intershop a license fee for the software products and an annual customer service fee for Intershop's ongoing support services and software upgrades. The agreement is for a period of three years with automatic renewal for additional one-year terms unless terminated by either party upon 30 days written notice. The licenses granted to us under the terms of the agreement survive the expiration or earlier termination of the agreement.

 Chat Services

   We have an agreement with Talk City, Inc., a California company that provides supporting software that enables Web sites to offer chat services to their users. Per the agreement, Talk City provides us with all necessary facilities, servers, connectivity, related equipment and technology to host chat rooms on our servers. Talk City is responsible for continuous coverage of the chat rooms to ensure the enforcement of their Code of Conduct. Talk City is responsible for selling and managing advertising on the chat room sites, however we may also sell advertising but must pay a percentage of gross revenues collected by us to Talk City. The agreement requires us to pay Talk City an annual fee for our three online communities and up to an additional fifteen Web sites. The term of the agreement is for one year starting June 17, 1999 and is automatically renewed for additional one year terms unless canceled on thirty days notice by either party.

 Advertising Management System

   We have a license agreement with NetGravity, Inc., a California company that provides software-enabling licensees to manage advertising on their Web sites. Our license is a perpetual, worldwide, non-exclusive and non-transferable license that enables us to manage advertising on our own Web sites and on Web sites of our content partners as well as any other Web sites residing on our servers. In exchange for this license we pay NetGravity a one-time license fee for the first year plus an additional fee for support services during the first and successive years of the license. An optional subscription maintenance for the second year of the license is also available for an additional fee. NetGravity may terminate the license upon thirty days notice to us if we are delinquent in our payments to NetGravity.

 OnLine Bulletin Boards/Forums

   We have a perpetual, non-exclusive, worldwide license from Infopop Corporation (formerly Madrona Park, Inc.), a Virginia internet software company for a popular online discussion forum program called the "Ultimate Bulletin Board" which we use on our online communities. We paid Infopop a flat fee for such license. Infopop provided source code to us, which we integrated with our user registration system. The license permits us to modify the source code for our own use, however, this license may not be resold or distributed.

 Internet Camera

   We have a non-exclusive, non-transferable license agreement with Perceptual Robotics, Inc., an Illinois company that provides the software, maintenance and support required to manipulate an interactive camera on the Internet. The software allows up to twenty simultaneous users to control a telerobotic camera and view panoramic images within Jerusalem. The license's term is for one year starting September 3, 1998, for which we paid a flat fee excluding annual software support and upgrades.

 NT Server Licenses and Microsoft Office Software

   We have approximately forty licenses from Microsoft for the use of our Microsoft Office software on PCs and the PCs of our subsidiaries' employees in the U.S. and Israel. We also have twenty client access licenses from Microsoft for our Windows NT server software, required for the operation of our computer servers on which our Web sites and the Web sites of many of our content partners reside. Our management believes that we have acquired a sufficient number of licenses from Microsoft for our current needs.

 Maven Index and Search Engine

   We have an agreement with Matthew Album, an individual who developed a comprehensive, proprietary database of over 10,000 Jewish related Web sites known as the "Maven Index" which resides at www.maven.co.il. Per the agreement, we provide Maven with technical, Web site design, hosting, marketing and e-mail services and Mr. Album, in exchange, updates the Maven database regularly and provides technical services required to operate the database. The term of the agreement is three years starting March 9, 1998, and contains a license that permits us to publish Maven on the Virtual Jerusalem site while requiring Mr. Album to place Web links on Maven to that site's homepage. Mr. Album and we evenly split revenues from advertisements placed on Maven. In the event the agreement is terminated by us for cause, or by Mr. Album without cause, we receive a non-exclusive right to use Maven. For five years following such termination (provided that Maven remains on the Virtual Jerusalem site), we are obligated to pay Mr. Album a decreasing portion of the advertising revenues that we derive from Maven.

 Classifieds Advertising

   We have an agreement with CabiNet Systems Ltd., an Israeli company that develops Internet matching service technology called Teleboard. Per the agreement, CabiNet set up a server at our server maintenance facility on which our Teleboard Web site is located. This site includes a database, search and virtual agent program that allow users to access anonymous messaging services for communication between registrants on the Teleboard Site. Registration for the Teleboard site is free. We provide links to a Teleboard site that was co-branded with our online communities. We share with CabiNet advertising revenue on the co-branded Teleboard service on a split basis with the higher amount going to the party that locates the advertiser. If and when the parties agree to charge a fee for use of the Teleboard service, the parties agreed to share revenues on an even basis. The agreement was for a period of one year, starting March 4, 1998, which was extended for an additional year, but may be terminated on 60 days notice by either party.

 Server Maintenance and Support

   We have a Master Service Agreement with Global Center Inc., a California internet service provider, that provides us with hosting services and connectivity to the Internet for our servers on which our own Web sites and the Web sites of our content partners reside. Global Center also provides continuous supervision of our servers ensuring that such servers are connected to power sources and viewable on the Internet. Global Center also assists in correcting any possible malfunctions of our servers, which are housed at Global Center's server installations in Herndon, Virginia and New York City. For these services, we pay a monthly fee. Per the agreement, Global Center is not liable for injury to our business, lost revenues or profits resulting from any negligence on their part at our server maintenance facilities. The initial term was for a period of six months starting September 4, 1997 which term has been extended for several additional six-month periods.

 Trademarks

   In April 1999, we filed five service mark applications with the Assistant Commissioner for Trademarks in the United States for the following names and designs used by us: Virtual Communities, Inc., Virtual Jerusalem, Virtual HolyLand, Virtual Ireland and IsraelWire, together with designs for each of them. The applications are currently under review by the U.S. Trademark Office. These names and service marks for these sites are currently used in our business. We intend to file additional applications for other online communities and Web properties that we may establish in the future, including an application for vjradio.com. There is no assurance that we will be successful in obtaining approval of such applications, and if obtained, of enforcing such service marks. We are aware of the fact that there are a number of entities incorporated in a number of states in the U.S. that currently use the name "Virtual Communities" and that at least one such entity has filed an application for protection for such name, although such entity provides somewhat different Internet services than we do. Our management cannot assure you if and when the U.S. Trademark Office will rule on such applications, or that such applications will ever be granted or enforceable.

Technology Acquisitions

   We recently received a license from an Israeli software development company for Web publishing software that will form the basis of our Community Content Server module (see "Community Content Server" for a description of the software). This module would be sublicensed by us to Web site publishers as part of our Community Management Solution services (see "The Modules") and used for our own online communities.

   In May 1999, we signed a term sheet with this entity and a third party who owns 50% of the rights related to the software, which contemplates that we would acquire 60% of this entity's equity over time. We have twice extended the term of the Term Sheet until January 20, 2000 in consideration for an aggregate advance payment of $145,000 of the proposed acquisition price. Although we are still negotiating the terms of the stock purchase agreement with this entity, employees of Virtual Communities Israel, Ltd. have already begun working with this entity's programmers to configure and integrate the licensed software for our online communities and for sublicense to third parties. We anticipate the stock purchase agreement could be finalized in the first quarter of 2000. In the event the agreement is not finalized, the advance payment shall be used to secure additional licenses from this entity.

   In December 1999, we entered into a Software License and Support Agreement with iMediation Inc, ("iMediation"), a California company that provides web user tracking software. Pursuant to the agreement, iMediation has granted us a three year license for its use of iMediation software that enables the automated tracking of web traffic to or within our online communities and/or those communities maintained by us. In addition to a software license fee, we pay an additional fee for software support services during the term. We are entitled to use the software on up to eight of our communities. Thereafter, we must pay an additional fee on a per community basis. We have the right to convert this license into a perpetual license for a flat rate for up to 20 communities. The agreement is for a total of 3 years, however, it may be terminated at the end of each year.

Employees and Facilities

   As of December 31, 1999, we, together with our Israeli subsidiaries, Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd., employed 88 full-time employees, 56 of whom are located in Virtual Communities Israel, Ltd.'s offices in Jerusalem, Israel, 3 of whom are located in V.C.I. Internet Properties, Ltd.'s offices in Eli, Israel, and 29 of whom are based in our offices in New York, New York. Over the next several months, we intend to retain an additional 10 persons for Virtual Communities Israel, Ltd.'s Jerusalem office where such personnel will be engaged in Web site production, programming, editorial services, client services and administration and an additional 12 persons for our New York office where such personnel will be engaged in sales and marketing, web sit development and editorial services and administration. In addition, Avi Moskowitz, our Chief Executive Officer and President, relocated from Israel to the U.S. in June 1999.

   Our Web site servers are housed in server parks in Herndon, Virginia and in New York, New York where they receive 24-hour maintenance and back-up services pursuant to an agreement with Global Center, Inc.

   Our offices and those of our Israeli subsidiaries, Virtual Communities Israel, Ltd. and V.C.I. Internet Properties, Ltd., are located at 589 Eighth Avenue, New York, New York 10018, Jerusalem Technology Park, Malcha, Jerusalem, Israel 91481 and Yishuv Eli 37, Eli, Israel 44828, respectively.

Legal Proceedings

   We are not a party to any material legal proceedings.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Principal Officers

   The following table sets forth the names, ages (as of December 15, 1999) and positions of all of our directors, executive officers and key personnel.

         Name          Age                       Position
         ----          ---                       --------
 Avi Moskowitz........ 35  Chairman of the Board, Chief Executive Officer,
                           President and Director
 Michael S. Harwayne.. 29  Vice President of Business Development and Marketing
 Deborah Gaines....... 45  Editorial Director
 Sonja Simon.......... 65  Secretary
 Peter A. Jacobs...... 55  Director
 David Morris......... 29  Director
 Robert J. Levenson... 55  Director
 Fred S. Lafer........ 70  Director
 Jonathan W. Seybold.. 56  Director
 Allan Dalfen......... 55  Director
 David L. Kahn........ 43  Executive Vice President--Virtual Communities
                           Israel, Ltd.
 Ellen Cohl........... 32  Vice President, Finance--Virtual Communities Israel,
                           Ltd.

   Avi Moskowitz founded Virtual Communities, Inc. in August 1996 and served as Chairman of the Board, Chief Executive Officer, President and Director ever since. In January 1996, Mr. Moskowitz also founded Virtual Communities Israel Ltd and served as the entity's sole Director and Chief Executive Officer until May 1999. From 1994 until 1996, Mr. Moskowitz was a principal of NetMedia, Ltd., an Israel Internet service provider. From 1986 through 1994, Mr. Moskowitz was President of MedPlus Inc., a New York-based value-added reseller of healthcare software systems. Mr. Moskowitz attended Yeshiva College of Yeshiva University. Mr. Moskowitz is the son-in-law of Sonja Simon, our Secretary.

   Michael S. Harwayne joined Virtual Communities, Inc. in February 1999. From 1995 to 1999, Mr. Harwayne was employed at McKinsey & Company, Inc. where he was an Associate until 1997, when he was promoted to Engagement Manager. From 1991 to 1993, he held several positions at the International Data Group, including account representative and management associate to PC World magazine and circulation manager of Multimedia World. Mr. Harwayne received a Bachelor of Arts degree, magna cum laude, from Harvard College in 1991 and received his MBA at Harvard's Graduate School of Business in 1995.

   Deborah Gaines has been Editorial Director since October 1999. Before joining Virtual Communities, Inc., Ms. Gaines served as Managing Editor for the Hearst magazine group at Women.com from 1998-99, where she was responsible for the launch of new web sites for Redbook and Good Housekeeping. From 1997-98, she was Managing Editor of iVillage: The Women's Network. She has also held editorial positions at Money magazine and Baby magazine, and written about travel for the New York Post, Ladies' Home Journal, Modern Bride and others. Ms. Gaines graduated from Yale University and has an M.A. in literature from Columbia University.

   Peter A. Jacobs has been a Director of Virtual Communities, Inc. since April 1998. Since December 1998, he has been a director of Hillsdown Holdings PLC, a publicly traded U.K. food and furniture company, and he has also been Chairman of Hillsdown since March 1999. In December 1998, Mr. Jacobs became Chairman of Healthcall, Ltd., a doctor's deputizing service, and in November 1998, he became a director of Bank Leumi U.K. Since March 1998, Mr. Jacobs has been a director of Allied Domecque, Ltd., a U.K.-based food, beverage and spirits company. From May 1991 until August 1999, Mr. Jacobs was Chief Executive Officer of BUPA, the U.K.'s largest private health care provider and health insurer. Mr. Jacobs received a BSC in Mechanical Engineering in 1966 and a DMS in Management Studies in 1969 from Aspon University, Birmingham, England.

   Robert J. Levenson has been a Director since October 1999. Since 1992, he has been a Director of First Data Corp., a company whose shares are listed on the New York Stock Exchange, and an Executive Vice President of First Data Corp. since July 1993. He formerly served as Senior Executive Vice President, Chief Operating Officer, and Member of the Office of the President of Medco Containment Services, Inc., a provider of managed care prescription benefits. Mr. Levenson was a Director of Medco Containment Services, Inc. from October 1990 until December 1992. From 1985 until October 1990, Mr. Levenson was Group President and Director of ADP. Mr. Levenson is a director of Vestcom International, Inc., Superior Telecom, Inc. and Emisphere Technologies, Inc.

   Fred S. Lafer has been a Director since October 1999. From 1994 to the present, Mr. Lafer has been President of the Taub Foundation, a charitable foundation. Prior thereto, until 1996, Mr. Lafer was Senior Vice President and Secretary of Automatic Data Processing, Inc., a provider of employer, financial and data services. He is also a member of the Board of Vestcom International.

   David Morris has been a Director of Virtual Communities, Inc. since April 1998. Since May 1998, he has been a director of ENG Ltd., a U.K. computer maintenance company. Since February 1998, he has been a director of Vanco Ltd., a provider of wide area management network systems. Since June 1997, Mr. Morris has been an employee of Monhouse Ltd., a U.K.-based management company and, since June 1998, he has been a director of Monhouse. He has also been a director of Oldstone Properties, a property investment/development company since June 1997, and a director of Voyeur Ltd. and PC Cloths, Ltd., two U.K.- based clothing companies since February 1998. From 1996 through 1997, Mr. Morris restructured closed-end investment trusts for Brewin Dolphin Ltd., a U.K. stock brokerage firm. From January 1995 to December 1995, Mr. Morris was employed by Net Media Ltd., an Israeli Internet service provider, partially owned by Mr. Moskowitz. Mr. Morris received a Bachelor of Arts degree from University of Westminster, London in 1993.

   Jonathan W. Seybold has been a Director since our inception in July 1994 and was re-elected a Director in October 1999 in connection with the merger. Mr. Seybold founded Seybold Seminars, Inc., a company that conducts large scale, technology-based trade shows and conferences and Seybold Publications, a company that publishes reports on publishing systems, desktop publishing and digital data applications. Mr. Seybold served as President of Seybold Seminars and Seybold Publications from 1981 to 1993.

   Allan Dalfen has been a Director since December 1995 and was re-elected a Director in October 1999 in connection with the merger. Mr. Dalfen currently serves as President of Kent Spiegel Direct Inc., the sporting goods and fitness division of Kent & Spiegel. Since January 1995, Mr. Dalfen has also served as President of Dalfen Corporation, an investment corporation. From October 1992 to December 1994, Mr. Dalfen served as President and Chief Executive Officer of Vestro Foods, Inc. and from 1979 to 1992, Mr. Dalfen served as President and Chief Executive Officer of Waiger Health and Fitness. Mr. Dalfen is currently a director of Vestro Foods, Inc.

   Sonja Simon has been Secretary of Virtual Communities, Inc. since September 1996 and was a director of Virtual Communities, Inc. until October 1999. Since 1997, Ms. Simon has been a consultant to Global Computer Associates, Inc., a privately held company based in New York, which provides computer consulting services to Chase Manhattan Bank. From 1994 through 1996, she was a consultant for Parsee Information Corp., which provides computer consulting services to Citibank, N.A. From 1991 to 1994, Mrs. Simon was a data processing consultant for FYI Systems, New York, which provides services to Simon & Schuster. Prior to 1991, Ms. Simon worked for IBM in engineering and sales for over 30 years. Ms. Simon is the mother-in-law of Avi Moskowitz, the Chairman of the Board.

   David L. Kahn has been the Executive Vice President of one of our subsidiaries, Virtual Communities Israel Ltd. since October 1996. From 1990 to 1996, Mr. Kahn was an associate of Corrine Davar Property Consultants, a Jerusalem real estate firm. Mr. Kahn received a Bachelors Degree in Political Science from Yeshiva University, New York in 1978 and a J.D. Degree from Benjamin N. Cardozo School of Law, New York in 1981.

   Ellen Cohl became the Controller of Virtual Communities Israel, Ltd. in August 1997 and Vice President, Finance of Virtual Communities, Inc. in October 1999. From 1995 through 1997, she was a Senior Auditor with Luboshitz Kasierer & Co., the Israeli affiliate of Arthur Andersen & Co., the accountants for Virtual Communities, Inc., VCFL and V.C.I. Internet Properties, Ltd.. During 1994, Mrs. Cohl was a Special Project Leader at Deloitte & Touche LLP, New York. From July 1992 through April 1994 she was a Senior Auditor with Bank Leumi Trust Company. Mrs. Cohl is a Certified Public Accountant and received a Bachelor of Science Degree from New York University in 1988, and a Masters Degree in Business Administration from Baruch College, The City University of New York in 1995.

   All of the above directors and nominees will hold office from the effective time until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. All of the above executive officers serve at the direction of our Board of Directors.

   There are no family relationships among any of the directors or executive officers other than between Mr. Moskowitz and Ms. Simon, who is Mr. Moskowitz's mother-in-law.

Executive Compensation

   The table below provides information concerning the annual and long-term compensation for services rendered during the year ended December 31, 1998 by:

  . Avi Moskowitz, our Chairman of the Board, Chief Executive Officer and
    President, who served Virtual Communities, Inc. in that capacity prior to the merger.

  . Gregory L. Zink, who was President and acting Chief Executive Officer of
    Heuristic Development Group, Inc., prior to the merger.

                                                                    Long Term
                                                                   Compensation
                                   Annual Compensation                Awards
                        ------------------------------------------ ------------
                                                                    Securities
  Name and Principal                                Other Annual    Underlying
       Position         Year Salary ($) Bonus ($) Compensation ($) Options (#)
  ------------------    ---- ---------- --------- ---------------- ------------
Avi Moskowitz(1)....... 1998  $104,950     $ 0        $17,900(2)      439,682(3)
 Chairman of the Board,
 President and Chief
 Executive Officer
Gregory L. Zink........ 1998  $ 97,500     $ 0        $     0        $      0(4)
 President and Acting
  Chief Executive
  Officer

--------
(1) Mr. Moskowitz's compensation for 1998 was received pursuant to an employment agreement, effective as of January 1, 1998, between Mr. Moskowitz and Virtual Jerusalem Ltd. This employment agreement was terminated in May 1999.

(2) Includes: $2,500 in the form of employer contributions to a "continuing education" savings plan; $7,000 in the form of amounts paid by Virtual Jerusalem Ltd. for "Managers Insurance," a type of pension, insurance and severance fund commonly offered by Israeli employers; $6,400 in the form of the use of a company automobile and related expenses; and $2,000 in the form of supplemental health insurance and holiday gifts. In 1999, Mr. Moskowitz received, in part for services rendered to Virtual Jerusalem Ltd. during 1998, $22,197 in the form of reimbursement for vacation time not taken since 1997.

(3) Represents 278,542 shares of common stock underlying options granted to Mr. Moskowitz in 1997, and 161,140 shares of common stock underlying warrants issued, to Mr. Moskowitz in 1998.

Option Grants

   The following table provides information regarding warrants issued during the year ended December 31, 1998 to Avi Moskowitz. Virtual Communities, Inc. has never granted stock appreciation rights.

                                 Option Grants in Last Fiscal Year Individual Grants
                         -------------------------------------------------------------------
                                           Percent of Total
                                          Options Granted to
                                              Employees
                            Number of    (net of forfeitures)
                           Securities         in Fiscal       Exercise or Base
                           Underlying         Year Ended      Price Per Share   Expiration
Name                     Options Granted  December 31, 1998      ($/Share)         Date
----                     --------------- -------------------- ---------------- -------------
Avi Moskowitz...........     115,100(1)          41.9%(2)          $1.00       June 30, 2001
                              46,040(1)          16.7  (2)         $0.65       Dec. 31, 2001

--------
(1) These warrants were issued in consideration of Mr. Moskowitz's personal guarantee of Virtual Communities Israel, Ltd. bank lines of credit and for Mr. Moskowitz's agreement to defer and reduce a portion of his salary from July 1998 through February 1999.

(2) Based on an aggregate of 274,906 warrants issued (net of forfeitures) to employees in the year ended December 31, 1998, including warrants issued to Avi Moskowitz.

Fiscal Year End Option Values

   The following table provides information concerning unexercised options held by Avi Moskowitz as of December 31, 1998. Avi Moskowitz did not exercise any options during the year ended December 31, 1998.

                      Aggregated Option Exercises in Last Fiscal
                        Year and Fiscal Year-End Option Values
                 ----------------------------------------------------------------
                    Number of Securities                  Value of Unexercised
                   Underlying Unexercised                 In-the-Money Options
                 Options at Fiscal Year End               at Fiscal Year End(1)
                 ---------------------------------      -------------------------
Name             Exercisable        Unexercisable       Exercisable Unexercisable
----             -------------      --------------      ----------- -------------
Avi Moskowitz..           92,846(2)          185,695(2)   $60,350     $120,702
                         161,140(3)                0(3)         0            0

--------
(1) Assumes a market price for the common stock of Virtual Communities, Inc. at December 3l, 1998 of $0.65 per share.

(2) Represents 278,542 shares of Virtual Communities, Inc. common stock underlying options held by Mr. Moskowitz as of December 31, 1998.

(3) Represents 161,140 shares of Virtual Communities, Inc. common stock underlying warrants held by Mr. Moskowitz as of December 31, 1998.

Director Compensation

   None of our directors receive cash compensation or expense reimbursement for services provided as a director, including attendance at meetings of the Board of Directors or at meetings of committees of the Board of Directors of which they are members, except that David Morris was reimbursed by Virtual Communities, Inc. for travel and lodging in the amounts of $4,600 and $1,706 in April and June 1999, respectively.

   In January 1998, Virtual Communities, Inc. granted to each of David Morris, Sonja Simon and Peter A. Jacobs options to purchase 57,550 shares of our common stock pursuant to the 1998 Stock Option Plan, exercisable at a price equal to $0.65 per share. These options vest in equal amounts over three years.

   In September 1999, David Morris was granted an additional option to purchase 57,550 shares of our common stock pursuant to the 1999 Stock Option Plan in consideration for financial consulting services provided to Virtual Communities, Inc. since 1997.

   In September 1999, Avi Moskowitz was granted an additional five-year option to acquire 230,200 shares at $2.10 per share in consideration for his relocation to New York.

Employment Agreement

   In June 1999, Virtual Communities, Inc. entered into an employment agreement with Avi Moskowitz, our President and Chief Executive Officer. The agreement is for an initial three-year term, which will extend automatically unless either party gives written notice at least 90 days prior to the end of the initial term. If the agreement is automatically renewed, it will continue until terminated by either party pursuant to the agreement. Mr. Moskowitz receives an annual base salary of $182,700 (subject to change at the discretion of the Board of Directors), and will be eligible to receive annual bonuses as may from time-to-time be awarded by the Board of Directors. The agreement entitles Mr. Moskowitz to incentive stock options to purchase 230,200 shares of our common stock, which options vest over three years and are subject to the 1999 Stock Incentive Plan and a related option agreement, and provides that Mr. Moskowitz is eligible for such other options as may be granted by the Board of Directors. Mr. Moskowitz is also entitled to other benefits including the use of an automobile and life insurance, and is entitled to participate in benefit plans that may be established by us. During the term of his employment and for one year thereafter, Mr. Moskowitz is prohibited from engaging in any business competitive with us. The agreement also imposes confidentiality and assignment of work product obligations on Mr. Moskowitz.

   In the event the agreement is terminated due to Mr. Moskowitz's death, for 6 months following his death we are obligated to pay the premiums for any continuation coverage for Mr. Moskowitz's immediate family pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). In the event the agreement is terminated because Mr. Moskowitz becomes permanently disabled, for 6 months following such termination we are obligated to pay the premiums for any continuation coverage for Mr. Moskowitz and his immediate family pursuant to COBRA. At any point during the term of the agreement, we are able to terminate Mr. Moskowitz "without cause" (as defined in the agreement) upon 12 months notice, provided Mr. Moskowitz receives his compensation during the notice period. At any point during the term of the agreement, Mr. Moskowitz is able to terminate the agreement for "good reason" (as defined in the agreement), and we will be obligated to pay Mr. Moskowitz's compensation as if Mr. Moskowitz had been terminated by us without cause.

   Pursuant to a separate arrangement, Virtual Communities, Inc. reimbursed Mr. Moskowitz for $10,000 of the expenses he incurred in moving his family from Israel to the New York City area.

Stock Option Plans

   Prior to the merger, Virtual Communities, Inc. had adopted a 1997 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan. We have assumed these plans, and all outstanding options under them,, and our Board of Directors or a committee of our Board will be the administrator of the plans.

   Each plan has terms substantially similar to the other. The purpose of each plan is to provide an incentive to employees, directors and consultants of our company and our subsidiaries, and to offer additional inducement in obtaining the services of such persons. The Virtual Communities, Inc. Board of Directors adopted the 1997, 1998, and 1999 plans on May 20, 1997, December 13, 1998, and April 28, 1999, respectively. The shareholders of Virtual Communities, Inc. approved the 1997 plan on May 20, 1997, and the shareholders approved the 1998 and 1999 plans in September 1999.

   Each plan provides for the grant of both incentive stock options and non-qualified stock options. The 1997 and 1998 plans limit the number of shares of common stock subject to options granted under the plan to any one employee during any one calendar year to 250,000. The 1999 plan originally set this limit at 100,000, but was amended and restated to increase this limit to 300,000 shares.

   Virtual Communities, Inc. reserved 726,000 shares of common stock for issuance under the 1997 plan. As of June 30, 1999, options for all 726,000 shares were granted and outstanding, and no options had been exercised. With respect to the 1998 plan, 524,000 shares were reserved for issuance. As of December 15, 1999, options for all 524,000 shares (603,124 post merger shares) were granted and outstanding, and no options had been exercised. With respect to the 1999 plan, 500,000 shares were originally reserved for issuance. The amended and restated 1999 plan increased the number of shares reserved for issuance by 500,000 for a total of 1,000,000 shares. As of December 15, 1999, options for 998,717 shares were granted and outstanding (1,149,523 post shares), options for 1,283 shares were available for grant, and no options had been exercised.

   In addition, at our Annual Meeting held in October 1999, our shareholders approved a 1999 Incentive Stock Option Plan and reserved for issuance 1,000,000 shares under the Plan. As of December 15, 1999, options for 608,000 shares were granted and outstanding options for 392,000 shares were available for grant and no options had been exercised.

   Each plan is administered by the Board of Directors or a committee thereof subject to the provisions of each plan, the plan administrator has the authority to determine which eligible persons shall receive grants, the time of grant, the type of grant and the number of shares underlying the options, the term of the options, the vesting schedule and other option terms.

   The exercise price for options granted under the plans is to be determined by the plan administrator. However, the exercise price of all incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant. With respect to any optionee who owns capital stock possessing more than 10% of the voting power of all classes of stock, the exercise price of any incentive stock option must be not less than 110% of the fair market value of the underlying shares on the date of grant. Each plan provides for cashless exercise.

   The plan administrator establishes the term of each option granted pursuant to the plans. The maximum term, however, for incentive stock options is ten years. With respect to any incentive stock option granted to an optionee who owns capital stock possessing more than 10% of the voting power of all classes of stock, the maximum term is five years. Options are subject to earlier termination as provided in the plans.

   Options are exercisable at such times and in such installments as the plan administrator provides in the terms of the individual option agreement. Subject to the terms of the plans, an optionee shall not have the rights of a shareholder until the date of issuance of a stock certificate to the optionee for the shares underlying the exercised option.

   Except as provided in the individual option agreement, any optionee whose relationship with us has terminated for any reason other than death or disability may exercise his or her options (if otherwise exercisable) for 3 months following the date of termination if the employee optionee has resigned, or for one year following the date of termination if the employee optionee is terminated by us, or the optionee is our director or consultant. If, however, such relationship is terminated by us for cause or without our consent, the optionee's options terminate immediately. With respect to non-employee directors, except as provided in the individual option agreement, a non-employee director optionee whose directorship with us has terminated for any reason other than death or disability may exercise his or her options (if otherwise exercisable) for three months following the date of termination. If such directorship is terminated for cause, the options terminate immediately. The plans also provide that in the event of the death or disability of an optionee, such optionee (or the optionee's representative) is entitled, under the appropriate circumstances, to exercise their options (if otherwise exercisable) for up to one year from the date of death or termination due to disability.

   In the event of a stock dividend, recapitalization, certain mergers, split-up, combination or exchange of shares or similar corporate event which results in a change in the number or kind of our shares of common stock, the aggregate number and kind of shares subject to options under the plans and the related exercise price shall be adjusted accordingly. In the event of "corporate transactions" or a "change in control" (as defined in the plans), or upon our dissolution, an optionee's vesting rights under the plans are accelerated.

   With respect to the 1997, 1998 and 1999 plans, no option may be granted after May 31, 2007, December 31, 2001 and December 31, 2001, respectively. Each plan may be terminated or amended by the Board of Directors generally without shareholder approval. However, shareholder approval is required for certain types of amendments as provided in the plans. No termination or amendment of the plans may be made that adversely affects the rights of an existing optionholder, without such person's consent.

   Options granted under the plans may not be transferred other than by will or pursuant to the laws of descent and distribution.

             SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

   The following table sets forth, as of December 15, 1999, information as to the beneficial ownership of our common stock by:

  (1)  each person serving as a director on such date,

  (2)  each person who qualifies as a "named executive officer" as defined in
       Item 402(a)(2) of Regulation S-B under the Exchange Act;

  (3)  all of such directors and executive officers as a group; and

  (4) each person known to us as having beneficial ownership of more than 5% of our common stock.

Name and Address of Beneficial         Number of Shares  Percentage of Shares
Owner(1)                              Beneficially Owned Beneficially Owned(2)
------------------------------        ------------------ --------------------
Avi Moskowitz(3).....................       493,779               3.4%
Peter A. Jacobs(4)...................       187,018               1.3%
David Morris(5)......................       153,057               1.1%
Sonja Simon(6).......................        19,184               0.1%
Michael Harwayne.....................             0                 0%
Robert J. Levenson & Mira
 Levenson(7).........................        47,619               0.3%
Jonathan Seybold(8)..................       173,464               1.2%
Allan Dalfen(9)......................         7,000               0.1%
Fred Lafer...........................        47,619               0.3%
Paul and Hannah Lindenblatt(10)......       830,446               5.7%
Roth Trust(11).......................     1,981,447              13.7%
Net Results Holdings, LLC(12)........     1,746,117              12.1%
Line Holdings Ltd.(13)...............     2,780,000              19.2%
All Directors and Executive
 Officers............................     1,128,740               7.8%

--------
 (1) Except as otherwise provided, the address for all beneficial owners is c/o Virtual Communities, Inc., 589 Eighth Avenue, New York, NY 10018. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the beneficial owners have sole voting and investment power with respect to all shares of common stock set forth opposite their names.

 (2) Percentage of our common stock shares beneficially owned is based upon 14,475,382 shares of common stock outstanding following the merger.

 (3) Includes options exercisable for 185,694 shares of common stock exercisable within 60 days after December 15, 1999. Also includes warrants exercisable for 161,140 shares of common stock exercisable within 60 days after December 15, 1999. Does not include 1,981,447 shares of common stock held by the Roth Trust, of which Mr. Moskowitz is a potential beneficiary. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (4) Includes options exercisable for 19,184 shares of common stock and warrants exercisable for 3,764 shares of common stock exercisable within 60 days after December 15, 1999.

 (5) Includes options exercisable for 19,184 shares of common stock exercisable within 60 days after December 15, 1999. Also includes warrants exercisable for 133,873 shares of common stock exercisable within 60 days after December 15, 1999. Does not include 798,553 shares of common stock held by Line Holdings Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Also does not include 286,280 shares of common stock held by Business Systems Consultants Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 22,667 shares of common stock exercisable within 60 days after December 15, 1999, held by Line Holdings Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 226,402 shares of common stock exercisable within 60 days after

      December 15, 1999, held by Business Systems Consultants Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Mr. Morris disclaims beneficial ownership of the common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd., and the warrants to purchase shares of common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd. The address for Business Systems Consultants Ltd. is 31-33 Le Pollet Street, Peterport, Guernsey, Channel Islands GY1 4JG. Does not include warrants exercisable for 144,560 shares of common stock, exercisable 60 days after December 15, 1999.

 (6) Includes options exercisable for 19,184 shares of common stock exercisable within 60 days after December 15, 1999. Mother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (7)  Mr. and Mrs. Levenson's address is 39 Hawthorne Road, Essex Falls, NJ
      07021.

 (8) Includes 70,732 shares and warrants for 70,732 shares exercisable within 60 days after December 15, 1999, held by the Seybold Family Trust and options to purchase 16,000 shares of our common stock. Mr. Seybold is a trustee of such Trust, the beneficiaries of which are his wife and his children. The address of such trust is P.O. Box 1315 East Sound, Washington 98245. The address of Mr. Seybold is c/o Virtual Communities, Inc., 589 8th Avenue, New York, New York 10018.

 (9) Includes options to purchase 7,000 shares of our common stock. The address of such individual is c/o Virtual Communities, Inc., 589 8th Avenue, New York, New York 10018.

(10) Sister and brother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares.

(11) The address of the Roth Trust is c/o Line Holdings Ltd., 57-63 Line Wall Road, Gibraltar.

(12) Includes warrants exercisable into 72,563 shares of common stock held by an affiliate of Net Results Holdings, LLC exercisable within 60 days after December 15, 1999 The address of Net Results Holdings, LLC is 151 West 25th Street, New York, New York 10001.

(13) Shares are held for the benefit of various trusts including the Roth Trust. Potential beneficiaries thereof currently have neither voting power nor the power to direct the vote of such shares nor any investment power, including the power to dispose or direct the disposition of the shares that are held by the trusts. Potential beneficiaries of the trust do not have the foreseeable right within 60 days to acquire ownership, voting power and/or investment power over such securities. Includes warrants exercisable for 22,667 shares of common stock exercisable within 60 days after December 15, 1999, which is controlled by a trust. The address for Line Holdings Ltd. is 57-63 Line Wall Road, Gibraltar. Line Holdings disclaims beneficial ownership of all such shares that it holds on behalf of the various trusts.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following description of our financial condition and results of operations should be read in conjunction with the information included in this prospectus. The description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of the risk factors set forth above and elsewhere in this prospectus.

Overview

   Our business involves the development and operation of Internet communities as well as providing technical, marketing and advertising services to over 150 content partners who supply us with content for such communities. We currently operate five online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com), Virtual Ireland ( www.virtualireland.com), Virtual Italy (www.virtualitaly.com) and Virtual India (www.virtualindia.com). Rather than create our own content, we aggregate content, including news and features, from our content partner Web sites. In consideration for our use of their content, we offer our content partners a variety of benefits such as a portion of advertising revenues, links back to their sites, interactive elements, Web site hosting and other Internet services. We supplement the content on our Web sites by adding a variety of interactive and community-enhancing elements, such as free e-mail, weather, bulletin boards and chat services. We obtain the rights to use these elements or "modules" by licensing the technologies from Internet service providers. Our communities are presented in an easy to use channel format and are designed to create a cohesive and comprehensive Web environment targeted to specific demographic profiles. Based on our expertise in designing and developing Web sites for our content partners, we also recently began offering Web site design and development services to others on a fee for services basis.

   Our first online community, Virtual Jerusalem, was launched in May 1996 by Virtual Communities Israel, Ltd.. Substantially all of the assets and stock of Virtual Communities Israel, Ltd. was acquired by Virtual Communities, Inc. in June 1997. Virtual Jerusalem contains content from over 100 Jewish and Israel-related news providers and content partners, many of whom we entered into exclusive relationships with for the use of their content on the Internet. In addition, Virtual Jerusalem contains many interactive elements designed to encourage users to return to the site on a regular basis, and access to over 10,000 other Jewish related Web sites.

   In December 1998, we launched our second online community, Virtual HolyLand, which is targeted to Evangelical Christians, and in March 1999 we launched our third online community, Virtual Ireland, which is targeted to people of Irish descent. In October 1999, we launched Virtual Italy targeted to the Italian American community. In November 1999, we launched Virtual India targeted to the Indian American community. We anticipate launching additional communities in the year 2000.

   In the third quarter of 1999, we launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from the Virtual Jerusalem's content partners and others with whom we intend on entering into content relationships for use of their audio content on the Internet. We anticipate incurring additional administrative and licensing costs related to the establishment of this site but believes that this project will provide us with sufficient revenues from online advertising to offset the increased costs.

   Revenues from banner advertising, most of which were placed on Virtual Jerusalem, accounted for approximately 44% and 62% of our total revenue for fiscal years ended December 31, 1997 and 1998, respectively. Our remaining revenues were derived from commissions on sales of products marketed through our online communities and from Web production and hosting service fees. Advertising is offered to our advertisers at rates that are based upon an industry accepted CPM (cost per thousand page views delivered) basis. Discounts of up to 20% from our advertising rates, are offered to certain advertisers based on several factors, including the duration and gross dollar amount of advertising campaigns. We currently sell banner ads for six to twelve month periods, although in many instances such contracts are cancelable by an advertiser after a three-month period. Cancellations by advertisers have been negligible. Barter advertising accounted for approximately 15% and 28% of our advertising revenues for the fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   We project increased revenues from banner advertising sales as we continue to expand our advertising sales staff, add online communities and solicit advertisers which seek the types of Web sites developed by us since such sites deliver an audience comprised of a specific demographic profile to which such advertisers can tailor a targeted campaign.

   We are also expanding our current e-commerce programs on the Virtual Jerusalem and introducing similar programs for our other online communities. We currently enter into agreements with online sellers of books, multimedia products and other goods related to the theme of our online communities from which we receive a percentage of gross sales ranging from 5% to 30%. We provide links to these third party Web sites for which we receive a percentage of sales from users who make purchases on those third party sites where such users originated from our sites. We expect e-commerce transactions to generate a significant percentage of our revenues in the future. To the extent that the number of anticipated users on our online communities is less than anticipated, that such users do not engage in e-commerce transactions or that we do not establish attractive e-commerce programs on our communities, revenues generated from e-commerce will be less than projected.

   We also anticipate deriving additional significant revenue from our entry into the fee-based Web design and development business. We began offering these services in June 1999. These services include web design, programming and the development and sublicensing of interactive elements and a content management system for which we have received a license from a software developer. We believe there is a significant market among Web site publishers for these Web services, which would allow such Web publishers to reduce their operating costs and administrative overhead and expand the interactive services available on their Web sites.

   We believe that the continued expansion of our operations and marketing efforts is essential to achieving our financial goals. We therefore intend to continue to substantially increase expenditures in all areas of our operations, resulting in continued increases in cost of revenues and selling, general and administrative expenses. To the extent that such expenses precede or are not subsequently followed by increased revenues, our business, financial condition and operating results will be materially adversely affected.

   Virtual Communities, Inc., was incorporated in August 1996 as a Delaware corporation and commenced operations in June 1997 when it acquired substantially all of the assets and equity of Virtual Communities Israel, Ltd. Virtual Communities Israel, Ltd. develops and maintains our online communities and, in some instances, the Web sites of our content partners, pursuant to a cost plus agreement and a financial services agreement which Virtual Communities Israel, Ltd. entered into with Virtual Communities, Inc. in July 1997 and amended in September 1999.

Historical Results of Operations

 Historical Comparison of Nine Months Ended September 30, 1999 and 1998

 Revenue

   Revenue to date has almost exclusively been generated by the Virtual Jerusalem site. Revenues from the newer communities are expected to gain momentum in 2000.

   Total revenues for the nine months ended September 30, 1999 were $613,000, a decrease of $42,000 or 6% from the same period in 1998. Our primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising amounted to $409,000, or 62%, and $300,000, or 49%, of our total revenues for the nine months ended September 30, 1998 and September 30, 1999, respectively. To date, we have signed banner advertising contracts for revenues expected to be recognized in the fourth quarter of 1999 amounting to $380,000 and $151,000 in 2000. Of the 27 new advertising clients that we retained in 1999, eleven clients have entered into annual advertising contracts.

   Although quarterly banner advertising revenues have increased consistently over the five quarters ended September 30, 1999, the decrease from the first three quarters of 1998 resulted essentially from two sources. First, the first three quarters of 1998 had benefitted from a special Passover promotion, which was not repeated in the first three quarters of 1999. Second, almost no revenue was recorded in the first three quarters of 1999 for Tower Air, as their advertising contract was completed on December 31, 1998. Through its completion, the Tower Air contract had contributed an average revenue of $36,000 per quarter in 1998. In May 1999, however, we signed a barter advertising agreement with Continental Airlines in which we received airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value commencing in the second quarter of 1999. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   We also earn revenue from Web site hosting, Web links to and promotion of our content partner's Web sites on our online communities and from Web site production services. In general, these hosting, Web link and promotion revenues are recognized ratably over the service period, pursuant to annual agreements that provide for annual fees. Therefore, these revenues were fairly consistent between the periods of comparison. Hosting, Web link and promotion revenues accounted for 22% and 23% of total revenue for the three quarters ended September 30, 1998 and 1999, respectively. Production revenue is recognized upon performance of production services. Production revenues accounted for 10% and 6% of total revenue for the three quarters ended September 30, 1998 and 1999, respectively.

   The five largest advertising clients in the first three quarters of 1999 accounted for 21% of total revenue. Due to the relative importance of advertising revenue to our total revenue, as well as the significance of total advertising revenue that we realize from our five largest advertising clients, our success will depend largely upon our ability to broaden and diversify our advertising base. If we lose advertisers, fail to attract new advertisers or are forced to reduce advertising rates in order to retain or attract advertising clients, our business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of our online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $513,000, or 78%, and $1,139,000, or 186% of revenue for the nine months ended September 30, 1998 and 1999, respectively. This increase is primarily due to the 105% increase in the hiring of additional technical and Web site support personnel from January 1, 1999 to September 30, 1999, and the increased overhead and support services necessary to support expanded operations.

   In addition, a significant portion of cost of revenue relates to bartered content material expense, which includes content used by us on our online communities. Bartered content material expense amounted to $76,000, or 12% of revenue, in the first three quarters of 1998, and $64,000, or 10% of revenue, in the first three quarters of 1999. Bartered content material expense is recorded concurrently with revenue.

 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for our online communities, marketing materials and promotions. Sales and marketing amounted to $308,000, or 47% of revenue, for the nine months ended September 30, 1998, and $813,000, or 133% of revenue, for the nine months ended September 30, 1999. The increase is consistent with our plan, which commenced during the first half of 1999, to market our online communities aggressively, in order to increase the numbers of users and encourage their registration on our online communities.

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, our rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses accounted for $646,000, or 99% of revenue, for the nine months ended September 30, 1998, and $1,136,000, or 183% of revenue for the nine months ended September 30, 1999. This increase is primarily due to the hiring of additional personnel between January 1, 1999 and September 30, 1999, and the increase in overhead and support services necessary to support expanded operations.

 Historical Comparison of Years Ended December 31, 1998 and 1997

 Revenue

   Total revenues for fiscal years ended December 31, 1997 and December 31, 1998 were $402,000 and $819,000, respectively. Revenue to date has almost exclusively been generated by the Virtual Jerusalem.

   Our primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising accounted for approximately 44% and 62% of total revenues for fiscal years ended December 31, 1997 and 1998, respectively.

   Of the total banner advertising revenue earned, barter advertising accounted for 14% and 28% of such revenues for fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   To date, we have not derived significant revenue from e-commerce commissions. E-commerce commission revenues accounted for 5% of total revenues for both 1997 and 1998 fiscal years. We expect e-commerce transactions to generate a significant percentage of our revenues in the future as e-commerce partners are added to our online communities. We are currently researching the availability of e-commerce programs to support our projected expanding e-commerce business.

   We also earn revenue from Web site hosting, Web links and promotion of content partner Web sites on our online communities and from Web site production services. These hosting, Web link and promotion revenues are recognized ratably over the service period pursuant to annual agreements that provide for annual fees. Production revenue is recognized upon performance of production services. Hosting, Web link and promotion revenues accounted for 27% and 21% for fiscal years ended December 31, 1997 and December 31, 1998, respectively. Production revenues accounted for 12% for both 1997 and 1998 fiscal years.

   The five largest advertising clients in 1998 accounted for over 30% of total revenue in 1998, with Tower Air accounting for approximately 16% of such total revenue. In the first half of 1999, almost no revenue was recorded for Tower Air, however, total revenue did continue to rise over preceding quarters. In May 1999, we signed a barter advertising agreement with Continental Airlines largely for airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value. Due to the relative importance of advertising revenue to our total revenues as well as the significance of total advertising revenue that we realize from our five largest advertising clients, our success will depend largely upon our ability to broaden and diversify our advertising base. If we lose advertisers, fail to attract new advertisers or are forced to reduce advertising rates in order to retain or attract advertising clients, our business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of our online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $602,000, or 150% of revenue, in 1997, $721,000, or 88% of revenue, in 1998.

   In addition, a significant portion of cost of revenues is bartered content material expense. Content barter expenses amounted to $100,000 in 1998, or 12% of revenue. Bartered content material expense is recorded concurrent with revenue recognition. There was no recording of bartered content material expense in 1997, as we changed our revenue recognition policy as of January 1998 to be in line with the industry standard.

 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for our online communities, marketing materials and promotions. We plan to market our online communities aggressively going forward, in order to increase the numbers of users and encourage their registration on our online communities. Sales and marketing amounted to $192,000, or 48% of revenue, in 1997, and $451,000, or 55% of revenue, in 1998.

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, our rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses accounted for $657,000, or 163% of revenue, in 1997, and $890,000, or 109% of revenue, in 1998. This increase was primarily due to the increase in hiring of additional personnel between January 1, 1998 and December 31, 1998, and the increase in overhead and support services necessary to support expanded operations.

 Financing Expenses

   We incurred significant financing charges in 1998, primarily in the fourth quarter, as a result of financing through loans, and the issuance of shares and warrants in consideration of interest. The method of obtaining capital in 1999 changed, and currently consists of the sale of equity by a placement agent that charges an 8% cash fee on proceeds raised on behalf of Virtual Communities, Inc., plus a warrant to purchase that number of shares of our common stock equal to 10% of the total number of shares of such common stock sold by the agent, calculated on an as converted basis.

Provision for Income Taxes

   At December 31, 1998, we had approximately $2.1 million in federal net operating loss carryforwards. The federal net operating loss carryforwards will expire between calendar years 2012 and 2018 if not utilized. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of various events, including a significant change in ownership interests. To date, we have not utilized any portion of our net operating loss carryforwards to reduce our overall income tax liability.

Liquidity and Capital Resources

   Prior to 1999, we funded our operations, working capital needs and capital expenditures primarily through private placements of our common stock, cash flow from operations and the issuance of short-term convertible loans and notes. On February 17, 1999, we received $815,000 in net proceeds from the sale of 9,550 shares of our series A preferred stock. At the same time we issued 5,000 shares of our series A preferred stock upon the conversion of a $500,000 convertible secured promissory note issued by us on December 31, 1998.

   Through September 1999, we received net proceeds of $825,000 from the sale of 10,325 shares of our series B preferred stock. As of September 30, 1999, we had cash and cash equivalents of $102,000 as compared to total liabilities of $2,608,000.

   In June 1999, Virtual Communities Israel, Ltd., one of our Israeli subsidiaries, entered into a three-year lease for approximately 10,000 square feet of office space in Jerusalem for approximately $45,000 in quarterly leasehold costs which payments commenced in December 1999. In July 1999, we entered into a five-year lease for approximately 5,000 square feet of office space in New York City for a rental fee of approximately $22,500 per quarter. In October 1999, we exercised our option to lease an additional 5,000 square feet of office space in the same building for a five-year time at a monthly rental of approximately $8,250. Cash outlays, excluding rent and deposits, for both leaseholds, including leasehold improvements, furniture, technical systems and professional fees, amount to approximately $800,000. In addition, the lessor of the new Jerusalem premises is contributing $236,500 in bailout costs that Virtual Communities Israel, Ltd. is obligated to repay over the course of the lease term. In January 1999, Virtual Communities Israel, Ltd. entered into a three-year lease for approximately 3,800 square feet of office space in Jerusalem which it vacated upon our move to new premises in August 1999 and which it intends to sublet. Although Virtual Communities Israel, Ltd. believes that it will be able to sublet such space, our management cannot assure you that it will be successful in doing so, and in the event such space cannot be sublet, we would be obligated to pay approximately $15,000 in quarterly leasehold fees in addition to the lease costs for our new premises until December 2001.

   We anticipate that we will continue to increase our capital expenditures in the near future due to anticipated growth in our operations, infrastructure, and personnel. In addition to the commitments relating to the new leaseholds, improvements to infrastructure, additional licenses for interactive elements (including content management software) and Web site security are expected to amount to approximately $115,000 monthly through the first quarter of the year 2000.

   Marketing expenditures are expected to approach $65,000 per month per each of our Web sites by the fourth quarter of 1999 in order to reach projected levels of registered users, traffic, and revenue from banner advertisements and e-commerce transactions on such online communities.

   We maintain an operating line of credit with Israel General Bank in the amount of $560,000. As of November 30, 1999, the amount outstanding on this line of credit totaled $480,000. Israel General Bank has also provided us with a $58,000 guarantee for three months rent on the leaseholds occupied by Virtual Communities Israel, Ltd..

   On December 14, 1999, we received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. We made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of our publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. We have agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants. Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities shall be permitted. We paid approximately $50,000 and issued warrants exercisable for 120,000 shares of common stock on the same terms and conditions as the warrants issued in the private placement as financial advisory consultant fees related to the closing of the first tranche of the private placement offering. We expect to continue the private placement offering to accredited investors in subsequent tranches through the first quarter of 2000, up to an aggregate amount of $5 million, on terms substantially similar to the first tranche. The terms and conditions of the private placement offering were duly authorized by our Board of Directors as being reasonable and in the best interests of the company, with particular regard to our need for operating capital and the limited availability of other reasonable financing alternatives.

   We anticipate that our existing cash balance combined with the net proceeds which may be realized from the sale of additional shares pursuant to our private placement offering and anticipated revenue from operations will be sufficient to meet our working capital and capital expenditure needs through February 15, 2000. If the cash that we generate from our operations is insufficient to satisfy our liquidity requirements after this period, then we may need to sell additional securities. The sale of additional equity or convertible debt securities may result in additional dilution to our shareholders. We will need to obtain additional capital or modify our growth strategy. We may not be able to raise any additional capital or obtain such capital on acceptable terms

The "Year 2000" Issue

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on our Web sites or engage in other business activities.

 State of Readiness

   The following outlines our state of readiness as to the Year 2000 issue with respect to each section of our operations.

   Infrastructure. The Year 2000 problem could affect the systems, transaction processing computer applications and devices used by us to operate and monitor all major aspects of our business, including financial systems, customer services, infrastructure and networks.

   We believe that we have identified and have, where appropriate, modified substantially all of the major systems, software applications and related equipment used in connection with our internal operations that needed to be modified or upgraded in order to minimize the possibility of a material disruption to our business due to the Year 2000 problem.

   Facility Systems. Systems such as heating, sprinklers, test equipment and security systems at our facilities also may be affected by the Year 2000 problem. We are currently assessing the potential effect of, and costs of remedying, the Year 2000 problem on our facility systems. We estimate that the total cost to us of completing any required modifications, upgrades or replacements of these systems will not have a material adverse effect on our business or results of operations, as these facility systems are currently being built or installed in our Israel and United States facilities by vendors with a full understanding of Year 2000 compliance.

   Software. We are conducting an internal review of the software systems we use for site management, network monitoring, quality assurance and transaction processing. We are also reviewing our computer infrastructure, including network equipment and servers. We do not anticipate material problems with network equipment, as our current configuration was installed within the last three years. Similarly, we purchased most of our servers in 1998 and 1999. With this relatively current equipment, we do not anticipate material Year 2000 compliance problems, and expects to replace any servers that cannot be updated either in the normal replacement cycle or on an accelerated basis. We also internally standardized our personal computers on Windows 98, using reasonably current service packs. Our vendors advised us that these packs are Year 2000 compliant. We use multiple software systems for internal business purposes, including accounting, e-mail, development, human resources, customer service and support and sales tracking systems. All of these applications have been purchased within the last three years, and our vendors have advised us that these applications are Year 2000 compliant. For those applications that may prove problematic with respect to the Year 2000 issue, such as MS Excel and Access, we have developed a process to check and remedy these applications by the end of September 1999.

   Hardware. We have made verbal inquiries of vendors of, and have reviewed the relevant vendor documentation for, those systems that we believe to be mission critical to our business with respect to the Year 2000 readiness of such systems. We have received various verbal assurances of Year 2000 readiness from certain of our vendors, and have received written assurance from both Compaq (servers) and IBM (personal computers).

   We are currently performing further operational tests on all hardware, despite vendor assurances. We generally do not have contractual rights to assert against our vendors should their equipment or software fail due to Year 2000 issues.

   If any of our third party equipment or software does not operate properly with regard to the Year 2000 issue, we may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware and software.

   Other third parties. We have received assurances from Global Center and Netvision, our United States and Israeli internet service providers respectively, that our internet services will not be disrupted due to a Year 2000 issue.

   We have not determined the state of Year 2000 compliance of certain third-party suppliers of services such as our content partners, marketing and advertising partners, telephone companies, long distance carriers, financial institutions and electric companies, as each relates to our business. The failure of any of these service suppliers to timely remedy any Year 2000 issues in a manner compatible with our systems could severely disrupt our ability to carry on our business.

 Costs

   We anticipate that our review of Year 2000 issues and any remedial efforts will continue throughout 1999. The costs incurred to date to remedy our Year 2000 issues have not been material. If any Year 2000 issues are uncovered with respect to our systems, we believe that we will be able to resolve these problems without material difficulty, as replacement systems should be generally available on commercially reasonable terms. We presently estimate that the total remaining cost of addressing any Year 2000 issues will not exceed $10,000.

 Risks

   Our applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We are unable to predict to what extent our business may be affected if our systems or the systems that operate in conjunction with our systems experience a material Year 2000 failure. We are also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and memberships, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

   The most likely worst-case scenario for us due to a Year 2000 failure is that access to our Web sites through the internet would be limited or impossible due to a telecommunications problem beyond our control. In such a scenario, we would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst-case scenario for us is the failure of one of our servers to function properly due to a Year 2000 issue. We believe that such a failure could be remedied within 24 hours by our staff or the staff of our service providers.

 Contingency Plans

   Our Year 2000 analysis has been derived based on a number of assumptions, including the assumption that we have already identified our most significant Year 2000 issues and have already engaged in a program to remedy any issues. In view of our Year 2000 review and remediation efforts to date, the development of our products and services within the last several years, the recent installation of our networking equipment and servers, we have engaged in making contingency plans which have been completed. However, we can make no assurances that our assumptions are accurate, and actual results could differ materially from those we anticipate.

   Notwithstanding the above, our contingency plans to address Year 2000 issues may pose a significant risk to our on-going operations. These plans include reinstallation of software and temporary use of back-up equipment and software. There can be no assurance that contingency plans implemented by us will be adequate to meet our needs without materially impacting our operations, that such plan will be successful or that our results of operations will not be materially and adversely affected by the delays and inefficiencies inherent in conducting operations in an alternative manner.

Recently Issued Accounting Standards and Pronouncements Not Yet Adopted

   In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employer's Disclosure About Pensions And Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other post-retirement benefits. The adoption of this statement did not impact our disclosures.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this statement, software development is divided into three phases: (1) the preliminary project stage, which includes conceptual formulation and selection of alternatives; (2) the application development stage, which includes the design of a chosen path, coding, installation of hardware and testing; and (3) the post-implementation/operation stage, which includes training and application maintenance. Generally, only internal and external costs incurred during the second phase, the application development stage, may be capitalized, with the exception of date conversion and training costs, which are to be expensed when incurred during this phase. This statement is not effective for our 1998 financial statements. Our management does not expect this statement to have significant impact on our financial statements.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires that the cost of start-up activities, including organizational costs, be expensed as incurred and is not effective for our 1998 financial statements. Our management does not expect this statement to have a significant impact on our financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that every derivative instrument, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at our fair value. The statement is effective for all fiscal years beginning after June 15, 1999. As we are currently not a party to any derivative financial instrument and do not anticipate becoming a party to any derivative instruments, our management does not expect this statement to have a significant impact on our financial statements.

                              FINANCIAL STATEMENTS

Heuristic Development Group, Inc. Financial Statements

   The audited balance sheet of Heuristic Development Group, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (our inception) through December 31, 1998, is attached to this prospectus as Appendix A. The unaudited balance sheet of Heuristic Development Group, Inc. as of September 30, 1999 and related statements of operations, changes in stockholders' equity and cash flows for the period then ended and for the period from July 20, 1994 through September 30, 1999, is attached to this prospectus as Appendix B.

Financial Statements

   The audited consolidated balance sheet of Virtual Communities, Inc., as of December 31, 1998 and the related statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the two-year period then ended is attached to this prospectus as Appendix C. The unaudited condensed interim consolidated balance sheet of Virtual Communities, Inc., as of September 30, 1999 and related statements of operations, changes in stockholders' deficiency and cash flows for the period then ended is attached to this prospectus as Appendix D.

                         PRO FORMA FINANCIAL STATEMENTS

Introduction to Pro Forma Financial Statements (Unaudited)

   The accompanying unaudited pro forma balance sheet presents the financial position of Virtual Communities, Inc. and Heuristic Development Group as of September 30, 1999, assuming the merger has been completed as of the balance sheet date. The merger was actually consummated subsequently on October 29, 1999.

   The pro forma statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 for Virtual Communities, Inc. and Heuristic Development Group, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumption that no Virtual Communities, Inc. stockholder dissents the merger, and (2) adjusted to reflect pro forma activity, with the assumption that the maximum of 7% Virtual Communities, Inc. stockholder dissent to the merger. If more than 7% of Virtual Communities, Inc. stockholders had voted against the transaction, the transaction would not have been consummated. It has been determined that the number of dissenting shares, if any, will fall within this range.

   In the merger, each outstanding share of Virtual Communities, Inc. Common Stock was exchanged for Heuristic Development Group Common Stock, at an exchange ratio of approximately 1.151 of a share of Heuristic Development Group Common Stock to one share of Virtual Communities, Inc. Common Stock. As a result of the merger, Virtual Communities, Inc. shareholders collectively acquired approximately 12,473,326 shares of Common Stock or approximately 89% of the then outstanding Heuristic Development Group Common Stock excluding escrow shares and treasury stock. Furthermore, all of the HDG escrowed share and escrow option holders converted their escrow shares and options into warrants. If less than 75% of the HDG escrowed share and escrowed option holders had not convert their escrowed shares and options into warrants, the transaction would not have been consummated. The merger was accounted for as a capital transaction, which is equivalent to the issuance of stock by Virtual Communities, Inc. for Heuristic Development Group's net monetary assets, accompanied by a recapitalization of Virtual Communities, Inc.

   The calculation of the exchange ratio of 1.151 was made based on Heuristic Development Group's Cash Value of $2,572,600 at the time of the merger. In addition, for purposes of calculating the exchange ratio, Heuristic Development Group escrow shares and treasury stock were excluded.

   Further, the calculation of the exchange rate of 1.151 took into consideration a conversion price of $2.10 for each share of Virtual Communities, Inc.'s Series B Preferred Stock. For example, one share of Series B Preferred Stock purchased for $100 converted into approximately 47.6 shares of Virtual Communities, Inc. common stock. This conversion price would have automatically reset to $1.45 per share in the event that the merger would not have been consummated by October 31, 1999. If the conversion price would have been reset to $1.45, the exchange ratio would have decreased.

   The pro forma financial information does not purport to be indicative of the results which would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented or which may be obtained in the future.

  VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC DEVELOPMENT GROUP, INC. (HDG)

                            PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                          (U.S. Dollars in thousands)
                                  (Unaudited)

                                                                                            Additional
                                    VCI         HDG                 Pro Forma                Pro Forma
                                (Unaudited) (Unaudited) Combined   Adjustments   Combined   Adjustments  Combined
                                ----------- ----------- --------  ------------- ----------  -----------  --------
                                                                   (no dissenting shares)   (7% dissenting shares)
            ASSETS
            ------
Current Assets
  Cash and cash equivalents...       102       2,377      2,479       (235)(c)      2,244     (1,100)(e)    1,144
  Trade receivables...........       278                    278                       278                     278
  Other receivables...........        66         310        376       (250)(d)        126                     126
                                  ------      ------    -------                    ------                   -----
   Total current assets.......       446       2,687      3,133                     2,648                   1,547
                                  ------      ------    -------                    ------                   -----
Fixed Assets, Net.............       586         --         586                       586                     586
                                  ------      ------    -------                    ------                   -----
Severance Pay Deposits........        79         --          79                        79                      79
                                  ------      ------    -------                    ------                   -----
Other Assets..................        35          50         85                        85                      85
                                  ------      ------    -------                    ------                   -----
   Total assets...............     1,146       2,737      3,883                     3,398                   2,298
                                  ======      ======    =======                    ======                   =====
       LIABILITIES AND
     SHAREHOLDERS' EQUITY
         (DEFICIENCY)
     --------------------
Current Liabilities
  Short-term bank borrowings..       396         --         396                       396                     396
  Short-term loans............       400         --         400       (250)(d)        150                     150
  Payables and
   accrued expenses...........     1,693         102      1,795                     1,795                   1,795
                                  ------      ------    -------                    ------                   -----
   Total current liabilities..     2,489         102      2,591                     2,341                   2,341
                                  ------      ------    -------                                             -----
Long-Term Liabilities
  Accrued severance pay ......       119         --         119                       119                     119
                                  ------      ------    -------                    ------                   -----
   Total long-
    term liabilities..........       119         --         119                       119                     119
                                  ------      ------    -------                    ------                   -----
   Total liabilities..........     2,608         102      2,710                     2,460                   2,460
                                  ------      ------    -------                    ------                   -----
Shareholders' Equity
 (Deficiency)
  Share Capital...............         1          21         22        121 (a)        143        (11)(e)      132
  Treasury Stock..............       --         (150)      (150)       150 (b)        --                      --
  Additional paid-in capital..     4,441       8,441     12,882     (5,798)(a)      6,779     (1,089)(e)    5,690
                                                                      (150)(b)
                                                                      (155)(c)
  Accumulated deficit.........    (5,904)     (5,677)   (11,581)     5,677 (a)     (5,984)                  5,984)
                                                                       (80)(c)
                                  ------      ------    -------                    ------                   -----
   Total shareholders' equity
    (deficiency)..............    (1,462)      2,635      1,173                       938                    (162)
                                  ------      ------    -------                    ------                   -----
   Total liabilities and
    shareholders' equity
    (deficiency)..............     1,146       2,737      3,883                     3,398                   2,298
                                  ======      ======    =======                    ======                   =====

                      VIRTUAL COMMUNITIES, INC. (VCI) AND
                    HEURISTIC DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                              VCI          HDG
                          For the nine For the nine   Pro Forma                       Pro Forma
                          months ended Months ended  Adjustments      Combined       Adjustments      Combined
                          September 30 September 30 (no dissenting (no dissenting   (7% dissenting (7% dissenting
                              1999         1999        shares)        shares)          shares)        shares)
                          ------------ ------------ -------------- --------------   -------------- --------------
                                 (Unaudited)
REVENUES................        613           --                            613                             613
                             ------     ---------                    ----------                      ----------
COST AND EXPENSES
Cost of revenues........      1,139           --                          1,139                           1,139
Selling, general and
 Administrative
 expenses...............      1,949           594                         2,543                           2,543
Financing expenses
 (income), net..........         74          (108)                          (34)                            (34)
Expenses of merger......        429            86        (515)(h)           --                              --
                             ------     ---------                    ----------                      ----------
                              3,591           572                         3,648                           3,648
                             ------     ---------                    ----------                      ----------
Net loss................     (2,978)         (572)                       (3,035)                         (3,035)
                             ======     =========                    ==========                      ==========
Net Loss per share......                    (0.36)                        (0.22)                          (0.23)
                                        =========                    ==========                      ==========
Weighted average number
 of shares outstanding..                1,602,056                    14,075,382 (f)                  13,202,249 (g)
                                        =========                    ==========                      ==========

                      VIRTUAL COMMUNITIES, INC. (VCI) AND
                    HEURISTIC DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                                                 Pro Forma                       Pro Forma
                                                Adjustments      Combined       Adjustments      Combined
                             VCI       HDG     (no dissenting (no dissenting   (7% dissenting (7% dissenting
                          (Audited) (Audited)     shares)        shares)          shares)        shares)
                          --------- ---------  -------------- --------------   -------------- --------------
REVENUES................      819         --                           819                             819
                           ------   ---------                   ----------                     -----------
COST AND EXPENSES
Cost of revenues........      721         --                           721                             721
Selling, general and
 administrative
 expenses...............    1,341       1,201                        2,542                           2,542
Financing expenses
 (income),
 net....................      191        (173)                          18                              18
                           ------   ---------                   ----------                     -----------
                            2,253       1,028                        3,281                           3,281
                           ------   ---------                   ----------                     -----------
  Net loss..............   (1,434)     (1,028)                      (2,462)                         (2,462)
                           ======   =========                   ==========                     ===========
Net Loss per share......                (0.59)                       (0.17)                          (0.19)
                                    =========                   ==========                     ===========
Weighted average number
 of shares outstanding..            1,728,114                   14,201,440 (f)                 13,328,307 (g)
                                    =========                   ==========                     ===========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                       (In thousands, except share data)
                                  (Unaudited)

1) Basis of Presentation

   The pro forma balance sheet combines the balance sheets of Virtual Communities, Inc. and Heuristic Development Group as of September 30, 1999, assuming the merger has been completed as of the balance sheet date. The merger was actually consummated subsequently on October 29, 1999.

   The pro forma statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 for Virtual Communities, Inc. and Heuristic Development Group, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumption that no Virtual Communities, Inc. stockholder dissents the merger, and (2) adjusted to reflect pro forma activity, with the assumption that the maximum of 7% Virtual Communities, Inc. stockholder dissent to the merger. If more than 7% of Virtual Communities, Inc. stockholders had voted against the transaction, the transaction would not have been consummated.

   No pro forma adjustments have been provided for (1) any options or warrants held for conversion into Virtual Communities, Inc. and Heuristic Development Group shares, or (2) payments in lieu of fractional shares.

   The historical balance sheets used in the presentation of the pro forma financial statements have been derived from Virtual Communities, Inc.'s unaudited and HDG's unaudited financial statements as of September 30, 1999. The historical statements of operations for the year ended December 31, 1998 and nine months ended September 30, 1999 have been derived from the Virtual Communities, Inc.'s audited and unaudited statements of operations, respectively, and from Heuristic Development Group audited and unaudited statements of operations, respectively.

2) Unaudited Pro Forma Adjustments

   A description of the adjustments included in the unaudited pro forma financial statements are as follows:

  (a) Reflects the recapitalization of Virtual Communities, Inc. through the elimination of Heuristic Development Group's accumulation deficit and the adjustment of equity accounts upon the exchange of Virtual Communities, Inc. Common Stock into 12,473,326 shares of Heuristic Development Group Common Stock.

  (b) Reflects the elimination of Heuristic Development Group's Treasury
      Stock.

  (c) Reflects the payment of an estimated $155 in connection with HDG expenses, and reflects the payment of an estimated $80 in connection with Virtual Communities, Inc. expenses for professional services and other expenses in connection with the merger.

  (d) Reflects the elimination of the intercompany Note of $250,000 purchased by Heuristic Development Group from Virtual Communities, Inc.

  (e) Reflects 7% of the shares of the Virtual Communities, Inc. common stock are not converted into shares of Heuristic Development Group common stock due to dissenting votes. Accordingly it is assumed that these Virtual Communities, Inc. stockholders will receive payment at a per share value of approximately $1.45 instead of Heuristic Development Group shares. The number of shares not converted represents the maximum number of Virtual Communities, Inc. Common Stock that may dissent to the merger without precluding the consummation of the merger.

  (f) Reflects the weighted average shares outstanding for Heuristic Development Group of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the nine months ended September 30, 1999, plus the number of Heuristic Development Group shares issued to Virtual Communities, Inc. upon consummation of the merger, in the estimated amount of 12,473,326, assuming no Virtual Communities, Inc. stockholder dissents the merger.

  (g) Reflects the weighted average shares outstanding for Heuristic Development Group of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the nine months ended September 30, 1999, plus the number of Heuristic Development Group shares issued to Virtual Communities, Inc. upon consummation of the merger, in the estimated amount of 12,473,326, less 873,133, the maximum number of Virtual Communities, Inc. Common Stock that may dissent the merger without precluding the consummation of the merger.

  (h) Reflects elimination of merger costs recorded in the period presented, assuming the merger had occurred on the first day of the period.

                           RELATED PARTY TRANSACTIONS

   In connection with the signing of the merger agreement, substantially all of these optionholders signed agreements not to dispose of their securities for a period of 180 days after the consummation of the merger.

   In connection with the merger, our board of directors and stockholders approved a new 1999 stock incentive plan.

   In January 1996, Virtual Communities Israel, Ltd. purchased equipment, intellectual property rights and contractual rights from Avi Moskowitz, our President, Chief Executive Officer and Director, and his wife Helen Moskowitz, in return for an obligation to pay $100,000. In June 1997, Virtual Communities Israel, Ltd. sold these assets to Virtual Communities, Inc., and we assumed the payment obligation. In December 1998, Virtual Communities, Inc. permitted the Moskowitzes to convert $60,000 of this obligation into shares of the company's common stock at a rate of $.47 per share. Virtual Communities, Inc. paid the remaining $40,000 to the Moskowitzes in the form of cash and by barter between May 1998 and January 1999.

   In 1996 and 1997, Net Results Holdings, LLC ("NRH") loaned to Virtual Communities Israel, Ltd., on an interest-free basis, an aggregate of $250,000. Harry Fox, a former director of Virtual Communities, Inc., is a 33.6% shareholder of NRH and our Chief Executive Officer and a director. In August 1998, Virtual Communities, Inc. permitted NRH to convert the loan into 1,673,554 shares of Virtual Communities, Inc. common stock at a rate of approximately $.17 per share. NRH owns approximately 13.5% of our outstanding capital stock.

   In April 1997, Virtual Communities, Inc. borrowed $100,000 from Business Systems Consultants ("BSC"), an entity that is affiliated with the family of David Morris, a Virtual Communities, Inc. director. In December 1998, Virtual Communities, Inc. permitted BSC to convert the principal and accrued interest of $16,900 into 286,280 shares of Virtual Communities, Inc. common stock at a rate of $.47 per share. While the original conversion rate on the loan was $.60 per share, Virtual Communities, Inc. lowered the conversion rate as an incentive to BSC to convert the loan. In consideration of the BSC loan, Virtual Communities, Inc. also issued to BSC three two-year warrants, each expiring December 31, 2000, to acquire a total of 220,992 shares of Virtual Communities, Inc. common stock at exercise prices ranging from $.30 to $.65 per share. In June 1997, Virtual Communities, Inc. issued BSC a two-year warrant, expiring December 31, 2000, to acquire 4,834 shares of Virtual Communities, Inc. common stock at an exercise price of $.60 per share. This warrant was issued in consideration of a 30-day loan to Virtual Communities, Inc. from BSC in the amount of $50,000, which Virtual Communities, Inc. repaid in July 1997. In September 1999, David Morris was issued two three-year warrants to acquire up to 243,902 shares of common stock at an exercise price of $2.10 per share in consideration of his father's guarantee of a $500,000 line of credit to Virtual Communities, Inc..

   In June 1997, Peter A. Jacobs, a Virtual Communities, Inc. director, loaned Virtual Communities, Inc. $50,000. In January 1998, Mr. Jacobs converted this loan into 95,916 shares of Virtual Communities, Inc. common stock at a rate of $.60 per share. In February 1998, Mr. Jacobs loaned Virtual Communities, Inc. an additional $2,706, which amount was converted in December 1998 into 7,207 shares of Virtual Communities, Inc. common stock at the rate of $.47 per share. At this time, Mr. Jacobs also purchased 61,233 shares of common stock from Virtual Communities, Inc. for $25,000, or $.47 per share.

   During 1997 and 1998, Virtual Communities Israel, Ltd. rented approximately 2,500 square feet of office space and obtained administrative services from Versaware, Ltd., an Israeli subsidiary of Versaware Technologies, Inc. ("VTI"). Harry Fox, a former director of VCT, is the Chairman and Chief Executive Officer, and a 31% shareholder, of VTI. Virtual Communities Israel, Ltd. paid Versaware, Ltd. $97,000 in 1997, and $129,000 in 1998 for this space and these services. With respect to the Versaware arrangement:

   In February 1998, Virtual Communities, Inc. issued to Versaware, Ltd., a two-year warrant, expiring February 15, 2000, to purchase 16,306 shares of common stock at an exercise price of $.66. This warrant was issued in consideration of Versaware, Ltd.'s agreement to give Virtual Communities Israel, Ltd. a 90-day extension for the payment of approximately $47,000 due to Versaware, Ltd. through May 15, 1998.

   In August 1998, Virtual Communities, Inc. issued to Versaware, Ltd. a two-year warrant, expiring August 24, 2000, to purchase 15,375 shares of common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give Virtual Communities Israel, Ltd. a 100-day extension for the payment of approximately $75,119 due to Versaware, Ltd. through August 24, 1998.

   In December 1998, Virtual Communities, Inc. issued to Versaware, Ltd. a two-year warrant, expiring December 31, 2000, to purchase 40,882 shares of common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give Virtual Communities Israel, Ltd. a 125-day extension for the payment of approximately $115,000 due to Versaware, Ltd. through from September through December 1998.

   In addition, during 1997 and 1998, Virtual Communities, Inc. sublet office space and obtained office services from NRH. Harry Fox, a former director of Virtual Communities, Inc., is a 33.6% shareholder of NRH and our Chief Executive Officer and a director. Pursuant to this arrangement, Virtual Communities, Inc. paid NRH $9,000 during 1997, and $19,000 during 1998. As of July 1999, Virtual Communities, Inc. ceased subletting office space from NRH.

   In February 1998, Virtual Communities, Inc. borrowed $50,000 from George Moskowitz, the brother of Avi Moskowitz, our President, Chief Executive Officer and Director. This convertible loan bore interest at the rate of 10% per annum. In consideration for the loan and for a 5-month extension of the maturity date, Virtual Communities, Inc. issued to George Moskowitz a two-year warrant, expiring February 2000, to purchase 61,233 shares of common stock at an exercise price of $.66 per share. The loan, and interest thereon, was repaid by the Virtual Communities, Inc. in January 1999. In August 1998, George Moskowitz loaned Virtual Communities, Inc. an additional $50,000. This loan bore interest at the rate of 12% per annum and was due in September 1998. In consideration for this loan, Virtual Communities, Inc. provided George Moskowitz with $4,200 of goods and services available to Virtual Communities, Inc. through our barter arrangements with our customers and agreed to issue George Moskowitz 11,510 shares of common stock for each 30-day period the loan remained outstanding following the maturity date. In December 1998, Virtual Communities, Inc. issued to George Moskowitz 41,955 shares of common stock in consideration of his agreement to extend the loan through December 1998. In addition, in December 1998, Mr. Moskowitz converted the principal and accrued interest on the loan into 128,202 shares of common stock at the rate of $.47 per share.

   In February 1999, Virtual Communities, Inc. entered into an employment agreement with Michael Harwayne, our Vice President of Business Development and Marketing. Beginning June 1999, Mr. Harwayne's annual salary was adjusted to $125,000. Pursuant to the agreement, Virtual Communities, Inc. granted to Mr. Harwayne options to purchase 115,100 shares of our common stock with an exercise price of $0.81 per share and options to purchase 50,000 shares in October 1999 at an exercise price of $2.10 per share. Such options vest equally over three years. Mr. Harwayne is also eligible to receive an additional 57,550 options should Mr. Harwayne meet performance targets as determined by our board of directors. The agreement may be terminated by either party upon sufficient notice as provided in the agreement, except that we may terminate Mr. Harwayne for cause without notice.

   In August and September 1999, Virtual Communities Israel, Ltd. increased our line of credit from Israel General Bank by a total of $500,000 to $560,000. The additional amount of the line is secured by a guarantee from Conrad Morris, the father of David Morris, a director of Virtual Communities, Inc.. In consideration for providing the guarantee, Virtual Communities, Inc. issued to David Morris two three-year warrants exercisable into a total of 243,902 shares of common stock at an exercise price of $2.10 per share. One warrant, for the purchase of 90,435 shares vests quarterly so that 22,609 shares vest for each quarter the guarantee remains in effect. The other warrant, exercisable into 153,466 shares, vests on a semi-annual basis so that a minimum of 76,733 shares are exercisable for every half-year that the guarantee remains in effect. Virtual Communities, Inc. also agreed to pay Conrad Morris a fee equal to two and one quarter percent (2.25%) of the amount of the line as further consideration for his guarantee. We have agreed to limit Conrad Morris's guarantee of the line to no more than $100,000.

   On December 14, 1999, we received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. We made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of our publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. We have agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants. Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities shall be permitted. We paid approximately $50,000 in financial advisory consultant fees related to the closing of the first tranche of the private placement offering. We expect to continue the private placement offering to accredited investors in subsequent tranches through the first quarter of 2000, up to an aggregate amount of $5 million, on terms substantially similar to the first tranche. The terms and conditions of the private placement offering were duly authorized by our Board of Directors as being reasonable and in the best interests of the company, with particular regard to our need for operating capital and the limited availability of other reasonable financing alternatives.

   The purchasers of the first tranche of the private placement described above were Paul and Hannah Lindenblatt, the sister and brother-in-law of Avi Moskowitz, the Company's chairman of the Board, President and Chief Executive Officer. The purchasers are not involved in the management or control of Virtual Communities nor are they otherwise affiliated with us or our management, and their respective holdings of common stock after such purchase represent in the aggregate less than 5% of outstanding shares of our common stock. The sale of the first tranche of the private placement to the purchasers was made without regard to any familial relationship, at arms length, on the same terms and conditions of the private placement offering to other accredited investors.

                           DESCRIPTION OF SECURITIES

   As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of "blank check" preferred stock, par value $.01 per share. No other classes of capital stock are authorized under our certificate of incorporation.

Common stock

   The issued and outstanding shares of our common stock are duly authorized, validly issued and nonassessable. Holders of the our common stock have no preemptive, redemption, conversion, subscription or sinking fund rights. The holders are entitled to receive dividends when and as declared by our board of directors out of funds legally available for payment. Upon our liquidation, dissolution or winding up, the holders of our common stock may share ratably in our assets, subject to the rights and preferences of any outstanding preferred stock.

   Each holder of our common stock is entitled to one vote per share of common stock held of record by such holder. Our common stockholders do not have any right to cumulate votes for the election of our directors.

Preferred Stock

   Our board of directors has the power, without further vote of the stockholders, to authorize the issuance of up to 5,000,000 shares of preferred stock and to fix the terms, limitations, rights, privileges and preferences of any of these shares of preferred stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences for any or these shares. There are presently no shares of preferred stock outstanding.

Redeemable Warrants

   Class A Warrants. Each class A warrant entitles the registered holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on February 10, 2002. The class A warrants are redeemable on 30 days' written notice at a redemption price of $.05 per class A warrant if the "closing price" of our common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" means the closing bid price if listed in the over-the-counter market on NASDAQ or otherwise or the closing sale price if listed on the NASDAQ National Market or a national securities exchange. All class A warrants must be redeemed if any are redeemed.

   Class B Warrants. Each class B warrants entitles the registered holder to purchase one share of common stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on February 10, 2002. The class B warrants are redeemable on 30 days' written notice at a redemption price of $.05 per class B warrants, if the closing price (as defined above) of our common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All class B warrants must be redeemed if any are redeemed.

   General. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with exceptions.

   We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the class A warrants and the class B warrants. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

   For the life of the warrants, the holders thereof have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.

   The warrants do not confer upon the warrantholder any voting or other rights of a stockholder of the company. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

Unit Purchase Options

   We granted to the underwriter and a finder in connection with our initial public offering a unit purchase option and a finder's unit purchase option, respectively, to purchase up to an aggregate of 120,000 units. These units consist of one share of common stock, one redeemable class A warrant and one redeemable class B warrants. The class A warrants and the class B warrants included in the unit purchase option and the finder's unit purchase option will only be subject to redemption at any time after the unit purchase option and the finder's unit purchase option have been exercised and the underlying warrants are outstanding. The unit purchase option and the finder's unit purchase option are exercisable during the three-year period commencing February 11, 1999 at an exercise price of $6.00 per unit (120% of the initial public offering price) subject to adjustment to protect against dilution.

Transfer Agent

   American Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of common stock and warrant agent for the warrants.

Registration Rights

   We have agreed upon request to register under the Securities Act during the four-year period commencing February 11, 1998, on two separate occasions, the securities issuable upon exercise of the unit purchase option and the finder's unit purchase option, the initial such registration to be at our expense and the second at the expense of the holders. We have also granted "piggyback" registration rights to holders of the unit purchase option and finder's unit purchase option.

                         INDEMNIFICATION AND INSURANCE

   We indemnify and hold harmless our and our subsidiaries' present and former officers and directors, including former officers and directors of Heuristic Development Group and pre-merger Virtual Communities, Inc., and its subsidiaries, against any costs or expenses to the fullest extent permitted by Delaware law. Also, the rights of present and former directors and officers to indemnification under the respective companies' former certificates of incorporation, bylaws and similar documents will continue in force for a period of six years after October 29, 1999, the effective time of the merger of the companies. For a period of six years after the effective time of the merger, we will maintain in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the effective time of the merger for the benefit of present and former directors and officers, on terms no less favorable than those provided by the companies prior to their merger.

                                 LEGAL MATTERS

   The validity of our common stock to be issued upon exercise of the warrants, if and when such warrants are exercised, will be passed upon for us by Wuersch & Gering LLP.

                                    EXPERTS

   The financial statements of Heuristic Development Group, Inc. as of December 31, 1998 and for each of the years in the two year period ended December 31, 1998, and for the period from July 20, 1994 (Heuristic Development Group, Inc.'s inception) through December 31, 1998, appearing in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Richard A. Eisner & Company, LLP, as set forth in their report thereon that appears elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Virtual Communities, Inc., as of December 31, 1997 and 1998 and for the years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning our company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed with the Securities and Exchange Commission a registration statement on Form SB2 with respect to the securities to be issued in the offering described in this prospectus. This prospectus is a part of that registration statement. As allowed by Commission rules, this prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

                                                                      APPENDIX A

                       HEURISTIC DEVELOPMENT GROUP, INC.

                    FINANCIAL STATEMENTS FOR THE YEAR ENDING
                   DECEMBER 31, 1998 AND FOR THE PERIOD FROM
                    JULY 20, 1994 THROUGH DECEMBER 31, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Heuristic Development Group, Inc.
Manhattan Beach, California

   We have audited the accompanying balance sheet of Heuristic Development Group, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Heuristic Development Group, Inc. at December 31, 1998 and the results of its operations and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.

   As described in Note A the Company has decided to pursue a strategy of an investment in, or acquisition of, an existing company. However, there can be no assurances that an appropriate investment or acquisition will be identified.

                                          Richard A. Eisner & Company, LLP

New York, New York
February 5, 1999

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                                 BALANCE SHEET
                               December 31, 1998

                                     ASSETS

Current assets:
Cash and cash equivalents........................................... $3,140,000
Prepaid expenses and other current assets...........................     32,000
                                                                     ----------
Total current assets................................................ $3,172,000
                                                                     ----------
Capitalized software costs..........................................     50,000
Furniture and equipment (net of accumulated depreciation)...........     12,000
Organizational costs (net of accumulated amortization)..............      4,000
                                                                     ----------
TOTAL............................................................... $3,238,000
                                                                     ==========

                                  LIABILITIES

Current liabilities:
Accounts payable.................................................... $   18,000
Accrued expenses....................................................     12,000
                                                                     ----------
Total current liabilities...........................................     30,000
                                                                     ----------

                              STOCKHOLDER'S EQUITY

Preferred stock--$ .01 par value, authorized 5,000,000 shares;
 issued and outstanding none
Common stock--$ .01 par value, authorized 20,000,000 shares;
 issued 2,101,326 shares (includes 349,370 shares held in
 escrow)..........................................................      21,000
Additional paid-in capital........................................   8,441,000
Deficit accumulated during the development stage..................  (5,104,000)
                                                                   -----------
                                                                     3,358,000
                                                                      (150,000)
Treasury stock at cost (149,900 shares)...........................
                                                                   -----------
    Total stockholders' equity....................................   3,208,000
                                                                   -----------
      TOTAL....................................................... $ 3,238,000
                                                                   ===========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                   July 20,
                                                                     1994
                                                                  (Inception)
                                                                    through
                                        Year Ended December 31,    December
                                        ------------------------      31,
                                           1997         1998         1998
                                        -----------  -----------  -----------
Costs and expenses:
Research and development:
Direct expenditures....................                           $   338,000
Payments under research services
 agreement.............................                               137,000
                                                                  -----------
Total research and development.........                               475,000
 General and administrative............ $ 1,050,000  $   638,000    3,399,000
 Loss on sale and write down of
  equipment............................     178,000        7,000      185,000
 Write down of capitalized software to
 estimated net realizable value........                  456,000      456,000
Acquisition breakup fee................                  100,000      100,000
                                        -----------  -----------  -----------
Total costs and expenses...............   1,228,000    1,201,000    4,615,000
                                        -----------  -----------  -----------
(Loss) from operations.................  (1,228,000)  (1,201,000)  (4,615,000)
Interest expense and amortization of
 debt discount and expense.............    (406,000)      (2,000)    (748,000)
Interest income........................     193,000      175,000      381,000
                                        -----------  -----------  -----------
Net (loss) / Comprehensive (loss)...... $(1,441,000) $(1,028,000) $(4,982,000)
                                        ===========  ===========  ===========
    Net (loss) per share--Basic and
     Diluted........................... $    (0.91)  $     (0.59)
                                        ===========  ===========
Weighted average shares outstanding....   1,581,160    1,728,114
                                        ===========  ===========


  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                  July 20, 1994
                                        Year Ended December 31,   (Inception) to
                                        ------------------------   December 31,
                                           1997         1998           1998
                                        -----------  -----------  --------------
Cash flows from operating activities:
 Net (loss)...........................  $(1,441,000)  (1,028,000)   (4,982,000)
 Adjustments to reconcile net (loss)
  to net cash (used in) operating
  activities:
 Depreciation and amortization........       51,000       12,000       153,000
 Loss on sale and write down of
  equipment...........................      178,000        7,000       185,000
 Write down of capitalized software to
  estimated net realizable value......                   456,000       456,000
 Acquisition breakup fee..............                   100,000       100,000
 Value of preferred stock charged to
  research and development............                                  50,000
 Amortization of loan acquisition
  costs...............................       95,000                    160,000
 Amortization of debt discount........      297,000                    500,000
 Fair value of options granted........                                 236,000
 Accrued interest on notes payable--
  stockholders........................                                  64,000
Changes in operating assets and
 liabilities:
 (Increase)/decrease in prepaid
  expenses and other current assets...      (68,000)      50,000       (71,000)
 (Decrease)/increase in accounts
  payable and accrued expenses........     (164,000)       4,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) operating
  activities..........................   (1,052,000)    (399,000)   (3,125,000)
                                        -----------  -----------    ----------
Cash flows from investing activities:
 Deposit for letter of intent.........                  (100,000)     (100,000)
 Acquisition of fixed assets..........      (59,000)      (7,000)     (337,000)
 Capitalized software costs...........     (179,000)                  (506,000)
 Proceeds from sale of equipment......       13,000       11,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) investing
  activities..........................     (225,000)     (96,000)     (919,000)
                                        -----------  -----------    ----------
Cash flows from financing activities:
 Proceeds from sale of common stock
  and exercise of options.............    6,900,000                    419,000
 Proceeds from the sale of preferred
  stock...............................                                 550,000
 Proceeds from borrowings--notes
  payable--stockholders...............                               1,194,000
 Proceeds from Bridge notes...........                               1,000,000
 Repayment of Bridge notes............   (1,000,000)                (1,000,000)
 Initial public offering expenses.....   (1,201,000)                 5,501,000
 Repayment of notes payable--
  stockholders........................     (170,000)                  (170,000)
 Loan acquisition costs...............                                (160,000)
 Purchase of treasury stock...........                  (150,000)     (150,000)
                                        -----------  -----------    ----------
 Net cash provided by (used in)
  financing activities................    4,529,000     (150,000)    7,184,000
                                        -----------  -----------    ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................    3,252,000     (645,000)    3,140,000
Cash and cash equivalents--beginning
 of period............................      533,000    3,785,000
                                        -----------  -----------    ----------
Cash and cash equivalents--end of
 period...............................  $ 3,785,000  $ 3,140,000     3,140,000
                                        ===========  ===========    ==========
Supplemental and noncash disclosures:
 Warrants issued in connection with
  Bridge notes........................                                 500,000
 Common stock issued for conversion of
  debt, accrued interest, preferred
  stock and preferred dividends.......    1,084,000                  1,084,000
 Initial public offering expenses
  charged to additional paid-in
  capital.............................      198,000
 Interest paid........................       14,000        2,000        16,000

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                          Preferred Stock     Common Stock                                       Deficit Accumulated
                          Par Value $.01     Par Value $.01      Treasury Stock     Additional During the Development
                          ----------------- ------------------ -------------------   Paid-in   ------------------------
                           Shares    Amt     Shares    Amount   Shares    Amount     Capital      Stage        Total
                          --------- ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Issuance of common stock
 for cash in August
 1994...................                      212,456  $ 2,000                      $   68,000              $    70,000
Issuance of preferred
 stock for cash in
 August 1994............       550  $   --                                             550,000                  550,000
Issuance of preferred
 stock in connection
 with obtaining
 assignment rights to
 developed technology in
 August 1994............        50      --                                              50,000                   50,000
Net (loss) for the
 period from July 20,
 1994 (inception) to
 December 31, 1994......                                                                       $  (230,000)    (230,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1994...................       600      --    212,456    2,000                         668,000    (230,000)     440,000
Surrentder of common
 stock in October 1995..                      (17,928)
Exercise of options in
 December 1995..........                       81,947    1,000                         299,000                  300,000
Net (loss) for the year
 ended December 31,
 1995...................                                                                          (876,000)    (876,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1995...................       600      --    276,475    3,000                         967,000  (1,106,000)    (136,000)
Exercise of options in
 March 1996.............                       30,733                                   10,000                   10,000
Issuance of common stock
 for cash in March
 1996...................                        9,218                                   37,000                   37,000
Surrender of common
 stock in March 1996....                      (21,770)
Surrender of common
 stock in June 1996.....                      (15,239)
Exercise of options in
 August 1996............                        5,358                                    2,000                    2,000
Surrender of common
 stock in August 1996...                       (3,163)
Compensation expense in
 connection with grant
 of options in August
 1996...................                                                               236,000                  236,000
Warrants issued in
 connection with Bridge
 notes..................                                                               500,000                  500,000
Net (loss) for the year
 ended December 31,
 1996...................                                                                        (1,407,000)  (1,407,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1996...................       600      --    281,612    3,000                       1,752,000  (2,513,000)    (758,000)
Proceeds of Initial
 Public Offering, net of
 expenses, in February
 1997...................                    1,380,000   14,000                       5,487,000                5,501,000
Conversion of debt,
 accrued interest,
 preferred stock, and
 preferred dividends to
 common stock in
 February 1997..........      (600)     --    439,714    4,000                       1,202,000    (122,000)   1,084,000
Net (loss) for the year
 ended
 December 31,1997.......                                                                        (1,441,000)  (1,441,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1997                          --       --  2,101,326   21,000                      $8,441,000 $(4,076,000) $ 4,386,000
Purchase of Treasury
 stock..................                                       (149,900) $(150,000)                            (150,000)
Net (loss) for the year
 ended December 31,
 1998...................                                                                        (1,028,000)  (1,028,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
 Balance--December 31,
  1998..................       --   $   --  2,101,326  $21,000 (149,900) $(150,000) $8,441,000 $(5,104,000) $ 3,208,000
                           =======  ======= =========  ======= ========  =========  ========== ===========  ===========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--THE COMPANY AND BASIS OF PRESENTATION:

   Heuristic Development Group, Inc. (the "Company"), is a development stage company. The Company is engaged in the development and marketing of the IntelliFit software, a product which generates personalized exercise prescriptions based on, among other things, an individual's weight, ability, medical history, goals, fitness level and exercise preferences, and tracks and records fitness progress. The IntelliFit software interacts with a user by applying algorithms to an individual's personal profile and adjusting a user's exercise prescription based on progress, frequency of workouts and other variables. The Company believes that this interactive feature helps motivate users to continue exercising, and allows users to reach their goals more quickly.

   To date, the Company has been engaged primarily in research and development activities relating to the IntelliFit software and has conducted only limited marketing activities. The Company believes that product development has been substantially completed and that the IntelliFit software is a viable product for a company which has complementary products and an existing field sales department. The Company has therefore initiated discussions with OEM customers regarding the sale or licensing of the IntelliFit software for incorporation into the OEM customers existing product lines. The Company has not yet generated any significant revenue.

   Additionally, the Company believes that the year 2000 issue has been adequately addressed during development of the product and will not affect its usefulness.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses are expected to continue during the development stage.

   In February 1997, the Company successfully completed its initial public offering ("IPO") and received net proceeds of $5.5 million. In connection with the IPO (i) all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 through August 31, 1996 were converted into 175,793 shares of common stock and (ii) notes payable--stockholders and accrued interest aggregating $1,084,000 were converted into 263,921 shares of common stock.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 [1] CAPITALIZED SOFTWARE COSTS:

   In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes certain costs associated with the development of computer software. Such costs will be amortized over their estimated useful lives commencing with sales of the software products.

   Development costs incurred prior to achievement of technological feasibility were expensed.

 [2] FURNITURE AND EQUIPMENT:

   Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the useful lives of the assets which range from three to seven years.

 [3] INCOME TAXES:

   The Company has applied to the accompanying financial statements provisions required by accounting standards which require the use of the liability method of accounting for income taxes. Deferred taxes are recognized for temporary differences in the recognition of income and expenses for financial reporting and

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

income tax purposes, principally due to capitalized start up costs and compensation expense in connection with the grant of options.

 [4] CASH EQUIVALENTS:

   The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are held at a national bank which is highly capitalized.

 [5] NET LOSS PER SHARE AND SUPPLEMENTAL NET LOSS PER SHARE OF COMMON STOCK:

   During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income (loss) by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income (loss) by the basic shares and all dilutive securities including options. Adoption of SFAS No. 128 had no effect on prior periods.

   The Company has not included potential common shares in the diluted per share computation as the result would be antidilutive. As described in Note E(3), the stockholders have agreed to place 349,370 shares in escrow and accordingly, such shares have been excluded from the computation.

   Supplemental net loss per share in 1996 gives effect to the conversion in 1997 of preferred stock and notes payable--stockholders into common stock as if such transactions had occurred on January 1, 1996. (Note A)

 [6] USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 [7] STOCK BASED COMPENSATION:

   During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("AAPB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans (Note E [2]).

 [8] ORGANIZATIONAL COSTS:

   Organizational costs incurred by the Company are being amortized over five years.

 [9] FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The carrying value of cash and cash equivalents and accounts payable approximates fair value because of the short-term maturity of those instruments.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE C--FURNITURE AND EQUIPMENT:

   Furniture and equipment are summarized as follows:

   Computer Equipment.................................................. $ 5,000
   Furniture, fixtures and software....................................  14,000
   Office equipment.................................................... $30,000
                                                                        -------
                                                                        $49,000
   Less accumulated depreciation.......................................  22,000
       Balance......................................................... $27,000
                                                                        =======

   During 1997, management decided to sell excess office equipment and selected components of the IntelliFit System. As a result of such sales, the Company decided to write down the remaining physical components and housings of the IntelliFit System and shorten their estimated useful lives to one year. The loss of $178,000 on the sale and write down of this equipment was recorded in 1997.

NOTE D--REPAYMENT OF NOTES PAYABLE--STOCKHOLDERS AND BRIDGE LOAN

   In February 1997, the company repaid $170,000 of notes payable--stockholders and approximately $1,084,000 of notes payable--stockholders, including accrued interest, was converted to 263,921 shares of common stock.

   Additionally, Bridge notes of $1,000,000 and related interest were repaid.

NOTE E--STOCKHOLDERS' EQUITY:

 [1] PREFERRED STOCK:

   In August 1994, the Company authorized and issued 600 shares of its $.01 par value Series A preferred stock the "Series A Preferred". The authorized capital for the preferred stock was increased to 5,000,000 shares with a par value of $.01 per share. In conjunction with the IPO all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 were converted into 175,793 shares of common stock.

 [2] STOCK OPTION PLANS:

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123. Such information has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The effect of applying SFAS No. 123 on 1996 and 1997 pro forma net income is not necessarily representative of the effects on reported net income for future years due to, among other things:

   (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. The weighted average fair value of the options granted during 1996 and 1997 are estimated as $1.19 and $1.91, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                     1996  1997
                                                                     ----  ----
   Dividend yield...................................................    0%    0%
   Expected volatility.............................................. 0.30  0.30
   Risk-free interest rate.......................................... 6.0 % 6.14%
   Expected life in years...........................................    3     5

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No.123, the Company's net loss and net loss per share including pro forma amounts would have been as follows:

                                                         1996         1997
                                                      -----------  -----------
   Net Loss As Reported.............................. $(1,407,000) $(1,441,000)
   Pro forma.........................................  (1,413,000)  (1,451,000)
   Net Loss per share As Reported....................       (3.78)       (0.91)
   Pro forma.........................................       (3.80)       (0.92)

   The Company's Stock Option Plan (the "Plan") adopted in October 1996, provides for issuance of 250,000 shares of the Company's common stock. In October 1996, options to purchase 200,000 shares of common stock at $5.00 per share were granted to officers/stockholders exercisable in four equal annual installments commencing one year from the date of grant. None of these options were exercised and all 200,000 of these options were rescinded upon the resignation of these officers/stockholders from the Company during 1997.

   The Plan provides for grant of options to employees, officers, directors and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or nonqualified options. The Plan expires in October 2006. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

   Upon effectiveness of the IPO in 1997, the Company granted five-year options to purchase 6,000 shares of common stock to directors. Such options are exersisable at $5.00 per share commencing on year from the date of grant.

   Additional information with respect to stock option activity is summarized as follows:

                                     Weighted
                                     Average
                                      Shares   Price      Expiration Date
                                     --------  ----- --------------------------
   Granted--year ended December 31,
    1994...........................   115,359  $2.70 December 1995--August 1996

   Granted--year ended December 31,
    1995...........................     2,679  $ .33 August 1997--August 1999

   Exercised--year ended December
    31, 1995.......................   (81,947) $3.67

   Balance at December 31, 1995....    36,091  $ .33 May 1996--August 1999

   Granted--August 1996............    78,674  $ .50 August 2006

   Granted--October 1996...........   200,000  $5.00 October 1997--October 2000

   Exercised--year ended December
    31, 1996.......................   (36,091) $  33

   Balance at December 31, 1996....   278,674  $3.73 October 1997--August 2001

   Granted--February 1997..........     6,000  $5.00 February 2002

   Rescinded--year ended December
    31, 1997.......................  (200,000) $5.00

   Balance at December 31, 1997....    84,674  $ .82
                                               =====

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   For the options issued in August 1996 to two former officers/stockholders, the Company has recorded related compensation expense of $236,000. In connection with the public offering certain of these options are subject to escrow provisions as a condition of the offering (NOTE E[3]).

 [3] ESCROW SHARES/OPTIONS:

   In connection with the public offering, the underwriter had required, as a condition of the offering, that an aggregate of 349,370 shares of the Company's common stock and outstanding options to purchase 50,630 shares be placed in escrow until certain pretax income levels or market value targets are met. The escrow shares and escrow options will be released from escrow upon the Company meeting a minimum pretax income as defined, ranging from $3.3 million to $5.7 million for the years ending December 31, 1998 to December 31, 2000 or if the bid price of the Company's common stock averages in excess of $12.50 per share for 30 consecutive business days during the first period ended August 11, 1998 and $16.75 per share during the period ended February 11, 2001. If the conditions are not met by March 31, 2001, all shares remaining in escrow will be returned to the Company as treasury shares for cancellation. There will be a nondeductible charge to earnings for the fair value of these shares and options upon their release.

 [4] WARRANTS:

   In connection with the sale of bridge notes in December 1996, the Company issued warrants for the purchase of 500,000 shares of common stock. Upon completion of the IPO, the warrants were converted into Class A Warrants as described in Note F.

NOTE F--SALE OF COMMON STOCK:

   In February and March 1997, the Company sold 1,380,000 units, resulting in net proceeds to the Company of $5.5 million. Each unit ("unit") offered by the Company consists of one share of common stock, $.01 par value ("Common Stock"), one redeemable Class A warrant ("Class A Warrants") and one redeemable Class B warrant ("Class B Warrants"). Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50, subject to adjustment, at any time until February 14, 2002. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.75, subject to adjustment, at any time until February 14, 2002. Commencing one year from the date of issuance the Class A Warrants and Class B Warrants (collectively, the "Warrants") are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days written notice, provided the closing bid price of the Common Stock averages in excess of $9.10 per share in the case of Class A Warrants and $12.25 per share in the case of Class B Warrants for any 30 consecutive trading days ending within 15 days of the notice of redemption.

NOTE G--COMMITMENTS AND OTHER MATTERS:

 RESEARCH SERVICES AGREEMENT:

   Pursuant to an agreement, expiring on December 31, 1998, to assist the Company in updating, designing, developing and implementing the software system used in the IntelliFit System, the Company paid the following amounts to a related party:

                            PERIOD/YEAR ENDED                            AMOUNT
                            -----------------                           --------
   December 31, 1994................................................... $ 20,000
   December 31, 1995...................................................  110,000
   December 31, 1996...................................................  244,000
   December 31, 1997...................................................  179,000

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 EMPLOYMENT AGREEMENT:

   The Company has a three year employment agreement with an officer providing for an annual base salary of $90,000 commencing February 1, 1997. The agreement provides for a bonus at the discretion of the Board of Directors and severance salary.

 RELATED PARTY TRANSACTIONS:

   The Company paid $40,000 to the President and stockholder of the Company for consulting services performed during 1997.

NOTE H--INCOME TAXES:

   At December 31, 1996 and December 31, 1997, the Company had available net operating loss carryforwards to reduce future taxable income of approximately $1,584,000 and $3,309,000, respectively. The net operating loss carryforwards expire in various amounts through 2012. The Company's ability to utilize its net operating loss carryforwards is subject to annual limitations as required under Section 382 of the Internal Revenue Code pursuant to ownership change arising during 1997 from the IPO and conversion of preferred stock and notes payable into common stock.

   At December 31, 1996 and December 31, 1997, the Company has deferred tax assets of approximately $963,000 and $1,497,000, respectively, representing the benefits of its net operating loss carryforwards and deferred taxes resulting from capitalized start-up costs and compensation expense in connection with the grant of options. The Company has provided a 100% valuation allowance for such assets since the likelihood of realization cannot be determined.

                                                                      APPENDIX B

                           VIRTUAL COMMUNITIES, INC.
               (PREVIOUS NAME: HEURISTIC DEVELOPMENT GROUP, INC.)

         FINANCIAL STATEMENTS FOR THE PERIOD ENDING SEPTEMBER 30, 1999
        AND FOR THE PERIOD FROM JULY 20, 1994 THROUGH SEPTEMBER 30, 1999
                                  (Unaudited)

                           VIRTUAL COMMUNITIES, INC.
               (Previous Name: HEURISTIC DEVELOPMENT GROUP, INC.)
                         (a development stage company)

                      CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 1999
                                  (Unaudited)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                       ASSETS
                       ------
Current assets:
Cash and cash equivalents...........................   $ 2,377,000  $ 3,140,000
Short term loan to VCI..............................       250,000          --
Prepaid expenses and other current assets...........        60,000       32,000
                                                       -----------  -----------
Total current assets................................     2,687,000    3,172,000
Capitalized software costs..........................        50,000       50,000
Furniture and equipment (net of accumulated
 depreciation)......................................           --        12,000
Organizational costs (net of accumulated
 amortization)......................................           --         4,000
                                                       -----------  -----------
TOTAL ASSETS........................................   $ 2,737,000  $ 3,238,000
                                                       ===========  ===========
                    LIABILITIES
                    -----------
Current liabilities:
Accounts payable....................................   $    11,000  $    18,000
Accrued expenses....................................        91,000       12,000
                                                       -----------  -----------
Total current liabilities...........................       102,000       30,000
                                                       -----------  -----------
                STOCKHOLDERS' EQUITY
                --------------------
Preferred stock--$ .01 par value, authorized
 5,000,000 shares issued and outstanding none
Common stock--$ .01 par value, authorized 20,000,000
 shares issued and outstanding 2,101,326 shares
 (includes 349,370 shares held in escrow) at
 September 30, 1999 and December 31, 1998...........        21,000       21,000
Additional paid-in capital..........................     8,441,000    8,441,000
Accumulated Deficit during the development stage....    (5,677,000)  (5,104,000)
                                                       -----------  -----------
                                                         2,785,000    3,358,000
Treasury stock (149,900 shares) at September 30,
 1999 and December 31, 1998.........................      (150,000)    (150,000)
                                                       -----------  -----------
  Total stockholders' equity........................     2,635,000    3,208,000
                                                       -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......   $ 2,737,000  $ 3,238,000
                                                       ===========  ===========

                           VIRTUAL COMMUNITIES, INC.
               (Previous Name: HEURISTIC DEVELOPMENT GROUP, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                         Three Months Ended      Nine Months Ended     July 20, 1994
                            September 30           September 30        (Inception) to
                         --------------------  ----------------------  September 30,
                           1998       1999        1998        1999          1999
                         ---------  ---------  -----------  ---------  --------------
Costs and expenses:
Research and
 development:
Direct expenditures.....                                                $   338,000
Payments under research
 services agreement.....                                                    137,000
                                                                        -----------
Total research and
 development............                                                    475,000
 General and
  administrative........ $ 124,000  $ 235,000  $   438,000  $ 667,000     4,079,000
 Loss on sale and write
  down of equipment.....                             7,000     13,000       185,000
 Write down of
  capitalized software
  to estimated net
  realizable value......   456,000                 456,000                  456,000
Acquisition breakup
 fee....................   100,000                 100,000                  100,000
                         ---------  ---------  -----------  ---------   -----------
Total costs and
 expenses...............   680,000    235,000    1,001,000    680,000     5,295,000
                         ---------  ---------  -----------  ---------   -----------
Loss from operations....  (680,000)  (235,000)  (1,001,000)  (680,000)   (5,295,000)
Interest expense and
 amortization of debt
 discount and expense...    (2,000)       --        (2,000)       --       (748,000)
Interest income.........    42,000     45,000      138,000    108,000       489,000
                         ---------  ---------  -----------  ---------   -----------
Net loss................ $(640,000) $(190,000) $  (865,000) $(572,000)  $(5,554,000)
                         =========  =========  ===========  =========   ===========
    Net loss per share--
     Basic and Diluted.. $   (0.37)     (0.12)       (0.49)     (0.36)
                         =========  =========  ===========  =========
Weighted average shares
 outstanding............ 1,743,789  1,602,056    1,749,234  1,602,056
                         =========  =========  ===========  =========

                           VIRTUAL COMMUNITIES, INC.
                (Prior Name: HEURISTIC DEVELOPMENT GROUP, INC.)
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                           Nine Months Ended      July 20, 1994
                                             September 30,        (Inception) to
                                         -----------------------  September 30,
                                            1998        1999           1999
                                         ----------  -----------  --------------
Cash flows from operating activities:
  Net loss.............................  $ (865,000)    (572,000)   (5,554,000)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
   Depreciation and amortization.......       8,000        2,000       170,000
   Loss on sale and write down of
    equipment..........................       7,000       13,000       185,000
   Write down of capitalized software
    to estimated net realizable value..     456,000                    456,000
   Deposit for letter of intent........     100,000                    100,000
   Value of preferred stock charged to
    research and development...........                                 50,000
   Amortization of loan acquisition
    costs..............................                                160,000
   Amortization of debt discount.......                                500,000
   Fair value of options granted.......                                236,000
   Accrued interest on notes payable--
    stockholders.......................                                 64,000
Changes in operating assets and
 liabilities:
  (Increase) decrease in prepaid
   expenses and other current assets...      21,000      (28,000)      (99,000)
  Net (decrease) increase in accounts
   payable and accrued expenses........     (17,000)      72,000        96,000
                                         ----------  -----------    ----------
   Net cash used in operating
    activities.........................    (290,000)    (513,000)   (3,636,000)
                                         ----------  -----------    ----------
Cash flows from investing activities:
  Issuance of short term loan to VCI...           0     (250,000)     (250,000)
  Deposit for letter of intent.........    (100,000)                  (100,000)
  Acquisition of fixed assets..........      (6,000)           0      (339,000)
  Capitalized software costs...........         --                    (506,000)
  Proceeds from sale of equipment......      11,000            0        24,000
                                         ----------  -----------    ----------
   Net cash used in investing
    activities.........................     (95,000)    (250,000)       (1,171)
                                         ----------  -----------    ----------
Cash flows from financing activities:
  Proceeds from sale of common stock
   and exercise of options.............                                419,000
  Proceeds from the sale of preferred
   stock...............................                                550,000
  Proceeds from borrowings--notes
   payable--stockholders...............                              1,194,000
  Proceeds from Bridge notes...........                1,000,000
  Repayment of Bridge notes............               (1,000,000)
  Proceeds from public offering, net of
   expenses............................                              5,501,000
  Repayment of notes payable--
   stockholders........................                               (170,000)
  Loan acquisition costs...............                               (160,000)
  Purchase of treasury stock...........     (27,000)                  (150,000)
                                         ----------  -----------    ----------
   Net cash provided by (used in)
    financing activities...............     (27,000)           0     7,184,000
                                         ----------  -----------    ----------
NET INCREASE (DECREASE) IN CASH........    (412,000)    (763,000)    2,377,000
Cash and cash equivalents--beginning of
 period................................   3,785,000    3,140,000
                                         ----------  -----------    ----------
Cash and cash equivalents--end of
 period................................   3,373,000  $ 2,377,000     2,377,000
                                         ==========  ===========    ==========
Supplemental and noncash disclosures:
  Preferred stock issued in connection
   with assignment agreement...........                                 50,000
  Warrants issued in connection with
   Bridge notes........................                                500,000
  Common stock issued for conversion of
   debt, accrued interest, preferred
   stock and preferred dividends.......                              1,084,000
  Interest paid........................       2,000       16,000

                           VIRTUAL COMMUNITIES, INC.
                (Prior Name: HEURISTIC DEVELOPMENT GROUP, INC.)
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS



(NOTE A)--Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Registrant Company's annual report on Form 10-KSB for the year ended December 31, 1998.

(NOTE B)--The Company:

   As of September 30, 1999 Heuristic Development Group, Inc. (the "Company" prior to its name change--See Note C") was a development stage company formed in 1994 to research, develop, design and market fitness-related products. The Company's sole product as of September 30, 1999 has been IntelliFit, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs.

   Based on feedback from test sites and beta customers, and the disappointing acceptance of the IntelliFit product, the Company revamped its business model in the second half of 1997. The Company no longer believes that it can be successful in selling or licensing the IntelliFit product to customers and supporting the product in the field. The Company still believes, however, that the IntelliFit software may be a viable product for a company which has complementary products or an existing field sales organization, and plans to pursue licensing or selling the IntelliFit system to such a buyer.

   Additionally, because the IntelliFit software operates on a Macintosh OS operating system, the Company believes that the IntelliFit software has no exposure to the year 2000 problem that may result from the date change at the end of 1999. However, because there are currently no operations using the IntelliFit software, the Company is unable to assess whether the IntelliFit software would have any year 2000-related problems when installed or operated in conjunction with other non-Macintosh OS networks and systems.

(NOTE C)--Subsequent Event:

   On October 29, 1999, Virtual Communities, Inc. ("VCI") merged with and into HDG Acquisition Sub, Inc., a wholly owned subsidiary of Heuristic Development Group, Inc. ("HDG"). Previously, on June 3, 1999, HDG and VCI had entered into a Plan and Agreement of Merger (the "Merger") that was subsequently amended on September 8, 1999. VCI shareholders approved the merger by means of a Consent of Shareholders dated as of October 26, 1999 and HDG shareholders approved the merger at HDG's Annual Meeting held on the same date.

   In connection with the Merger, HDG changed its name to Virtual Communities, Inc. and began trading its securities (former symbol: IFIT) on the NASDAQ Small Cap Market on Monday, November 1, 1999 under the symbols: "VCIX" for the common stock, "VCIXU" for the Units, "VCIXW" for the Class A Warrants and "VCIXZ" for the Class B warrants. As a result of the Merger, VCI shareholders received
1.151 shares of HDG common stock for each share of VCI common stock held by them. After the Merger, there were a total of 14,075,382 shares of the Company outstanding. HDG's Board of Directors and management resigned and were

                           VIRTUAL COMMUNITIES, INC.
                (Prior Name: HEURISTIC DEVELOPMENT GROUP, INC.)
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


replaced with VCI's Board of Directors and management. Following the Merger, VCI shareholders control HDG, holding 88.6% of the Common Stock of the Company with HDG shareholders holding 11.4%. On September 30, 1999, the Company filed a Registration Statement on Form S-4B, which included the financial statements of VCI for the period ending December 31, 1998 and unaudited financial statements for the period ending June 30, 1999, which are incorporated herein by reference thereto.

   The Merger was accounted for as a capital transaction, which is equivalent to the issuance of stock by VCI for HDG's net monetary assets, accompanied by a recapitalization of VCI.

   Proforma revenue, net loss and loss per share of the combined entity as of September 30, 1999 was $613,000, $3,965,000 and $0.28, respectively. This pro forma information reflect the merger as if the merger had occurred January 1, 1999 and carried forward to September 30, 1999, taking into effect certain events that occurred subsequent to the period presented. Furthermore, this pro forma information does not purport to be indicative of the results which would have actually been obtained had such transaction been completed as of September 30, 1999 or which may be obtained in the future.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses continued through the merger date.

                                                                      APPENDIX C


                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                            as of December 31, 1998

                           VIRTUAL COMMUNITIES, INC.

                                    Contents

                                                                          Page
                                                                        --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...............................   H-3
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets..........................................   H-4
  Consolidated Statements of Operations................................   H-5
  Consolidated Statements of Changes in Shareholders' Deficiency.......   H-6
  Consolidated Statement of Cash Flows.................................   H-7
  Notes to the Consolidated Financial Statements....................... H-8-H-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Virtual Communities, Inc.

   We have audited the accompanying consolidated balance sheets of Virtual Communities, Inc., a Delaware corporation, and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Communities, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered recurring net losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1B. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          Arthur Andersen, LLP

New York, New York
March 10, 1999

                           VIRTUAL COMMUNITIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (U.S. Dollars in thousands except per share data)

                                                                  December 31
                                                                ---------------
                                                           Note  1998    1997
                                                           ---- ------- -------
                          ASSETS
                          ------

Current Assets
 Cash and cash equivalents................................          574      34
 Trade receivables, net of allowance of $11 in 1998 ($6 in
  1997)...................................................          139     120
 Other receivables........................................           35      14
                                                                ------- -------
  Total current assets....................................          748     168
                                                                ======= =======
Fixed Assets, Net......................................... (3)      181     182
                                                           ---  ------- -------
Severance Pay Deposits.................................... (8)       31      15
                                                           ---  ------- -------
  Total assets............................................          960     365
                                                                ======= =======
         LIABILITIES AND SHAREHOLDERS' DEFICIENCY
         ----------------------------------------

Current Liabilities
 Short-term bank borrowings............................... (4)      101      69
 Shareholders' loans...................................... (5)      200     --
 Payables and accrued expenses............................ (6)      782     546
                                                           ---  ------- -------
  Total current liabilities...............................        1,083     615
Long-Term Liabilities
 Convertible Loans........................................ (7)      575     550
 Accrued severance pay.................................... (8)       74      44
                                                           ---  ------- -------
  Total long-term liabilities.............................          649     594
                                                                ------- -------
Shareholders' Deficiency
 Share capital                                             (a)
 Shares of $0.0001 par value Authorized--19,000,000 common
  stock and 1,000,000 preferred stock; issued and
  outstanding--8,425,749 common stock (1997--3,783,334)...            1     --
 Additional paid-in capital...............................        2,153     648
 Accumulated deficit......................................      (2,926) (1,492)
                                                                ------- -------
  Total shareholders' deficiency..........................        (772)   (844)
                                                                ------- -------
  Total liabilities and shareholders' deficiency..........          960     365
                                                                ======= =======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (U.S. Dollars in thousands except per share data)

                                                            For the year ended
                                                                December 31
                                                            --------------------
                                                      Note    1998       1997
                                                      ----  ---------  ---------
REVENUES.............................................             819        402
                                                            ---------  ---------
COST AND EXPENSES
  Cost of revenues................................... (10)        721        602
  Selling, general and administrative expenses....... (11)      1,341        849
  Financing expenses, net............................             191         56
                                                            ---------  ---------
                                                                2,253      1,507
                                                            =========  =========
    Net loss.........................................           1,434      1,105
                                                            =========  =========
NET LOSS PER SHARE...................................           (0.19)     (0.35)
                                                            =========  =========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING..................................       7,372,636  3,190,824
                                                            =========  =========




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' DEFICIENCY
               (U.S. Dollars in thousands except per share data)

                              Number of         Additional
                              ordinary   Share   paid-in   Accumulated
                               shares   capital  capital     deficit   Total
                              --------- ------- ---------- ----------- ------
Balance as of January 1,
 1997........................ 2,733,499   --        --         (387)     (387)
Shares issued................ 1,049,835   --        630         --        630
Options issued...............       --    --         18         --         18
Net loss.....................       --    --        --       (1,105)   (1,105)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1997........................ 3,783,334   --        648      (1,492)     (844)
Shares issued................ 4,642,415     1     1,433         --      1,434
Options issued...............       --    --         72         --         72
Net loss.....................       --    --        --       (1,434)   (1,434)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1998........................ 8,425,749     1     2,153      (2,926)     (772)
                              =========   ===     =====      ======    ======




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
               (U.S. Dollars in thousands except per share data)

                                                          For the year ended
                                                              December 31
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................    (1,434)    (1,492)
  Adjustments to reconcile net loss to net cash used in
   operating activities (see below)......................       274      1,238
                                                          ---------  ---------
    Net cash used in operating activities................    (1,160)      (254)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets...............................       (77)       (88)
  Investment in subsidiary...............................       --         (10)
  Investment in other assets.............................       --        (400)
                                                          ---------  ---------
    Net cash used in investing activities................       (77)      (498)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowings, net........................        32        (12)
  Receipt of shareholders' loans.........................       200        --
  Receipt of convertible loans...........................       624        150
  Issuance of shares.....................................       921        648
                                                          ---------  ---------
    Net cash provided by financing activities............     1,777        786
                                                          ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................       540         34
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........        34        --
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................       574         34
                                                          =========  =========
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN
 OPERATING ACTIVITIES:
  Items not affecting operating cash flows:
    Depreciation.........................................        78         26
    Accrued severance pay, net...........................        14         21
    Nonrecurring expense.................................       --         796
  Changes in operating assets and liabilities:...........
    Decrease (increase) in trade receivables, net........       (19)       285
    Decrease (increase) in other receivables.............       (21)        14
    Increase in payables and accrued expenses............       222         96
                                                          ---------  ---------
                                                                274      1,238
                                                          =========  =========
INTEREST PAID............................................        23         15
                                                          =========  =========
NONCASH TRANSACTIONS
  Issuance of shares upon conversions of loans...........       585        --
                                                          =========  =========
PURCHASE OF SUBSIDIARY
  Assets and liabilities at date of purchase:
    Working capital (excluding cash).....................       --         106
    Fixed assets.........................................       --        (120)
    Convertible loans....................................       --         400
    Other goodwill-type intangible assets................       --        (396)
                                                          ---------  ---------
                                                                --         (10)
                                                          =========  =========

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
               (U.S. Dollars in thousands except per share data)

NOTE 1--GENERAL

   A. Virtual Communities, Inc., (the "Company"), a Delaware corporation, was incorporated in 1996 and commenced its operations in June 1997. The Company is an Internet publisher engaged in developing and operating Web communities, acquiring related technologies and providing internet hosting, marketing and advertising services.

   The Company's first Web community, "Virtual Jerusalem" ("VJ"), located on the World Wide Web at www.virtualjerusalem.com, is an aggregation of Jewish and Israel related content on the Internet. The VJ site contains over a hundred sites and thousands of pages of news, features and interactive content and services, as well as access to thousands of additional related sites on the Internet.

   The Company acquired the majority of the net assets and shares of Virtual Jerusalem Ltd. ("VJL"), an Israeli company for book purposes, in June 1997. VJL commenced operations in January 1996 and introduced the VJ site in May 1996. VJL develops and maintains the VJ Web site and the Company's affiliated sites on behalf of the Company. VJL is considered a predecessor of the Company.

   In June 1998, the Company formed a new company registered under the laws of Israel, VCI Internet Properties Ltd. ("VCIIP") for the purpose of publishing and operating an Israel news service and Web site formed by the Company in June 1998, called "IsraelWire". IsraelWire provides online news from Israel on a continuous basis. The Company owns 99% of the shares of VCIIP.

   In December 1998, the Company launched its second Web community, Virtual HolyLand ("VHL"), located on the Web at www.virtualholyland.com, which is targeted to the Evangelical Christian market. The Company has entered into agreements with several content partners for use of their content on the VHL site.

   B. The Company incurred net losses in 1997 and 1998 amounting approximately to $2.5 million and anticipates that it will continue to incur losses for some time. The Company's continued existence is dependent on its ability to generate more revenues and on obtaining additional financing from its shareholders and outside sources. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company raised an initial amount during February 1999 (see Note 9E) and intends to raise additional capital through a private placements in 1999 (see Note 7A).

   C. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--ACCOUNTING POLICIES

   The consolidated financial statements have been prepared in conformity with generally accepted paaccounting principles. The significant accounting policies followed in the preparation of the financial statements applied on a consistent basis are:

 A. CASH AND CASH EQUIVALENTS

   All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 B. FIXED ASSETS, NET

   These assets are presented at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets ranging as follows:


                                                                            Year
                                                                            ----
   Computers...............................................................  3-4
   Furniture and office equipment.......................................... 7-14

 C. REVENUE RECOGNITION

   The Company's primary source of revenue to date has been from online Web site advertising fees. The Company recognizes revenues earned from advertising fees ratably over the term of the advertising contract. The Company also earns revenues from hosting and exposure of content partner owned Web sites, and from site production services. Hosting and exposure revenues are recognized ratably over the service period, which is usually annually. Revenues from production services are recognized upon completion of such services.

 D. BARTER ARRANGEMENTS

   The Company enters into barter arrangements with certain customers, whereby the Company's advertising, hosting and exposure or production services are exchanged for goods or services.

   Revenues and expenses from barter transactions are measured on the basis of the fair value of the goods or services sold or, if more clearly evident, the fair value of the assets or services received.

   In regard to advertising barter transactions, barter revenue is recognized over the term of the advertising contract, whereas barter expenses are recognized as incurred. Approximately 15% and 28% of the advertising revenue recorded by the Company in 1997 and 1998, respectively, related to barter in exchange for airline tickets or promotional services at trade events. Revenue from barter is calculated based upon the fair market value of the goods or services received. The fair value of the airline tickets or promotional services received by the Company are determined based on the respective customer's listed prices.

   In addition, approximately 38% of the hosting and exposure revenue recorded by the Company in 1998, relating to Web sites hosted on the Company's server, were attributed to barter relationships. In exchange for these services the Company received either content material published on the Company's site or promotional services in various publications or at public events. The fair value of the Company's hosting and exposure fees are determined by the standard rate charged to cash buyers. This annual fee is recognized ratably over the twelve-month period to which the annual fee relates. In 1997 there were no revenues from barter of hosting and exposure.

   In 1998, approximately 76% of production revenue were attributed to barter relationships, in exchange for content material published on the Company's site. The fair value of the Company's production fees is determined by the standard rates charged to cash buyers. This revenue is recognized as the Company provides the production service. In 1997, there were no revenues from barter of production services.

   Barter expenses are included in selling, general and administrative expenses section of the statements of operations.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 E. LOSS PER SHARE

   In accordance with SFAS 128, net earnings (loss) per Ordinary share amounts ("Basic EPS") are computed by dividing net earnings (loss), adjusted for preferred stock as required, by the weighted average number of common shares outstanding and excluding any dilution. Net earnings (loss) per Ordinary share amounts assuming dilution ("Diluted EPS") are computed by reflecting potential dilution of the Company's securities. Basic and Diluted EPS are the same for the years ended December 31, 1998 and 1997 since all securities are considered antidilutive.

NOTE 3--FIXED ASSETS, NET

                                                                   December 31
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
   Computers......................................................   291    219
   Furniture and office equipment.................................    27     22
                                                                   -----  -----
                                                                     318    241
   Less--accumulated depreciation.................................   137     59
                                                                   -----  -----
   Net book value.................................................   181    182
                                                                   =====  =====

NOTE 4--SHORT-TERM BANK BORROWINGS

                                                                    December 31
                                                                    ------------
                                                                    1998   1997
                                                                    -----  -----
   Bank overdrafts.................................................    41     69
   Bank loan.......................................................    60    --
                                                                    -----  -----
                                                                      101     69
                                                                    =====  =====

   Bank overdrafts (in New Israeli Shekels) bear interest of approximately 17% per annum. Bank loan (in U.S.$) bears interest of approximately 7% per annum.

NOTE 5--SHORT TERM SHAREHOLDERS LOANS

   In May 1998, the Company received interest free three month bridge loans from two individuals in the aggregate amount of $200 (the "May 1998 Loans"). In consideration for the May 1998 Loans, the Company agreed to issue a total of 30,000 shares of common stock for each month that the loans were not repaid for the first ninety days, after which time the Company agreed to issue a total of 60,000 shares of common stock for each additional month (or a pro-rated amount for each partial month) that the May 1998 Loans remains unpaid. As a result, the Company recorded interest expense in the amount of $155. Subsequent to the balance sheet date, the Company repaid the loans and repurchased a total of 330,000 shares that were issued to the lenders as of December 9, 1998, for a total of $132, or $0.40 a share. The lenders agreed to accept such payment together with repayment of the May 1998 loans in lieu of any shares that may have accrued to them prior to repayment.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 6--PAYABLES AND ACCRUED EXPENSES

                                                                   December 31
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
   Accounts payable...............................................   274    226
   Payroll, government institutions and others....................   245     84
   Accrued expenses and deferred income...........................   263    236
                                                                   -----  -----
                                                                     782    546
                                                                   =====  =====

NOTE 7--CONVERTIBLE LOANS

   A. On December 31, 1998, the Company issued a one year secured convertible promissory note in the principal amount of $500 (the "Note") to Virtual Acquisition Co., LLC ("VAC"), a company affiliated with principals of Jesup & Lamont Securities Corp., a New York investment bank ("Jesup"). Jesup has entered into an agreement with the Company whereby Jesup has agreed to raise $5 million through the private placement of the Company's securities on a "best efforts" basis, no later than April 5, 1999.

   Subsequent to balance sheet date (in February 1999), the Note was converted into 5,000 shares of Series A preferred stock, thereby eliminating such debt, simultaneously with the sale of 9,550 preferred stock of the Company by Jesup for $955 (See Note 9E). In consideration for the Note, the Company issued to VAC a five year warrant (the "VAC Warrant") expiring December 31, 2003 to purchase of 479,856 shares of common stock at an exercise price of $0.52 per share.

   B. In October 1998, the Company received a three month loan in the principal amount of $25. The loan accrues interest at the rate of 12% per annum and is convertible into 38,462 shares of common stock of the Company at a rate of $0.65 per share. In consideration for such loan, the Company issued the lender 2,500 shares of common stock of the Company. The Company repaid the loan with the accrued interest in January 1999.

   C. In February 1998, the Company received from a related party a ninety day loan (the "Loan"), extendable for an additional ninety day period, in the principle amount of $50 . The Loan bears interest at the rate of 10% per annum and is convertible into 75,757 shares of common stock of the Company at the rate of $0.66 per share. In consideration for the Loan, the Company agreed to issue a warrant to purchase 5,000 shares of common stock for each month that the Loan remained outstanding. As of December 31, 1998, the related party had accrued a warrant for a total of 53,300 shares of common stock at an exercise price of $0.66 per share. The Company repaid the Loan, together with accrued interest in January 1999.

NOTE 8--ACCRUED SEVERANCE PAY

   The Company's obligation for severance pay to employees in Israel is partially covered by payments to insurance companies. The accrual for severance pay and deposits with insurance companies in respect of severance pay are included in the balance sheet.

NOTE 9--SHARE CAPITAL

   A. During 1998, the Company issued 2,682,023 shares in respect of loans and convertible loans granted to the Company during 1997 (1,786,056 to related parties), and additional 1,960,392 shares were issued in respect of loans that were granted to the Company during 1998 (154,096to related parties) and to some shareholders of the Company.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


   B. The Company reserved 726,000 shares of common stock for issuance under its 1997 Stock Option Plan ("1997 SOP") and an additional 524,000 shares for issuance under a similar 1998 Stock Option Plan ("1998 SOP"). Actual grants are as follows:

                                                               No. of   Exercise
                                                               options   price
                                                               -------  --------
   Granted in 1997 to employees............................... 423,500   $0.40
                                                               -------
   Balance at December 31, 1997............................... 423,500
   Granted in 1998 to employees............................... 610,000   $0.65
   Forfeited (employees) in 1998.............................. (60,500)
                                                               -------
   Balance at December 31, 1998                                973,000
                                                               =======

   Compensation cost under the alternative fair value accounting method under FASB statement No. 123, "Accounting for Stock Based Compensation", had not been provided since the effect is estimated to be immaterial.

   C. The Company granted options and warrants to shareholders and lenders relating to loans, amounting to 60,500 and 1,061,418 in 1997 and 1998, respectively (60,500 and 252,044 to related parties in 1997 and 1998 respectively). The exercise price per share of common stock ranges from $0.30 to $1.00.

   D. Subsequent to the balance sheet date, the Company committed to issue 91,250 shares of the Company to a consultant of the Company and 21,277 shares to a non-affiliated investor.

   E. In February 1999, the Company raised gross proceeds of $955 (before issuance expenses) through the issuance of 9,550 shares of Series A Preferred Stock to 35 accredited investors. At the same time, a $500 secured convertible promissory note provided to the Company by Virtual Acquisition Co. LLC on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt (see Note 7). Holders of the Series A preferred stock have the right to convert their stock into common stock of the Company at any time. The Series A preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   The 9,550 and the 5,000 Series A preferred stock above will automatically convert into 1,807,004 shares of common stock upon the completion of at least $4 million in additional financing by the Company at a 10% minimum premium over the Series A conversion price of $0.8052 per share, upon an underwritten public offering of shares of common stock that yields gross proceeds of at least $25 million or upon a reverse merger of the Company into an existing public company.

NOTE 10--COST OF REVENUES

                                                                 For the year
                                                                     ended
                                                                  December 31
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Salaries and related expenses................................    426     416
   Content material.............................................    103      --
   Internet connectivity........................................     50      58
   Rent and maintenance.........................................     46      89
   Other........................................................     96      39
                                                                 ------  ------
                                                                    721     602
                                                                 ======  ======

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 11--SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                  For the year
                                                                     ended
                                                                  December 31
                                                                  --------------
                                                                   1998   1997
                                                                  ------- ------
   Salaries and related expenses.................................     718   475
   Rent and maintenance..........................................      80    71
   Advertising...................................................     109    35
   Legal and professional expenses...............................      60    90
   Travel........................................................      77    42
   Other expenses................................................     297   136
                                                                  ------- -----
                                                                    1,341   849
                                                                  ======= =====

   During the year the Company rented office space and obtained administrative services from related parties in consideration of $148 (1997 -- $106).

NOTE 12--TAXES ON INCOME

   A. Carryforward losses for tax purposes approximate $2.1 million. Due to the uncertainty of realizing the benefit of the loss carryforward, a valuation allowance for the related deferred tax asset has been recorded.

   B. VJL is subject to the Israeli Income Tax Law (Adjustments for Inflation), 1985, which provides for an adjustment for the effects of inflation on taxable income in respect of that portion of shareholders' equity not invested in inflation-resistant assets. The carryforward loss for tax purposes is approximately $100.

                                   # # # # #

                                                                      APPENDIX D


                           VIRTUAL COMMUNITIES, INC.

                         CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                            as of September 30, 1999
                               (In U.S. dollars)
                                  (Unaudited)

                           VIRTUAL COMMUNITIES, INC.

              CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1999

                                    Contents

                                                                          Page
                                                                        --------
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets..........................................   D-3
  Consolidated Statements of Operations................................   D-4
  Consolidated Statements of Shareholders' Equity (Deficiency).........   D-5
  Consolidated Statements of Cash Flows................................   D-6
  Notes to the Consolidated Financial Statements....................... D-7-D-10

                           VIRTUAL COMMUNITIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
               (U.S. Dollars in thousands except per share data)

                                                       September 30 December 31
                                                           1999        1998
                                                       ------------ -----------
                                                       (Unaudited)   (Audited)
                        ASSETS
                        ------

Current Assets
 Cash and cash equivalents............................       102         574
 Trade receivables, net of allowance of $ 18 in 1999
  and $11 in 1998.....................................       278         139
 Other receivables....................................        66          35
                                                          ------      ------
  Total current assets................................       446         748
                                                          ------      ------
Fixed Assets, Net.....................................       586         181
                                                          ------      ------
Severance Pay Deposits................................        79          31
                                                          ------      ------
Other Assets..........................................        35         --
                                                          ------      ------
  Total assets........................................     1,146         960
                                                          ======      ======
       LIABILITIES AND SHAREHOLDERS' DEFICIENCY
       ----------------------------------------

Current Liabilities
 Short-term bank borrowings...........................       396         101
 Shareholders' loans..................................       150         200
 Convertible note.....................................       250         --
 Payables and accrued expenses........................     1,693         782
                                                          ------      ------
                                                           2,489       1,083
                                                          ------      ------
Long-Term Liabilities
 Convertible Loans....................................       --          575
 Accrued severance pay ...............................       119          74
                                                          ------      ------
                                                             119         649
                                                          ------      ------
  Total liabilities...................................     2,608       1,732
                                                          ------      ------
Shareholders' Deficiency
 Share capital
 Shares of $0.0001 par value Preferred stock, Series A
  and B authorized-- 1,000,000 shares; issued and
  outstanding as of September 30, 1999--14,550 shares
  and 10,325 shares Series A and B, respectively
  (December 31, 1998--none)...........................       --          --
 Common stock authorized--19,000,000 shares; issued
  and outstanding--8,538,276 shares as of September
  30, 1999 and 8,425,749 shares as of December 31,
  1998................................................         1           1
 Additional paid-in capital...........................     4,441       2,153
 Accumulated deficit..................................    (5,904)     (2,926)
                                                          ------      ------
  Total shareholders' deficiency......................    (1,462)       (772)
                                                          ------      ------
  Total liabilities and shareholders' deficiency......     1,146         960
                                                          ======      ======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (U.S. Dollars in thousands except share and per share data)

                                       For the three
                                       months ended       For the nine months
                                       September 30       ended September 30
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------  ---------
                                        (Unaudited)           (Unaudited)
REVENUES...........................       268        141        613        655
                                    ---------  ---------  ---------  ---------
COST AND EXPENSES
  Cost of revenues.................       583        186      1,139        513
  Selling, general and
   administrative expenses.........       620        348      1,949        954
  Financing expenses, net..........        16         67         74        115
  Expenses of merger...............       188          0        429          0
                                    ---------  ---------  ---------  ---------
                                        1,407        601      3,591      1,582
                                    =========  =========  =========  =========
    Net loss.......................    (1,139)      (460)    (2,978)      (927)
                                    =========  =========  =========  =========
NET LOSS PER SHARE.................     (0.13)     (0.08)     (0.35)     (0.17)
                                    =========  =========  =========  =========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING................ 8,538,276  5,469,441  8,523,409  5,469,441
                                    =========  =========  =========  =========




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                      IN SHAREHOLDERS' EQUITY (DEFICIENCY)
                 (U.S. Dollars in thousands except share data)
                                  (Unaudited)

                          Number of Number of
                          Series A  Series B  Number of         Additional
                          preferred preferred ordinary   Share   paid-in   Accumulated
                           shares    shares    shares   capital  capital     deficit   Total
                          --------- --------- --------- ------- ---------- ----------- ------
Balance as of January 1,
 1999...................      --        --    8,425,749     1     2,153      (2,926)     (772)
Common stock issued.....      --        --      112,527    --       148         --        148
Series A preferred stock
 issued upon conversion
 of convertible loans...    5,000       --          --     --       500         --        500
Series A preferred stock
 issued, net of issuance
 costs..................    9,550       --          --     --       815         --        815
Series B preferred stock
 issued, net of issuance
 costs..................      --     10,325         --     --       825         --        825
Net loss................      --        --          --     --       --       (2,978)   (2,978)
                           ------    ------   ---------   ---     -----      ------    ------
Balance as of September
 30, 1999...............   14,550    10,325   8,538,276     1     4,441      (5,904)   (1,462)
                           ======    ======   =========   ===     =====      ======    ======


   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. Dollars in thousands)

                                                                For the nine
                                                                months ended
                                                                September 30
                                                                ---------------
                                                                 1999    1998
                                                                -------  ------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.....................................................  (2,978)  (927)
  Adjustments to reconcile net loss to net cash used in
   operating activities (see below)............................     811    270
                                                                -------  -----
    Net cash used in operating activities......................  (2,167)  (657)
                                                                -------  -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets.....................................    (513)   (62)
                                                                -------  -----
    Net cash used in investing activities......................    (513)   (62)
                                                                -------  -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in short-term bank borrowing........................     295     68
  Receipt of shareholders' loans...............................     150    --
  Repayment of shareholders' loans.............................    (200)   --
  Receipt of convertible note..................................     250    --
  Repayment of convertible loans (*)...........................     (75)   (17)
  Issuance of common stock.....................................     148    649
  Issuance of preferred stock, Series A and B..................   1,640    --
                                                                -------  -----
    Net cash provided by financing activities..................   2,208    700
                                                                -------  -----
DECREASE IN CASH AND CASH EQUIVALENTS..........................    (472)   (19)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...............     574     34
                                                                -------  -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....................     102     15
                                                                =======  =====
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING
 ACTIVITIES:
  Items not involving operating cash flows:
    Depreciation...............................................     108     35
    Accrued severance pay, net.................................      37     44
  Changes in operating assets and liabilities
    Increase in receivables....................................    (170)   (73)
    Increase in payable and accrued expenses...................     836    264
                                                                -------  -----
                                                                    811    270
                                                                =======  =====
NONCASH TRANSACTIONS
  Issuance of preferred stock, Series A upon conversions of
   loans (*)...................................................     500    --
                                                                =======  =====

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1--BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and notes for the year ended December 31, 1998.

NOTE 2--SHAREHOLDERS' LOANS

   In January 1999, the Company received a six month, interest-free loan in the principal amount of $150,000 from a non-affiliated shareholder of the Company. In the event the loan is not repaid in six months, the loan will incur interest at the rate of 10% per annum commencing July 1999. The Company and the lender have agreed to negotiate a potential joint venture whereby the Company would develop, produce, host on its server and promote through its online communities a web site that will promote and offer online insurance services, as permitted by law. In the event the venture is agreed upon, the Company will be required to contribute up to $200,000 in services to implement the venture and the loan will be forgiven by the lender in consideration of additional services by the Company in the amount of the loan. In the event the parties do not proceed with the joint venture within six months from the date of the loan, the lender is entitled to convert all or a portion of the loan into common stock of the Company at a rate of $0.58 per share until such time as the Company repays the loan, provided, however, that the Company's investment bankers agree to such conversion.

NOTE 3--SHARE CAPITAL

   A. During the nine month period ended September 30, 1999, the Company issued 91,250 shares of common stock of the Company at $0.805 per share to a consultant of the Company and 21,277 shares at $0.47 per share to a non-affiliated investor.

   B. In February 1999, the Company raised gross proceeds of $955,000 (before issuance expenses) through the issuance of 9,550 shares of Series A preferred stock to 35 accredited investors. At the same time, a $500,000 Secured Convertible Promissory Note provided by the Company to Virtual Acquisition Co. LLC (a company affiliated with principals of Jesup & Lamont, a New York investment bank) on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt. Holders of Series A preferred stock converted their stock into 2,079,862 shares of common stock of Heuristic Development Group, Inc ("HDG") following the Company's merger with a wholly owned subsidiary of HDG on October 29, 1999. (See Footnote 7--Subsequent Events.)

   C. In June and September 1999, the Company raised gross proceeds of $1,032,500 (before issuance expenses) through the issuance of 10,325 shares of Series B preferred stock to 25 accredited investors. Holders of the Series B preferred stock converted their stock into 565,909 shares of common stock of HDG pursuant to the Company's merger with HDG in October 29, 1999. (See Footnote 7--Subsequent Events.)

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


NOTE 4--MERGER AGREEMENT

   On June 3, 1999, the Company ("VCI") entered into a merger agreement with a to-be-formed wholly owned subsidiary (the "SUB") of Heuristic Development Group Inc. ("HDG"), a Delaware corporation whose securities are traded publicly on NASDAQ SmallCap Market (under the symbol "IFIT"). VCI and HDG require, among other things, the approval of their respective shareholders to complete the merger. Upon completing the merger, VCI will become a subsidiary of HDG. Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd. will remain subsidiaries of VCI following the merger. Upon completion of the merger, VCI's shareholders will have the right to exchange their shares in VCI for shares in HDG. Holders of options and warrants to acquire VCI common stock, including individuals who have been granted options under VCI's Stock Option Plans (SOPs) will continue to hold such options/warrants which shall be exercisable under the same terms and conditions as under the SOPs or the warrant agreements, as applicable, provided, however, that upon their exercise of their options/warrants, employees will receive shares of HDG common stock in lieu of shares in VCI pursuant to a precise conversion ratio that was negotiated by VCI and HDG and is defined in the merger agreement. The conversion ratio to be applied to the VCI shares that are the subject of SOP's and warrants is the same ratio to be applied to the receipt by the VCI shareholders of HDG shares in exchange for their shares of VCI following the merger. On October 29, 1999, the merger was completed. (See Note 7B-Subsequent Events.)

NOTE 5--COMMITMENTS

   In May and June 1999, VCI entered into two lease agreements. One agreement is for approximately 5,000 square feet of office space in New York City that serves as the VCI's corporate headquarters and sales, marketing and business development offices. The term of the lease is for five years with monthly rent commencing at approximately $7,500 per month for a total commitment of approximately $550,000 over the course of the term. The other lease is for office space in Jerusalem, Israel at the Jerusalem Technology Park that houses the VCI's subsidiary's operations. The term of the Jerusalem lease is for three years with options to extend the lease for three additional one year terms. The rent is $18,400 per month assuming VCI's subsidiary secures Approved Enterprise status under the laws of the State of Israel, or $22,100 per month in the event VCI's subsidiary does not receive the same, for a total commitment of up to approximately $800,000 over the course of the three year term.

NOTE 6--CONVERTIBLE NOTES

   In September 1999, the Company entered into a Note Purchase Agreement with HDG to issue up to $750,000 12% Senior Convertible Notes (the "Notes") to HDG. $250,000 of such Notes were issued by the Company upon the execution of the Note Purchase Agreement. In the event that VCI does not obtain shareholder approval on or before October 3, 1999 HDG shall not be obligated to acquire the additional $500,000 Notes. The Notes are secured by a Security Agreement pursuant to which HDG's has a security interest in all of VCI's assets which serves as collateral for the Notes and a UCC Financing Statement. All principal plus all accrued interest shall be due and payable on the earlier of (i) the termination of the Merger Agreement between VCI and HDG and, (ii) December 31, 1999 (unless the parties extend the date for execution of the Merger Agreement.)

   The Notes are also convertible at a rate of $1.45 per share in the event the anticipated merger does not close. Pursuant to the Note Purchase Agreement, VCI also granted to HDG certain registration rights for the convertible shares and the shares underlying the Warrant. Pursuant to the Note Purchase Agreement, VCI and HDG also executed an amendment to the Merger Agreement eliminating a number of elements required for

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

closing and stipulating that in the event VCI shareholders do not approve the merger by October 3, 1999, HDG may cancel the Merger Agreement.

   In connection with the Notes, the Company issued to HDG a Warrant exercisable for a period of five years for the purchase of 500,000 shares of its Common Stock. In the event that the merger closes pursuant to the Merger Agreement, the Warrant shall expire immediately. The Warrant is exercisable immediately upon the termination of such merger at a price of $1.45 per share subject to adjustment.

NOTE 7--SUBSEQUENT EVENTS

   A. In early October 1999, VCI sold an additional $500,000 of the 12% Senior Convertible Notes (the "Notes") to HDG pursuant to the Note Purchase Agreement with HDG following VCI securing approval by its shareholders of the Merger with HDG. Upon consummation of the Merger with HDG on October 29, 1999, the Notes were automatically deemed redeemed by the Company and all unpaid principal, together with any accrued but unpaid interest, was added to the "cash value", as such term was defined in the merger agreement between the Company and HDG. In connection with the Notes, the Company issued to HDG a Warrant exercisable for a period of five years for the purchase of 500,000 shares of its Common Stock. The Warrant expired upon the completion of the merger.

   B. On October 29, 1999, the Company merged with a wholly-owned subsidiary (the "SUB") of HDG, a Delaware corporation whose securities were traded publicly on NASDAQ SmallCap Market (under the symbol "IFIT") and became a subsidiary of HDG. Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd. remain as subsidiaries of the Company following the merger. HDG's Board resigned upon the completion of the merger and HDG Shareholders approved a new Board nominated by the Company. HDG's management was replaced by the Company's management and changed its name to Virtual Communities, Inc. VCI's shareholders exchanged their shares in VCI for 12,473,326 shares in HDG, representing 88.62% of the common stock outstanding following the merger. Pursuant to the merger agreement, holders of options and warrants to acquire VCI common stock, including individuals who have been granted options under VCI's Stock Option Plans (SOPs) continue to hold such options/warrants which are exercisable under the same terms and conditions as under the SOPs or the warrant agreements, as applicable, provided, however, that upon their exercise of their options/warrants, holders will receive shares of HDG common stock at a
1.151 for 1 conversion ratio that was negotiated between the Company and HDG. The conversion ratio was applied to the Company's outstanding shares.

   C. On December 14, 1999, the Company received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. The Company made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of the Company's publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. The Company has agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants. Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

shall be permitted. The Company paid approximately $50,000 in financial advisory consultant fees related to the closing of the first tranche of the private placement offering. The Company expects to continue the private placement offering to accredited investors in subsequent tranches through the first quarter of 2000, up to an aggregate amount of $5 million, on terms substantially similar to the first tranche. The terms and conditions of the private placement offering were duly authorized by the Company's Board of Directors as being reasonable and in the best interests of the Company, with particular regard to the Company's need for operating capital and the limited availability of other reasonable financing alternatives.

   D. In October 1999, the Company issued a three year warrant exercisable into 160,206 shares of Common Stock at an exercise price of $2.10 per share to Jesup & Lamont Capital Markets, Inc. as partial consideration for services rendered by it to the Company in connection with the Company's merger with HDG.

   E. In December 1999, the Company agreed to issue a three year warrant exercisable into 120,000 shares to Venture Capital USA, Inc. in connection with certain financial consulting services provided to the Company. The exercise price shall be $2.46 per share.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   The Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

   In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

Item 25. Other Expenses of Issuance and Distribution.

   All expenses other than the Commission's filing fees are estimated.

                                                                        Amount
                                                                        -------
   SEC Registration Fee................................................ $ 6,100
   Printing Fees and Expenses..........................................  15,000
   Accounting Fees and Expenses........................................  20,000
   Legal Fees and Expenses.............................................  25,000
   Miscellaneous Expenses..............................................   5,000
                                                                        -------
     Total............................................................. $71,100

Item 26. Recent Sales of Unregistered Securities.

   In December 1996, the company issued 20 units, each unit consisting of a note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share to accredited investors for an aggregate purchase price of $1,000,000.

   The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. D.H. Blair Investment Banking Corp. acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the registrant paid sales commissions in the aggregate amount of $100,000 and a non-accountable expense allowance in the aggregate amount of $30,000.

   On December 14, 1999, the Company received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. The Company made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of the Company's publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. The Company has agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants. Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities shall be permitted. The Company paid approximately $50,000 and issued warrants exercisable for 120,000 shares of common stock on the same terms and conditions as the warrants issued in the private placement as financial advisory consultant fees related to the closing of the first tranche of the private placement offering. The Company expects to continue the private placement offering to accredited investors in subsequent tranches through the first quarter of 2000, up to an aggregate amount of $5 million, on terms substantially similar to the first tranche. The terms and conditions of the private placement offering were duly authorized by the Company's Board of Directors as being reasonable and in the best interests of the Company, with particular regard to the Company's need for operating capital and the limited availability of other reasonable financing alternatives.

   The purchasers of the first tranche of the private placement described above were Paul and Hannah Lindenblatt, the sister and brother-in-law of Avi Moskowitz, the Company's chairman of the Board, President and Chief Executive Officer. The purchasers are not involved in the management or control of the Company nor are they otherwise affiliated with the Company or its management, and their respective holdings of common stock after such purchase represent in the aggregate less than 5% of outstanding shares of the Company's common stock. The sale of the first tranche of the private placement to the purchasers was made without regard to any familial relationship, at arms length, on the same terms and conditions of the private placement offering to other accredited investors.

   In October 1999, the Company issued a three year warrant exercisable into 160,206 shares of Common Stock at an exercise price of $2.10 per share to Jesup & Lamont Capital Markets, Inc. as partial consideration for services rendered by it to the Company in connection with the Company's merger with HDG.

   In December 1999, the Company agreed to issue a three year warrant exercisable into 120,000 shares to Venture Capital USA, Inc. in connection with certain financial consulting services provided to the Company at an exercise price of $2.46 per share.

Item 27. Exhibits.

    (a) The following is a list of Exhibits filed herewith as a part of this Registration Statement:

 Exhibit No. Description of document
 ----------- -----------------------
 2(1)        Agreement and Plan of Merger between Heuristic Development Group and Virtual Communities dated June 2, 1999, as filed with the
             Commission as Exhibit 2.1 to Heuristic Development Group's Form
             10-Q for the quarter ended on June 30, 1999, is incorporated by reference.
 2(2)        Amendment to Agreement and Plan of Merger between Heuristic
             Development Group and Virtual Communities, dated September 8,
             1999, as filed with the Commission as Annex L to Heuristic
             Development Group's Registration Statement on Form S-4 Amendment
             No. 1 (File No. 333-87373), is incorporated by reference.
 2(3)        Amendment No. 2 to Agreement and Plan of Merger between Heuristic
             Development Group and Virtual Communities, dated October 29, 1999, as filed with the Commission as Exhibit 2(3) to Virtual
             Communities, Inc.'s Registration Statement on Form SB-2 Amendment
             No. 1 filed on January 4, 2000, is incorporated by reference.
 3(1)        Certificate of Incorporation of Heuristic Development Group, as
             amended, as filed with the Commission as Exhibit XI to Appendix A to Heuristic Development Group's Registration Statement on Form S-
             4 Amendment No. 1 filed on September 30, 1999 (File No. 333-
             87373), is incorporated by reference.
 3(2)        Bylaws of Heuristic Development Group, as amended, as filed with the Commission as Exhibit XII to Appendix A to Heuristic
             Development Group's Registration Statement on Form S-4 Amendment
             No. 1 filed on September 30, 1999 (File No. 333-87373), is incorporated by reference.
 5(1)        Opinion of Wuersch & Gering, LLP.
 10(1)       Software License and Support Agreement between iMediation Inc. and
             Virtual Communities, dated December 30, 1999, as filed with the
             Commission as Exhibit 10(1) to Virtual Communities, Inc.'s
             Registration Statement on Form SB-2 Amendment No. 1 filed on
             January 4, 2000, is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(2)(a)    Partner Agreement between Intershop Communications, Inc. and
             Virtual Communities, dated September 30, 1999, as filed with the
             Commission as Exhibit 10(2)(a) to Virtual Communities, Inc.'s
             Registration Statement on Form SB-2 Amendment No. 1 filed on
             January 4, 2000, is incorporated by reference.
 10(2)(b)    Professional Services Agreement between Intershop Communications,
             Inc. and Virtual Communities, dated September 30, 1999, as filed with the Commission as Exhibit 10(2)(b) to Virtual Communities,
             Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.
    10(3)    Agreement between Jewish Telegraphic Agency, Inc. and Virtual
             Jerusalem, dated September, 1996, filed with the Commission as
             Exhibit 10(1) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
    10(4)    Letter Agreement between Continental Airlines, Inc. and Virtual
             Communities, Inc. dated May 18, 1999, as filed with the Commission as Exhibit (10)2 to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
    10(5)    Agreement between Jewish Television Network and Virtual Jerusalem,
             Ltd. dated March 23, 1997, as filed with the Commission as Exhibit
             10(3) to Heuristic Development Group's Registration Statement on
             Form S-4 on September 17, 1999 (File No. 333-87373), is
             incorporated by reference.
    10(6)    Agreement between Matthew Album and Virtual Communities, Inc., dated March 2, 1998, as filed with the Commission as Exhibit 10(4)
             to Heuristic Development Group's Registration Statement on Form S-
             4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.
    10(7)    Agreement between Haaretz Daily Newspaper Ltd. and Virtual
             Communities, Inc., dated July 15, 1998, as filed with the
             Commission as Exhibit 10(5) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
    10(8)    Netgravity Adserver License Agreement between Netgravity, Inc. and
             Virtual Communities dated June 30, 1999, as filed with the
             Commission as Exhibit 10(6) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
    10(9)    Software License Agreement between Cortext Ltd. and Planet
             Communications Ltd., on the one hand, and Virtual Communities,
             Inc., on the other hand, dated July 16, 1999, as filed with the
             Commission as Exhibit 10(7) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
   10(10)    Web Design and Development Agreement between VCI Community
             Solutions, Inc. and Tromaville.com, Inc., dated August 6, 1999, as filed with the Commission as Exhibit 10(8) to Heuristic
             Development Group's Registration Statement on Form S-4 on
             September 17, 1999 (File No. 333-87373), is incorporated by reference.
   10(11)    Frontier Global Center, Inc. Master Service Agreement between
             Frontier GlobalCenter, Inc. and Virtual Communities dated March
             15, 1998, as filed with the Commission as Exhibit 10(9) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.
   10(12)    Financial Services Agreement between Virtual Communities, Inc. and
             Virtual Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(10) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.
   10(13)    Cost Plus Agreement between Virtual Communities, Inc. and Virtual
             Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(11) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
   10(14)    Lease Agreement between Allied Investments Ltd., as Lessor, and
             Virtual Jerusalem, as Lessee, dated December 29, 1998, as filed with the Commission as Exhibit 10(12) to Heuristic Development
             Group's Registration Statement on Form S-4 on September 17, 1999
             (File No. 333-87373), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(15)      Letter Guarantee to Allied Investments from Israel General Bank
             Ltd.. dated December 23, 1998, as filed with the Commission as
             Exhibit 10(13) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(16)      Lease Agreement between J.T.P. The Jerusalem Technology Park Ltd., as Lessor, and Virtual Communities Israel, Ltd., as Lessee, dated
             May 19, 1999, as filed with the Commission as Exhibit 10(14) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(17)      Letter Guarantee to J.T.P. The Jerusalem Technology Park Ltd. from
             Israel General Bank Ltd.. dated August 16, 1999, as filed with the
             Commission as Exhibit 10(15) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(18)      Lease Agreement between Eighth Avenue Loft Associates and Virtual
             Communities, Inc. dated June 14, 1999, as filed with the
             Commission as Exhibit 10(16) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(19)      Employment Agreement between Deborah Gaines and Virtual
             Communities, dated October 25, 1999, as filed with the Commission as Exhibit 10(19) to Virtual Communities, Inc.'s Registration
             Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.
 10(20)      Employment Agreement between Avi Moskowitz and Virtual
             Communities, Inc. dated June 1, 1999, as filed with the Commission as Exhibit 10(17) to Heuristic Development Group's Registration
             Statement on Form S-4 on September 17, 1999 (File No. 333-87373),
             is incorporated by reference.
 10(21)      Employment Agreement between Michael Harwayne and Virtual
             Communities, Inc. dated February, 1999, as filed with the
             Commission as Exhibit 10(18) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(22)      Employment Agreement between Mark McCourt and Virtual Communities,
             Inc. dated February, 1999, as filed with the Commission as Exhibit
             10(19) to Heuristic Development Group's Registration Statement on
             Form S-4 on September 17, 1999 (File No. 333-87373), is
             incorporated by reference.
 10(23)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-15, between Virtual Communities and Avi Moskowitz dated
             December 31, 1998, as filed with the Commission as Exhibit 10(20)
             to Heuristic Development Group's Registration Statement on Form S-
             4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(24)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-17, between Virtual Communities and Avi Moskowitz dated
             June, 1998, as filed with the Commission as Exhibit 10(21) to
             Heuristic Development Group's Registration Statement on Form S-4
             on September 17, 1999 (File No. 333-87373), is incorporated by reference.
 10(25)      Warrants to Purchase Shares of Common Stock of Virtual
             Communities, Inc. Nos. W-14, W-25 and W-26 between Virtual
             Communities and David Morris dated June, 1998, as filed with the
             Commission as Exhibit 10(22) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(26)      1997 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(23) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(27)      1998 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(24) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.
 10(28)      1999 Stock Option Plan of Virtual Communities, as filed with the
             Commission as Exhibit 10(25) to Heuristic Development Group's
             Registration Statement on Form S-4 on September 17, 1999 (File No.
             333-87373), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(29)      1996 Stock Option Plan of Heuristic Development Group, as filed with the Commission as Exhibit 10.1 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.
 10(30)      Escrow Agreement among Heuristic Development Group, American Stock
             Transfer & Trust Company, and shareholders of Heuristic
             Development Group, , as filed with the Commission as Exhibit 10.2 to Heuristic Development Group's Registration Statement on Form
             SB-2 filed on December 11, 1996 (File No. 333-17635), is
             incorporated by reference.
 10(31)      Form of Indemnification Agreement, as filed with the Commission as
             Exhibit 10.3 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(32)      Assignment dated August 22, 1994 between Nautilus Group Japan,
             Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit 10.4 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(33)      Exclusive Distribution License Agreement dated June 1995 between
             Nautilus Group Japan, Ltd. and Heuristic Development Group, as
             filed with the Commission as Exhibit 10.5 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.
 10(34)      Letter Agreement dated November 27, 1996 between Nautilus Group
             Japan, Ltd. and Heuristic Development Group, as filed with the
             Commission as Exhibit 10.6 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
 10(35)      Office Lease dated August 1, 1996 between Paulistic Productions and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.7 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(36)      Retainer Agreement dated August 16, 1994 between TransPac Software and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.8 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 10(37)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development and Steven R. Gumins, as filed with the
             Commission as Exhibit 10.9 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
 10(38)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development Group and Deborah E. Griffin, as filed with the Commission as Exhibit 10.10 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
 10(39)      Conversion Agreement between Heuristic Development Group and holders of Indebtedness, as filed with the Commission as Exhibits
             10.11 and 10.12 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.
 21(1)       List of Subsidiaries, as filed with the Commission as Exhibit
             21(1) to Virtual Communities, Inc.'s Registration Statement on
             Form SB-2 Amendment No. 1 filed on January 4, 2000, is
             incorporated by reference.
 23(1)       Consent of Arthur Andersen, LLP.

 Exhibit No. Description of document
 ----------- -----------------------
 23(2)       Consent of Richard A. Eisner & Company, LLP.
 23(3)       Consent of Wuersch & Gering, LLP (see Exhibit 5(1)).
 24(1)       Certified resolutions of the Board of Directors of Virtual
             Communities, Inc., taken at a special meeting of the Board held
             December 16, 1999, appointing Avi Moskowitz as attorney in fact for the filing of the company's Registration Statement on Form SB-
             2, as filed with the Commission as Exhibit 24(1) to Virtual
             Communities, Inc.'s Registration Statement on Form SB-2 Amendment
             No. 1 filed on January 4, 2000, is incorporated by reference.

Item 28. Undertakings.

   (a) (a) Heuristic Development Group hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Heuristic Development Group pursuant to the foregoing provisions, or otherwise, Heuristic Development Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by Heuristic Development Group of expenses incurred or paid by a director, officer or controlling person of Heuristic Development Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Heuristic Development Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 13, 2000.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By: /s/ Avi Moskowitz
                                          Name: Avi Moskowitz
                                          Title: President, Chief Executive
                                           Officer and
                                              Chairman of the Board

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Title                  Date
             ---------                         -----                  ----

       /s/ Avi Moskowitz             President, Chief Executive January 13, 2000
____________________________________  Officer and Chairman of
           Avi Moskowitz              the Board

    /s/ Jonathan W. Seybold          Director                   January 13, 2000
____________________________________
        Jonathan W. Seybold


        /s/ David Morris             Director                   January 13, 2000
____________________________________
            David Morris

        /s/ Peter Jacobs             Director                   January 13, 2000
____________________________________
            Peter Jacobs

         /s/ Fred Lafer              Director                   January 13, 2000
____________________________________
             Fred Lafer

         /s/ Ellen Cohl              Chief Financial and        January 13, 2000
____________________________________   Accounting Officer
             Ellen Cohl